                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                          WYMAN-GORDON COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:
        Common Stock, par value $1.00 per share, of Wyman-Gordon Company
        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:
        601,314 shares of Common Stock
        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        $20.00 per share in cash-out merger
        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:
        $12,026,280
        ------------------------------------------------------------------------
    (5) Total fee paid:
        $2,405
        ------------------------------------------------------------------------

/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                              WYMAN-GORDON COMPANY
                              244 WORCESTER STREET
                                 P.O. BOX 8001
                    NORTH GRAFTON, MASSACHUSETTS 01536-8001

                                                               December 23, 1999

Dear Stockholder:

    You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Wyman-Gordon Company (the "Company") at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109, on Wednesday, January 12, 2000, at 10:00 a.m., local time. At the Special Meeting, you will be asked to consider and approve the merger of WGC Acquisition Corp. (the "Purchaser"), a wholly owned subsidiary of Precision Castparts Corp. ("PCC"), with and into the Company (the "Merger"), pursuant to an Agreement and Plan of Merger dated as of May 17, 1999 (the "Merger Agreement"). Upon consummation of the Merger, each share of the Company's common stock will be converted into the right to receive $20.00 in cash, without interest.

    The Merger is the second and final step of the acquisition of the Company by PCC. The first step was a tender offer by the Purchaser for all of the outstanding shares of the Company's common stock at a price of $20.00 per share (the "Offer"). The Purchaser purchased 35,385,078 shares pursuant to the Offer and owns approximately 98.33% of the outstanding shares.

    The affirmative vote of holders of two-thirds of the shares of the Company's common stock outstanding and entitled to vote at the Special Meeting is necessary to approve the Merger Agreement. The Purchaser owns a sufficient number of shares to assure approval of the Merger Agreement at the Special Meeting and intends to vote all of its shares in favor of the Merger Agreement. As a result, the affirmative vote of any other stockholder will not be required to approve the Merger Agreement.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AND DECLARED THE MERGER ADVISABLE AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS APPROVE THE MERGER AGREEMENT. Among the factors considered by the Board in evaluating the Merger was the opinion dated May 17, 1999 of Goldman, Sachs & Co., the Company's financial advisor, which provides that as of such date, the cash consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger was fair from a financial point of view to such stockholders. The written opinion of Goldman, Sachs & Co. is attached as APPENDIX B to the enclosed Proxy Statement and should be read carefully and in its entirety by stockholders.

    The enclosed Proxy Statement provides you with a summary of the Merger and additional information about the parties involved. If the Merger Agreement is approved by the requisite holders of the Company's common stock, the closing of the Merger will occur as soon after the Special Meeting as all of the other conditions to the closing of the Merger are satisfied.

    PLEASE GIVE ALL OF THIS INFORMATION YOUR CAREFUL ATTENTION. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED. THIS WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU SUBSEQUENTLY CHOOSE TO ATTEND THE SPECIAL MEETING.

                                          Sincerely,
                                          /s/ Wallace F. Whitney, Jr.

                                          WALLACE F. WHITNEY, JR.
                                          Vice President

                              WYMAN-GORDON COMPANY
                              244 WORCESTER STREET
                                 P.O. BOX 8001
                    NORTH GRAFTON, MASSACHUSETTS 01536-8001

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON WEDNESDAY, JANUARY 12, 2000

To the Stockholders of
Wyman-Gordon Company:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Wyman-Gordon Company, a Massachusetts corporation (the "Company"), will be held at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, on Wednesday, January 12, 2000, at 10:00 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of May 17, 1999 (the "Merger Agreement"), by and among the Company, Precision Castparts Corp., an Oregon corporation ("PCC"), and WGC Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of PCC (the "Purchaser"), providing for the merger of the Purchaser with and into the Company (the "Merger"), with the Company being the surviving corporation. As a result of the Merger, the Company will become a wholly owned subsidiary of PCC and each share of the Company's common stock, par value $1.00 per share (each a "Share" and collectively, the "Shares"), other than Shares held by the Company, its subsidiaries, the Purchaser and dissenting stockholders who perfect their appraisal rights, will be converted automatically into the right to receive $20.00 in cash, without interest. A copy of the Merger Agreement is attached as APPENDIX A to the accompanying Proxy Statement; and

    2. To transact such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

    The Company's Board of Directors has fixed the close of business on December 16, 1999 as the record date for the Special Meeting. Accordingly, only stockholders of record on such date will be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. A form of proxy and a Proxy Statement containing more detailed information with respect to matters to be considered at the Special Meeting accompany and form a part of this notice.

    Approval of the Merger Agreement requires the affirmative vote of holders of two-thirds of the Shares outstanding and entitled to vote at the Special Meeting. The Purchaser owns a sufficient number of Shares to approve the Merger Agreement without the affirmative vote of any other stockholder and intends to vote all of its Shares in favor of the Merger Agreement. Nevertheless, whether or not you plan to attend the Special Meeting, you are asked to promptly complete, sign, date and return the enclosed proxy in order to assure representation of your Shares.

    If the Merger Agreement is approved and the Merger becomes effective, any holder of Shares (i) who files with the Company, before the taking of the vote on the approval of the Merger Agreement, written objection to the proposed Merger stating that he or she intends to demand payment for his or her Shares if the Merger Agreement is approved, and (ii) whose Shares are not voted in favor of the Merger Agreement, has or may have the right to demand in writing from the Company, within 20 days after the date of mailing to him or her of notice in writing that the Merger has become effective, payment for his or her Shares and an appraisal of the value thereof. The Company and any such stockholder shall in such cases have the rights and duties and shall follow the procedures set forth in Sections 85 to 98, inclusive, of Chapter 156B of the Massachusetts General Laws. See "Appraisal Rights" in the accompanying Proxy Statement and the full text of Sections 85 to

98, inclusive, of Chapter 156B of the Massachusetts General Laws, which is attached as APPENDIX C to the accompanying Proxy Statement, for a description of the rights of dissenting stockholders and the procedure required to be followed to perfect such rights.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          WALLACE F. WHITNEY, JR.
                                          Clerk

December 23, 1999

    PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF THE PROXY IS MAILED WITHIN THE UNITED STATES. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

    THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                              WYMAN-GORDON COMPANY
                              244 WORCESTER STREET
                                 P.O. BOX 8001
                    NORTH GRAFTON, MASSACHUSETTS 01536-8001
                                 (508) 839-4441
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                        SPECIAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON WEDNESDAY, JANUARY 12, 2000

                                  INTRODUCTION

    This Proxy Statement is being furnished to holders of shares of common stock, par value $1.00 per share (the "Shares"), of Wyman-Gordon Company, a Massachusetts corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting of Stockholders to be held at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, on Wednesday, January 12, 2000, at 10:00 a.m., local time, and any adjournments or postponements thereof (the "Special Meeting"). The purpose of the Special Meeting is for the Company's stockholders to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of May 17, 1999, by and among the Company, Precision Castparts Corp., an Oregon corporation ("PCC"), and WGC Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of PCC (the "Purchaser"), providing for the merger of the Purchaser with and into the Company (the "Merger"), with the Company being the surviving corporation (the "Surviving Corporation"). The Board of Directors has fixed the close of business on December 16, 1999 as the record date for the Special Meeting. Accordingly, only stockholders of record on such date will be entitled to notice of and to vote at the Special Meeting. This Proxy Statement is first being mailed to the Company's stockholders on or about December 23, 1999.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

    Q: WHAT WILL HAPPEN IN THE MERGER?

    A: Upon consummation of the Merger, the Purchaser will be merged with and into the Company and stockholders, other than the Company, its subsidiaries, the Purchaser and dissenting stockholders who perfect their appraisal rights, will receive a cash payment of $20.00, without interest, for each of their Shares.

    Q: WHO WILL OWN THE COMPANY AFTER THE MERGER?

    A: After the Merger, PCC will own all of the outstanding Shares of the Company.

    Q: WHY HAS THE MERGER BEEN PROPOSED?

    A: The Merger is the second step in a two-part transaction, the purpose of which is the acquisition by PCC of the entire equity interest in the Company. The first step was a tender offer for all of the outstanding Shares which was consummated by the Purchaser on November 24, 1999 (the "Offer"). Pursuant to the Offer, the Purchaser purchased 35,385,078 Shares and owns approximately 98.33% of the outstanding Shares.

    Q: WHAT VOTE IS REQUIRED TO APPROVE THE MERGER AGREEMENT?

    A: Approval of the Merger Agreement requires the affirmative vote of holders of two-thirds of the Shares outstanding and entitled to vote at the Special Meeting. THE PURCHASER OWNS A SUFFICIENT NUMBER OF SHARES TO ASSURE APPROVAL OF THE MERGER AGREEMENT AND INTENDS TO VOTE ALL OF ITS SHARES IN FAVOR OF THE MERGER AGREEMENT. AS A RESULT, NO OTHER STOCKHOLDER WILL NEED TO VOTE "FOR" THE PROPOSAL FOR THE MERGER AGREEMENT TO BE APPROVED. Nevertheless, we urge you to complete the enclosed proxy card to assure the representation of your Shares at the Special Meeting.

    Q: WHAT WILL I RECEIVE IN THE MERGER?

    A: As a stockholder of the Company, you will receive $20.00 in cash, without interest, for each Share that you own. This is the "Merger Consideration." For example, if you own 100 Shares, upon consummation of the Merger, you will receive $2,000 in cash.

    Q: IF THE MERGER IS CONSUMMATED, WHEN CAN I EXPECT TO RECEIVE THE MERGER CONSIDERATION FOR MY SHARES?

    A: Promptly after the Merger is consummated, you will receive detailed instructions regarding the surrender of your Share certificates. You should not send your Share certificates to the Company or anyone else until you receive these instructions. PCC will send payment of the Merger Consideration to you as promptly as practicable following receipt of your Share certificates and other required documents.

    Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

    A: We expect the Merger to be consummated during the first calendar quarter of 2000.

    Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

    A: The receipt of the Merger Consideration by you will be a taxable transaction for federal income tax purposes. To review the tax consequences to you in greater detail, see page 30. Your tax consequences will depend on your personal situation. You should consult your tax advisors for a full understanding of the tax consequences of the Merger to you.

    Q: UPON WHAT AM I BEING ASKED TO VOTE?

    A: You are being asked to approve the Merger Agreement, which provides for, among other things, the Merger. After the Merger, the Company, as the Surviving Corporation, will be a wholly owned subsidiary of PCC, and you will no longer own an equity interest in the Surviving Corporation. The Company's Board of Directors has unanimously approved the Merger Agreement and recommends that you vote "FOR" the approval of the Merger Agreement.

    Q: WHAT DO I NEED TO DO NOW?

    A: This Proxy Statement contains important information regarding the Merger and the Merger Agreement, as well as information about the Company and PCC. It also contains important information about what the Company's Board of Directors considered in evaluating the Offer and the Merger. We urge you to read this Proxy Statement carefully, including its Appendices and Exhibits. You may also want to review the documents referenced under "Where You Can Find More Information."

    Q: HOW DO I VOTE?

    A: Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible, so that your Shares will be represented at the Special Meeting. The

Special Meeting will take place at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, on Wednesday, January 12, 2000, at 10:00 a.m., local time. You may attend the Special Meeting and vote your Shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the Special Meeting and either change your vote or attend the Special Meeting and vote in person.

    Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE
     MY SHARES FOR ME?

    A: Your broker will vote your Shares only if you provide instructions on how to vote. You should instruct your broker how to vote your Shares, following the directions your broker provides. If you do not provide instructions to your broker, your Shares will not be voted and they will be counted as votes against the proposal to approve the Merger Agreement.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

    If you would like additional copies of this document, or if you would like to ask any additional questions about the Merger, you should contact:

WYMAN-GORDON COMPANY
244 Worcester Street
P.O. Box 8001
North Grafton, MA 01536-8001
(508) 839-4441
Attention: Clerk

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

    This Proxy Statement, including through the incorporation by reference of certain documents in this Proxy Statement, and other statements made from time to time by the Company, PCC, the Purchaser, or their affiliates or representatives contain certain forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the Company, PCC and the Purchaser and members of their respective management teams, as well as the assumptions on which such statements are based. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management of the Company, PCC and the Purchaser that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the risks discussed herein and: (i) the ability to successfully negotiate long-term contracts with customers and raw materials suppliers at favorable prices and other acceptable terms; (ii) the ability to obtain required raw materials to supply customers on a timely basis; (iii) the cyclical nature of the aerospace industry and general industrial cycles; (iv) the relative success of entry into new markets; (v) competitive pricing; (vi) relations with employees; (vii) the ability to manage operating costs and to integrate acquired businesses in an effective manner; (viii) governmental regulations and environmental matters; (ix) risks associated with international operations and world economies; (x) timely, effective and cost-efficient introduction of hardware and software to address the Year 2000 issue; and (xi) implementation of new technologies. The Company, PCC and the Purchaser undertake no obligation to update or revise forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or changes in future operating results over time.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SUMMARY.....................................................      1
  The Merger................................................      1
  Parties to the Merger.....................................      1
  Background of the Merger..................................      1
  Recommendation of the Board of Directors..................      2
  Opinion of Financial Advisor..............................      2
  Method of Accounting......................................      3
  The Special Meeting.......................................      3
  Record Date and Voting Power..............................      3
  Quorum and Vote Required..................................      3
  Proxies, Voting and Revocation............................      3
  Effective Time............................................      3
  Exchange of Certificates..................................      4
  Conditions to the Merger..................................      4
  Termination and Amendment of the Merger Agreement.........      4
  Prohibition of Solicitation...............................      4
  Appraisal Rights of Dissenting Stockholders...............      5
  Federal Income Tax Consequences...........................      5
  Regulatory and Other Approvals............................      5
  Source and Amount of Funds................................      5

THE MERGER AND RELATED TRANSACTIONS.........................      6
  General...................................................      6
  Background of the Merger..................................      6
  Recommendation of the Board of Directors and Reasons for
    the Merger..............................................      9
  Opinion of Financial Advisor..............................     10
  Structure of the Merger...................................     15
  Method of Accounting......................................     15
  Amendment and Termination of Shareholder Rights
    Agreement...............................................     15
  Certain Effects of the Merger.............................     15
  Conduct of Business Following the Merger..................     15
  Executive Severance Agreements............................     15

THE SPECIAL MEETING.........................................     18
  Date, Time and Place of the Special Meeting...............     18
  Purpose of the Special Meeting............................     18
  Record Date and Voting Power..............................     18
  Quorum and Vote Required..................................     18
  Proxies, Voting and Revocation............................     18
  Solicitation of Proxies and Expenses......................     19

TERMS OF THE MERGER.........................................     20
  Effective Time............................................     20
  Conversion of Shares Pursuant to the Merger...............     20
  Exchange of Certificates..................................     20
  Conditions to the Merger..................................     21
  Termination of the Merger Agreement.......................     21
  Board of Directors........................................     21
  Prohibition of Solicitations..............................     22

                                                                PAGE
                                                              --------
  Expenses; Liquidated Amount...............................     23
  Treatment of Stock Options................................     24
  Termination of Employee Stock Purchase Plan...............     24
  Certain Employee Benefits.................................     24
  Indemnification...........................................     25
  Representations and Warranties............................     26
  Waiver and Amendment......................................     26

APPRAISAL RIGHTS............................................     28

FEDERAL INCOME TAX CONSEQUENCES.............................     30

REGULATORY AND OTHER APPROVALS..............................     30

INFORMATION CONCERNING THE COMPANY..........................     31

INFORMATION CONCERNING THE PURCHASER AND PCC................     31

SOURCE AND AMOUNT OF FUNDS..................................     31

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL
OWNERS......................................................     33

MARKET PRICES AND DIVIDENDS.................................     34

SELECTED FINANCIAL INFORMATION..............................     35

INDEPENDENT ACCOUNTANTS.....................................     37

STOCKHOLDER PROPOSALS.......................................     37

OTHER MATTERS...............................................     37

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............     37

WHERE YOU CAN FIND MORE INFORMATION.........................     38

APPENDICES

    Appendix A-- Agreement and Plan of Merger

    Appendix B-- Opinion of Financial Advisor

    Appendix C-- Sections 85 to 98, inclusive, of Chapter
                156B of the Massachusetts General Laws

EXHIBIT I  Annual Report on Form 10-K of Wyman-Gordon
           Company for the fiscal year ended May 31, 1999

EXHIBIT II  Quarterly Report on Form 10-Q of Wyman-Gordon
            Company for the quarterly period ended
            August 31, 1999

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER, AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT IN ITS ENTIRETY, AS WELL AS THE ADDITIONAL DOCUMENTS TO WHICH WE REFER YOU, INCLUDING THE MERGER AGREEMENT. SEE "WHERE YOU CAN FIND MORE INFORMATION" (PAGE 38).

THE MERGER (PAGE 6)

    Pursuant to the Merger Agreement, the Purchaser will be merged with and into the Company, with the Company being the Surviving Corporation. As a result of the Merger, the Company will become a wholly owned subsidiary of PCC and each then outstanding Share, other than Shares held by the Company, its subsidiaries, the Purchaser and dissenting stockholders who perfect their appraisal rights, will, by virtue of the Merger and without any further action on the part of the holder thereof, be converted automatically into the right to receive $20.00 in cash, without interest.

    After the consummation of the Merger, holders of Shares will have no continuing equity interest in, and will not share in future earnings, dividends or growth, if any, of, the Surviving Corporation.

PARTIES TO THE MERGER (PAGE 31)

    WYMAN-GORDON COMPANY. The Company, a Massachusetts corporation, is a leading manufacturer of high-quality, technologically advanced forging and investment casting components for the commercial aviation, commercial power and defense industries. The principal executive offices of the Company are located at 244 Worcester Street, P.O. Box 8001, North Grafton, Massachusetts 01536-8001 and the telephone number of such offices is (508) 839-4441.

    WGC ACQUISITION CORP. The Purchaser is a Massachusetts corporation recently formed by PCC for the purpose of facilitating the Offer and the Merger. The principal executive offices of the Purchaser are located at 4650 SW Macadam Avenue, Suite 440, Portland, Oregon 97201 and the telephone number of such offices is (503) 417-4800.

    PRECISION CASTPARTS CORP. PCC, an Oregon corporation, is a manufacturer of complex metal components and products and the market leader in manufacturing large, complex structural investment castings. The principal executive offices of PCC are located at 4650 SW Macadam Avenue, Suite 440, Portland, Oregon 97201 and the telephone number of such offices is (503) 417-4800.

BACKGROUND OF THE MERGER (PAGE 6)

    In January 1999, the Company began to actively consider strategic alternatives, including a potential sale of the Company. On January 13, 1999, PCC's financial advisor met with representatives of the Company to express PCC's interest in discussing the possibility of a business combination with the Company and to request a face-to-face meeting between PCC's and the Company's executives, which meeting occurred later that month. On February 4, 1999, PCC sent a letter to the Company indicating PCC's continued interest in pursuing a possible business combination with the Company. Following the receipt of this letter from PCC, the Company accelerated its review of various strategic alternatives. At the March 17, 1999 meeting of the Company's Board of Directors, the Board considered several strategic alternatives and authorized management to pursue, among other things, a potential sale of the Company. Following the Board Meeting, Goldman, Sachs & Co. ("Goldman Sachs"), the Company's financial advisor, contacted six potential bidders, including PCC. Four of the potential bidders, including PCC, entered into confidentiality agreements with the Company. During April 1999, representatives from these companies conducted due diligence and attended presentations by management of the Company concerning the Company's business and operations.

    On April 28, 1999, Goldman Sachs invited three of the bidders to submit final binding proposals to acquire the Company. On May 10, 1999, the Company received responses from two bidders: (i) PCC, who proposed to acquire all of the outstanding Shares at a price of $18.75 per Share in cash subject to a number of conditions and (ii) another bidder, who indicated an interest in acquiring all of the outstanding Shares at a price per Share in cash below PCC's bid. Following receipt of the bids, the Company's and PCC's legal and financial advisors engaged in negotiations regarding the Merger Agreement and certain related matters. As a result of these negotiations, PCC agreed to increase its proposed purchase price to $20.00 per Share in cash. On May 13, 1999, the Company's Board of Directors decided to pursue the potential acquisition with PCC, and on May 15, 1999, the Board approved the Merger Agreement and the transactions contemplated thereby. On May 17, 1999, PCC, the Purchaser and the Company executed the Merger Agreement. Pursuant to the terms of the Merger Agreement, on May 21, 1999, the Purchaser commenced its offer to purchase all of the outstanding Shares at $20.00 per Share, net to the seller in cash.

    In connection with the review by the Federal Trade Commission (the "FTC") of the transactions contemplated by the Merger Agreement, the Company and PCC entered into an Agreement Containing Consent Orders with the FTC pursuant to which the Company and PCC agreed to divest the Company's large cast parts operations located in Groton, Connecticut and its titanium casting operations located in Albany, Oregon. Following its approval of the Agreement Containing Consent Orders, the FTC permitted the Offer to proceed and, on November 24, 1999, at 12:00 midnight, New York City time, the Offer expired. Pursuant to the Offer, the Purchaser accepted for payment and paid for 35,385,078 Shares.

    Immediately following consummation of the Offer, PCC exercised its right under the Merger Agreement to designate that number of directors of the Company's Board of Directors that would cause the percentage of the Company's directors designated by PCC to equal the percentage of outstanding Shares held by the Purchaser. Until the consummation of the Merger, the Company will have two directors, David P. Gruber and Warner S. Fletcher, who were directors of the Company as of the date of the Merger Agreement (the "Independent Directors").

RECOMMENDATION OF THE BOARD OF DIRECTORS (PAGE 9)

    After an evaluation of business, financial and market factors and consultation with its legal and financial advisors, at a meeting of the Company's Board of Directors held on May 15, 1999, prior to the commencement and consummation of the Offer, the Board (all of whose members were unaffiliated with PCC and the Purchaser on that date) determined that the Merger was fair to and in the best interests of the Company and its stockholders, unanimously approved and declared the advisability of the Merger Agreement and the transactions contemplated thereby and unanimously voted to recommend that the Company's stockholders approve the Merger Agreement.

OPINION OF FINANCIAL ADVISOR (PAGE 10)

    On May 17, 1999, Goldman Sachs delivered its written opinion to the Board of Directors of the Company that, as of the date of such opinion, the $20.00 per Share in cash to be received by holders of Shares in the Offer and the Merger was fair from a financial point of view to such holders.

    THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED MAY 17, 1999, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX B AND IS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. THE OPINION OF GOLDMAN SACHS DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY HOLDER OF SHARES SHOULD VOTE WITH RESPECT TO THE MERGER. YOU SHOULD READ THE OPINION IN ITS ENTIRETY.

METHOD OF ACCOUNTING (PAGE 15)

    The Merger will be accounted for under the purchase method of accounting.

THE SPECIAL MEETING (PAGE 18)

    The Special Meeting will be held at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, on Wednesday, January 12, 2000, at 10:00 a.m., local time. At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve the Merger Agreement.

RECORD DATE AND VOTING POWER (PAGE 18)

    The Board of Directors of the Company has fixed the close of business on December 16, 1999 as the record date (the "Record Date") for determining stockholders entitled to notice of and to vote at the Special Meeting. On the Record Date, the Company had 35,986,392 outstanding Shares held by approximately 505 stockholders of record. The Company has no other class of voting securities outstanding. Stockholders of record on the Record Date will be entitled to one vote per Share on any matter that may properly come before the Special Meeting and any adjournment or postponement thereof.

QUORUM AND VOTE REQUIRED (PAGE 18)

    Massachusetts law and the Company's Restated Articles of Organization and Amended and Restated Bylaws require (i) the presence, in person or by duly executed proxy, of the holders of a majority of the Shares outstanding and entitled to vote to constitute a quorum and (ii) the affirmative vote of the holders of two-thirds of the Shares outstanding and entitled to vote to approve the Merger Agreement. The Shares owned by the Purchaser represent more than two-thirds of the Shares outstanding and entitled to vote and, therefore, are sufficient to assure approval of the Merger Agreement without the vote of any other stockholder.

PROXIES, VOTING AND REVOCATION (PAGE 18)

    Shares represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting, and at any adjournments or postponements thereof, in accordance with the instructions on the proxies. IF A PROXY IS DULY EXECUTED AND SUBMITTED WITHOUT INSTRUCTIONS, THE SHARES WILL BE VOTED "FOR" APPROVAL OF THE MERGER AGREEMENT. PROXIES ARE BEING SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS

    A proxy may be revoked by the person who executed it at or before the Special Meeting by: (i) delivering to the Clerk of the Company a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy and delivering it to the Clerk; or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.

EFFECTIVE TIME (PAGE 20)

    The Merger will become effective as of the date and time (the "Effective Time") that Articles of Merger (the "Articles of Merger") are examined by and receive the endorsed approval of the Secretary of State of the Commonwealth of Massachusetts in accordance with the Massachusetts General Laws (the "MGL"), which is expected to occur as soon as practicable after the Special Meeting.

EXCHANGE OF CERTIFICATES (PAGE 20)

    Pursuant to the Merger Agreement, from time to time before or after the Effective Time, as necessary, the Purchaser will deposit with The Bank of New York (the "Paying Agent"), the amount of cash equal to the product of the Shares outstanding immediately prior to the Effective Time, other than Shares held by the Company, its subsidiaries, the Purchaser and dissenting stockholders who perfect their appraisal rights, and $20.00. Promptly after the Effective Time, the Paying Agent will send to each stockholder of record, as of immediately prior to the Effective Time, a letter of transmittal and detailed instructions specifying the procedures to be followed in surrendering certificates. SHARE CERTIFICATES SHOULD NOT BE FORWARDED TO THE PAYING AGENT UNTIL RECEIPT OF THE LETTER OF TRANSMITTAL. Upon the surrender of a Share certificate, the Paying Agent will issue to the surrendering holder the Merger Consideration.

CONDITIONS TO THE MERGER (PAGE 21)

    The consummation of the Merger is subject to the prior approval of the Merger Agreement by the holders of two-thirds of the Shares outstanding and entitled to vote on the matter and certain other customary closing conditions, including:

    - antitrust regulatory approval and the expiration of applicable waiting periods related thereto;

    - receipt of necessary approvals, authorizations and consents of any governmental or regulatory entity required to consummate the Merger; and

    - no preliminary or permanent injunction or other order, decree or ruling of, nor any statute, rule, regulation or executive order promulgated or enacted by, any governmental authority which would make the consummation of the Merger illegal, or otherwise restrict, prevent or prohibit the consummation of the Merger.

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT (PAGES 21 AND 26)

    The Merger Agreement may be terminated at any time prior to the Effective Time by, among other things, the mutual agreement of the parties or, after the occurrence of certain events or actions, by one of the parties acting independently. The Merger Agreement may be amended by the parties at any time, but after the Merger Agreement has been approved by the stockholders, no amendment may be made which by law requires further approval of the stockholders without obtaining such approval. Prior to the Effective Time, the affirmative vote of a majority of the Independent Directors is required in addition to any other applicable requirement to (a) amend the Merger Agreement in any material respect in a manner adverse to any stockholder of the Company or any intended third-party beneficiary of the Merger Agreement, (b) terminate the Merger Agreement by the Company, (c) exercise or waive any of the Company's material rights, benefits or remedies under the Merger Agreement, or (d) extend the time for performance of PCC's or the Purchaser's respective obligations under the Merger Agreement.

PROHIBITION OF SOLICITATIONS; LIQUIDATED AMOUNT (PAGES 22 AND 23)

    Pursuant to the Merger Agreement, the Company has agreed that it will not, and will not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal (as such term is defined in "Terms of the Merger--Prohibition of Solicitations"), or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal. However, if the Company's Board of Directors determines in good faith, after consultation with counsel, that such action is necessary to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company, in response to an Acquisition Proposal and subject to certain other conditions as set forth in the Merger Agreement, may
(A) furnish non-public information with respect to the Company to the person who made such Acquisition Proposal and (B) participate in negotiations regarding such Acquisition Proposal. In addition, the Company has agreed that its Board of Directors shall not (i) withdraw or modify in a manner adverse to PCC or the Purchaser its approval or recommendation of the Merger Agreement, (ii) approve or recommend an Acquisition Proposal to its stockholders or (iii) cause the Company to enter into any definitive acquisition agreement with respect to an Acquisition Proposal, unless the Board (1) has determined in good faith, after consultation with counsel, that the Acquisition Proposal is a Superior Proposal (as such term is defined in "Terms of the Merger--Prohibition of Solicitations") and such action is necessary to comply with its fiduciary duties to the Company's stockholders under applicable law and (2) in the case of clause
(iii) above, complies with certain other provisions of the Merger Agreement.

    The Merger Agreement provides that if the Merger Agreement is terminated under certain limited circumstances, PCC may be entitled to receive a liquidated amount of $25,000,000 from the Company (the "Liquidated Amount").

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS (PAGE 28)

    Under Massachusetts law, stockholders who do not vote in favor of the Merger will be entitled to exercise appraisal rights in connection with the Merger. Stockholders desiring to exercise such appraisal rights will have the rights and duties and must follow the procedures set forth in Sections 85 through 98, inclusive, of Chapter 156B of the MGL, the full text of which is attached to this Proxy Statement as APPENDIX C. Stockholders who wish to exercise appraisal rights must carefully follow the procedures described therein and are urged to read APPENDIX C in its entirety.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 30)

    If the Merger is consummated, the exchange of Shares by a holder for the Merger Consideration will be a taxable transaction under the Internal Revenue Code of 1986, as amended (the "Code"). Because of the complexities of the tax laws, stockholders are advised to consult their own tax advisors concerning the applicable federal, state, local, foreign and other tax consequences resulting from the Merger.

REGULATORY AND OTHER APPROVALS (PAGE 30)

    There are no federal or state regulatory requirements which remain to be complied with in order to consummate the Merger (other than the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts).

SOURCE AND AMOUNT OF FUNDS (PAGE 31)

    The total amount of funds required by the Purchaser to purchase all of the Shares tendered pursuant to the Offer and to make all payments to participants in the Company's Stock Option Plans pursuant to the Merger Agreement was approximately $719 million. The total amount of funds necessary to consummate the Merger is estimated to be approximately $12 million. The total amount of funds necessary to pay all related fees and expenses in connection with the Offer and the Merger is estimated to be approximately $24 million. The Purchaser will obtain the necessary funds to consummate the Merger and to pay related fees and expenses from PCC, which in turn will obtain such funds from its general corporate funds and borrowings under existing credit facilities.

                      THE MERGER AND RELATED TRANSACTIONS

GENERAL

    The Merger Agreement provides for the merger of the Purchaser with and into the Company, with the Company being the Surviving Corporation. As a result of the Merger, the Company will become a wholly owned subsidiary of PCC. The Merger Agreement provides that as promptly as practicable after the satisfaction of the conditions to the Merger, the Merger will be consummated when the Articles of Merger have been filed with, and have been examined by and received the endorsed approval of, the Secretary of State of the Commonwealth of Massachusetts. It is currently anticipated that the filing of the Articles of Merger will occur as promptly as practicable following the Special Meeting.

    As of the Effective Time, holders of Shares will have no further ownership interest in the Surviving Corporation. In connection with the Merger, the holders of Shares issued and outstanding immediately prior to the Effective Time, other than Shares held by the Company, its subsidiaries, the Purchaser and dissenting stockholders who perfect their appraisal rights, will be entitled to receive $20.00 in cash per Share, without interest. The Merger Consideration is the same consideration per Share that was paid to stockholders who tendered their Shares pursuant to the Offer.

BACKGROUND OF THE MERGER

    The Company's stock price has recently been adversely affected by several factors. In the fiscal year ended May 31, 1998 ("Fiscal 1998"), the Company's 29,000-ton press was taken out of service for six months to repair structural cracking. The impact of this downtime was to reduce net income by $11.1 million in Fiscal 1998 and the negative impact continued into the fiscal year ending
May 31, 1999. In late 1998, the Boeing Company, a major customer of the Company, announced it would reduce its projected aircraft build rate on account of softening demand for its products. These announcements had a negative impact on most aerospace stocks including the Company's. As a result of the foregoing and an announcement in February 1999 that the Company was taking an $11 million restructuring charge, on February 17, 1999, the Company's stock price closed at $7.375, a four-year low, down from a high of $30.00 on September 18, 1997.

    In addition to the weakness of its stock price, the Company has been concerned about the evolving competitive dynamics of the aerospace markets it serves. In recent years there has been a continuing consolidation of both the Company's customers and its suppliers. This consolidation will put increasing pressure on the Company's operating margins, particularly as the commercial aerospace industry enters the down phase of its cycle.

    In light of these factors, the Company has, from time to time, considered various strategic transactions with a view to enhancing shareholder value. In this regard, the Company entered into preliminary discussions with another company ("Company X") in March 1998 concerning a potential business combination, which were eventually abandoned. In connection with these negotiations, the Company engaged Goldman Sachs to act as its financial advisor. In January 1999, the Company began to consider more actively its strategic alternatives, including a potential sale of the Company.

    On January 13, 1999, PCC's financial advisor, Schroder & Co. Inc., met with representatives of the Company to express PCC's interest in discussing the possibility of a business combination with the Company and to request a face-to-face meeting between PCC's and the Company's executives. On January 29, 1999, William C. McCormick, Chairman and Chief Executive Officer of PCC, and William D. Larsson, Chief Financial Officer of PCC, met with David P. Gruber, the Chairman and Chief Executive Officer of the Company, and Edward J. Davis, the Chief Financial Officer of the Company at that time, and discussed the possibility of a business combination between the two companies. PCC did not receive non-public information with respect to the Company at that time, and no specific terms were discussed at this meeting.

    On February 4, 1999, PCC sent a letter to the Company indicating PCC's continued interest in pursuing a possible business combination with the Company. In this letter, PCC proposed acquiring the Company at a price per Share within the range of $16.00 to $18.00 in cash, subject to due diligence and a number of other conditions. PCC also proposed entering into a 45 day exclusivity/due diligence period during which the parties could negotiate the definitive terms of a transaction.

    Following the receipt of this letter from PCC, the Company accelerated its review of its various strategic alternatives. In connection with the foregoing, the Company requested that Goldman Sachs make a presentation concerning these alternatives at the Company's next Board meeting which was scheduled for March 17, 1999. At the March 17, 1999 meeting, the Board considered several potential strategic alternatives, including: (i) maintaining its existing business strategy, either alone or in conjunction with a large stock repurchase program; (ii) a leveraged buy-out or a leveraged recapitalization transaction;
(iii) pursuing a large acquisition which would, among other things, reduce the Company's reliance on the aerospace industry and increase its presence in Europe; and (iv) a sale of the Company in either a stock or cash transaction. Goldman Sachs' presentation described the advantages of each of these alternatives and the issues which the Board should consider in connection with these transactions. Following this discussion, the Board concluded that, given the current environment in the commercial aerospace industry, the Company would have difficulty in enhancing shareholder value if it maintained its STATUS QUO operations, even if this strategy was combined with a large stock repurchase program. Therefore, the Board authorized management to pursue two alternatives:
(i) a potential acquisition of a company ("Target") with whom the Company had engaged in acquisition discussions during the past year and (ii) a potential sale of the Company.

    With respect to the potential sale of the Company, the Board authorized Goldman Sachs to solicit potential bids to acquire the Company. Following the Board meeting, Goldman Sachs contacted six potential bidders, including PCC and Company X. Of these six parties, four (including PCC and Company X) entered into confidentiality agreements with the Company. During April 1999, these companies conducted due diligence and attended presentations by the Company's management concerning its business and operations. On April 28, 1999, on behalf of the Company, Goldman Sachs invited three of the bidders to submit final binding proposals to acquire the Company. These proposals were required to include all material terms including all proposed revisions to the form of merger agreement prepared by the Company's counsel.

    On May 10, 1999, the Company received responses from two bidders. In its bid, PCC proposed to acquire all of the outstanding Shares at a price of $18.75 per Share in cash subject to a number of conditions. The other bid indicated an interest in acquiring all of the outstanding Shares at a price per Share in cash below PCC's bid. This bid did not identify the source of financing for the transaction and was viewed by the Company as preliminary in nature. Following receipt of the bids, the Company's and PCC's legal and financial advisors engaged in negotiations which focused on, among other things, the scope of the representations, warranties and covenants contained in the Merger Agreement, issues relating to PCC's financing arrangements, the obligations of the parties with respect to obtaining antitrust approval, the conditions under which PCC would be obligated to close the tender offer, the ability of the Company to terminate the Merger Agreement and to enter into an agreement with a party who made a Superior Proposal (as defined in "Terms of the Merger--Prohibition of Solicitations"), and the amount of the termination fee to be paid to PCC in such circumstances. As a result of these negotiations, PCC agreed to increase its proposed purchase price to $20.00 per Share in cash.

    On May 13, 1999, the Company's Board of Directors held a meeting to consider the Company's two potential alternatives. At that meeting, Goldman Sachs provided the Board with a financial analysis of the proposed transaction with PCC. The other financial advisor provided the Board with a financial analysis of the potential transaction with Target, including the potential benefits of the transaction to the Company and its stockholders. The Board then engaged in extensive discussions concerning the potential benefits of these two transactions to the Company and its stockholders. After these discussions, for the reasons described below, the Board decided to pursue the potential transaction with PCC provided that the outstanding issues concerning the Merger Agreement could be resolved in a manner satisfactory to the Board. Following the Board meeting, the legal and financial advisors for the two parties engaged in extensive negotiations concerning the unresolved issues in the Merger Agreement.

    On May 15, 1999, the Company's Board met to approve the Merger Agreement and the transactions contemplated thereby. At that meeting, Goldman Sachs indicated that, if requested, it was prepared to render an opinion on the fairness of the transactions. The Company's Board of Directors then, by a unanimous vote, determined that the Offer and the Merger were fair to and in the best interests of the Company and its stockholders, approved and declared the advisability of the Merger Agreement and the transactions contemplated thereby, and unanimously voted to recommend that the Company's stockholders tender their Shares pursuant to the Offer and approve the Merger Agreement. On May 17, 1999, PCC, the Purchaser and the Company then executed the Merger Agreement, pursuant to which the Purchaser agreed to make the Offer and consummate the Merger. On that date, Goldman Sachs delivered its written opinion to the effect that the consideration to be received by the Company's stockholders in the Offer and the Merger was fair from a financial point of view to the Company's stockholders. A copy of such opinion describing the assumptions made, matters considered and review undertaken by Goldman Sachs is attached hereto as APPENDIX B and is incorporated herein by reference. See "--Opinion of Financial Advisor." The parties then publicly announced the transaction.

    Prior to the execution of the Merger Agreement, the Company amended the Shareholder Rights Agreement, dated as of October 21, 1998 (the "Rights Agreement"), by and between the Company and State Street Bank and Trust Company, as Rights Agent, (i) so that neither the execution nor the delivery of the Merger Agreement would trigger or otherwise affect any rights or obligations under the Rights Agreement, including causing the occurrence of a "Distribution Date" or "Stock Acquisition Date" (both as defined in the Rights Agreement) and
(ii) to terminate the Rights Agreement immediately upon the Effective Time.

    Pursuant to the terms of the Merger Agreement, on May 21, 1999, the Purchaser commenced its offer to purchase all of the outstanding Shares at $20.00 per Share, net to each selling holder in cash. In connection with the review by the FTC of the transactions contemplated by the Merger Agreement, the Company and PCC entered into an Agreement Containing Consent Orders with the FTC pursuant to which the Company and PCC agreed to divest the Company's large cast parts operations located in Groton, Connecticut and its titanium casting operations located in Albany, Oregon. Following its approval of the Agreement Containing Consent Orders, the FTC permitted the Offer to proceed and, on November 24, 1999, at 12:00 midnight, New York City time, the Offer expired. Pursuant to the Offer, the Purchaser purchased 35,385,078 Shares at a price of $20.00 per Share. As a result of these purchases, the Purchaser owns approximately 98.33% of the outstanding Shares.

    Immediately following consummation of the Offer, PCC exercised its right under the Merger Agreement to designate that number of directors of the Company's Board of Directors that would cause the percentage of the Company's directors designated by PCC to equal the percentage of outstanding Shares held by the Purchaser. Accordingly, the following individuals resigned from the Company's Board of Directors: E. Paul Casey, Robert G. Foster, Charles W. Grigg, M Howard Jacobson, Robert L. Leibensperger, Andrew E. Lietz, J. Douglas Whelan and David A. White, Jr. Effective November 25, 1999, the Board of Directors of the Company was reduced to five directors, and three designees of PCC, Mark Donegan, William C. McCormick and William D. Larsson, were appointed to fill the vacancies on the Board. Until the consummation of the Merger, the Company will have two directors, David P. Gruber and Warner S. Fletcher, who were directors of the Company as of the date of the Merger Agreement. See "Terms of the Merger--Board of Directors."

    Effective as of December 1, 1999, the Company sold its large cast parts operations located in Groton, Connecticut to DONCASTERS, Inc. in accordance with the terms of the Agreement Containing Consent Orders. The Company has entered into an agreement with a subsidiary of Ladish Co., Inc. to sell its titanium castings operations located in Albany, Oregon. The closing of the transaction is subject to customary closing conditions and FTC approval.

RECOMMENDATION OF THE BOARD OF DIRECTORS AND REASONS FOR THE MERGER

    At a meeting of the Company's Board of Directors held on May 15, 1999, prior to the commencement and consummation of the Offer, the Board (all of whose members were unaffiliated with PCC and the Purchaser on that date) determined that the Merger was fair to and in the best interests of the Company and its stockholders, unanimously approved and declared the advisability of the Merger Agreement and the transactions contemplated thereby and unanimously voted to recommend that the Company's stockholders tender their Shares pursuant to the Offer and approve the Merger Agreement.

    In reaching its determination regarding the transactions contemplated by the Merger Agreement, the Company's Board of Directors considered a number of factors, including, without limitation, the following:

        (1) The Company's business, assets, management, strategic objectives, competitive position and prospects.

        (2) The Company's historical financial information and projected financial results, including those set forth in the strategic plans developed annually by the Company and management's most recent projections.

        (3) Historical market prices and trading information with respect to the Shares and a comparison of these market prices and trading information with those of selected publicly-held companies of similar sizes operating in industries similar to that of the Company and the various price to earning multiples at which the Shares and the securities of these other companies trade.

        (4) A financial analysis of the valuation of the Company under various methodologies, including a discounted cash flow analysis, a leveraged buy-out analysis, and pro forma merger analysis.

        (5) The then current ownership of the Shares.

        (6) The prices and forms of consideration paid in selected recent comparable acquisition transactions, and the fact that the price to be paid under the Merger Agreement to holders of the Shares compares favorably to the prices paid in other recent acquisition transactions of comparable size.

        (7) The fact that the $20.00 per Share price paid in the Offer and to be paid in the Merger represents (A) a premium of 50.9% over $13.25, the closing price of the Shares on the New York Stock Exchange ("NYSE") on May 14, 1999, (B) a premium of 102.6% over $9.875, the 60 day average of the closing price of the Shares as of May 14, 1999, and (C) a premium of 127.0% over $8.8125, the closing price of the Shares on March 16, 1999, the date prior to the meeting of the Board of Directors at which pursuit of strategic alternatives was authorized, and the fact that these premiums compare favorably to premiums paid in other recent acquisition transactions of comparable size.

        (8) The terms and conditions of the Merger Agreement, including the "all cash" nature of the transaction and the facts that (A) the Offer and Merger are not subject to a financing condition, (B) PCC and the Purchaser agreed that Shares not purchased in the Offer will receive pursuant to the Merger the same form and amount of consideration as the Shares purchased in the Offer, and (C) the Company, under certain circumstances and subject to certain conditions (including the payment of the Liquidated Amount) may terminate the Merger Agreement in order to execute an agreement with a third party providing for the acquisition of the Company on terms more favorable to the Company's stockholders than the Offer and the Merger.

        (9) The strategic alternatives to the Merger and the Offer that might be available to the Company, including (A) maintaining its existing business strategy, either alone or in conjunction with a large stock repurchase program, (B) a leveraged buy-out or a leveraged recapitalization transaction, and (C) pursuing a large acquisition which would, among other things, reduce the Company's reliance on the aerospace industry and increase its presence in Europe.

        (10) The opinion of Goldman Sachs, delivered to the Company's Board of Directors on May 17, 1999, that as of such date, and based upon and subject to various considerations set forth therein, the consideration to be received by the Company's stockholders in the Offer and the Merger was fair from a financial point of view to such stockholders (a copy of such opinion is attached hereto as APPENDIX B and is incorporated herein by reference).

    In view of the wide variety of factors considered by the Company's Board of Directors, the Board did not find it practicable to, and did not, assign relative weights to the factors set forth above. Rather, the Company's Board of Directors reached its determination based on the totality of the circumstances and the advice presented to it by its financial and legal advisors.

    In analyzing the Offer and the Merger, the Company's management and Board of Directors were assisted and advised by representatives of Goldman Sachs and the Company's counsel, who reviewed various financial, legal and other considerations in addition to the terms of the Merger Agreement.

    THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

    On May 17, 1999, Goldman Sachs delivered its written opinion to the Board of Directors of the Company that, as of the date of such opinion, the $20 per Share in cash to be received by holders of Shares in the Offer and the Merger was fair from a financial point of view to such holders.

    THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED MAY 17, 1999, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX B AND IS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. YOU SHOULD READ THE OPINION IN ITS ENTIRETY.

    In connection with its opinion, Goldman Sachs reviewed, among other things,

    - the Merger Agreement;

    - annual reports to stockholders and annual reports on Form 10-K of the Company for the five fiscal years ended May 31, 1998;

    - interim reports to stockholders and quarterly reports on Form 10-Q of the Company;

    - other communications from the Company to its stockholders; and

    - internal financial analyses and forecasts for the Company prepared by its management.

    Goldman Sachs also held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, Goldman Sachs:

    - reviewed the reported price and trading activity for the Shares;

    - compared financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded;

    - reviewed the financial terms of certain recent business combinations in the aerospace components industry specifically and in other industries generally; and

    - performed other studies and analyses Goldman Sachs considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and was not furnished with any such evaluation or appraisal. The advisory services and opinion of Goldman Sachs were provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Merger Agreement, and the opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Merger.

    The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its opinion to the Company's Board of Directors on May 18, 1999.

    THE FOLLOWING SUMMARIES OF FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. YOU SHOULD READ THESE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY.

        (i) HISTORICAL STOCK TRADING ANALYSIS. Goldman Sachs reviewed the historical trading prices and volumes for the Shares. In addition, Goldman Sachs analyzed the $20.00 per Share consideration to be received by holders of the Company's common stock pursuant to the Offer and the Merger, in relation to the market price of the Company's common stock at specific dates. This analysis indicated that per Share consideration of $20.00 would represent the following premiums to recent market prices:

                       RECENT PRICES                          PREMIUM
------------------------------------------------------------  --------
Market price as of May 14, 1999.............................    50.9%
Market price as of March 16, 1998...........................   127.0%
Average for the 60 day period prior to May 14, 1999.........   102.6%

        (ii) DISCOUNTED CASH FLOW ANALYSIS. Goldman Sachs performed a discounted cash flow analysis under the following two scenarios: (a) using the Company management's projections (the "Base Case") and (b) using the Company management's projections, assuming flat earnings before interest, taxes, depreciation and amortization, or EBITDA, margins of 13.8% in the years 2000-2004 (the "Flat Margin Case"). Goldman Sachs calculated a net present value of free cash flows for the years 1999 through 2004 using discount rates ranging from 11% to 15%, discounted to the beginning of fiscal year 2000. Goldman Sachs calculated the Company's terminal values in the year 2004 based on multiples ranging from 5x EBITDA to 8x EBITDA. The terminal values were then discounted to present value using discount rates from 11% to 15%. The implied per Share values derived from such analysis, which ranged from $14.69 to $25.03 in the Base Case and from $11.48 to $20.14 in the Flat Margin Case, are set forth in the chart below.

                                                     BASE CASE                     FLAT MARGIN CASE
                                                   DISCOUNT RATE                    DISCOUNT RATE
                                           ------------------------------   ------------------------------
                                            11.0%      13.0%      15.0%      11.0%      13.0%      15.0%
                                           --------   --------   --------   --------   --------   --------
Terminal                           5.0x     $17.41     $15.99     $14.69     $13.80     $12.58     $11.48
Value                              6.0x     $19.94     $18.23     $16.87     $16.07     $14.65     $13.38
Multiple                           7.0x     $22.53     $20.71     $18.98     $18.15     $16.64     $15.27
of EBITDA                          8.0x     $25.03     $23.08     $21.21     $20.14     $18.39     $17.08

        (iii) SELECTED COMPANIES ANALYSIS. In order to assess how the public market values shares of similar publicly-traded companies, Goldman Sachs reviewed and compared selected financial information for the Company to corresponding financial information, ratios and public market multiples for the following nine publicly-traded aerospace subsystems companies:

    - BF Goodrich Co.;

    - Crane Co.;

    - Cordant Technologies Inc.;

    - Curtiss-Wright Corporation;

    - Doncasters plc;

    - Howmet International Inc.;

    - Hexcel Corporation;

    - Ladish Inc.; and

    - Precision Castparts Corp.

    and for the following four publicly-traded specialty metals companies:

    - Allegheny Teledyne Incorporated;

    - Carpenter Technology Corporation;

    - Rti International Metals Inc.; and

    - Titanium Metals Corporation, Inc.

    The selected companies were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to the Company. The multiples and ratios were calculated using the closing price for the common stock of the Company and each of the selected companies on May 12, 1999 and, except as otherwise indicated below, were based on the most recent publicly available information. Goldman Sachs' analyses of the selected companies compared the following to the results for the Company:

    - closing share price on May 12, 1999 as a percentage of 52-week high share price;

    - levered market capitalization, which is the market value of common equity PLUS the book value of debt LESS the book amount of cash, as a multiple of latest 12 months sales;

    - levered market capitalization as a multiple of latest 12 months EBITDA;

    - levered market capitalization as a multiple of latest 12 months earnings before interest and taxation, or EBIT;

    - multiple of price to estimated calendar year 1999 and 2000 earnings, or P/E Multiples (estimated by Institutional Brokers Estimate System, or
      IBES);

    - IBES estimated five year annualized growth rate of earnings per share;

    - ratio of 1999 P/E Multiple to IBES estimated five year growth rate of earnings per share; and

    - ratio of net debt to total capitalization, expressed as a percentage.

    The results of these analyses are summarized as follows:

                                SELECTED PUBLICLY-TRADED
                                        AEROSPACE                          SELECTED PUBLICLY-TRADED
                                  SUBSYSTEMS COMPANIES                     SPECIALTY METAL COMPANIES
                           -----------------------------------   ---------------------------------------------
                               RANGE        MEDIAN      MEAN        RANGE        MEDIAN      MEAN     COMPANY
                           -------------   --------   --------   ------------   --------   --------   --------
May 12, 1999 Closing
  Share Price as a
  Percentage of 52-Week
  High Share Price.......    38.6%-100%     72.8%      69.3%     29.2%-87.1%     56.4%      57.3%      60.6%
Levered Market
  Capitalization as a
  Multiple of Latest 12
  Month Sales............     0.4x-1.3x       1.1x       1.0x     0.8x-1.2x        1.0x       1.0x       0.7x
Levered Market
  Capitalization as a
  Multiple of Latest 12
  Month EBITDA...........     2.8x-8.5x       6.7x       6.1x     4.0x-8.4x        4.9x       5.6x       6.0x
Levered Market
  Capitalization as a
  Multiple of Latest 12
  Month EBIT.............     4.0x-10.7x      8.9x       8.1x     4.5x-10.3x       6.7x       7.1x       8.5x
IBES 1999 P/E Multiple...     6.3x-14.0x     11.6x      11.0x    10.8x-15.1x      13.6x      13.2x      10.0x
IBES 2000 P/E Multiple...     4.9x-12.5x      9.9x       9.5x     8.8x-11.3x      10.7x      10.4x       9.3x
IBES Estimated 5-Year
  Annualized Growth Rate
  of Earnings per
  Share..................     8.0%-17.7%    13.8%      13.4%      1.0%-15.0%     13.9%      13.2%       8.0%
Ratio of IBES 1999 P/E
  Multiple to IBES
  Estimated 5-Year
  Annualized Growth Rate
  of Earnings per
  Share..................     0.5x-1.2x       0.8x       0.8x     0.7x-1.2x        0.9x       0.9x       1.3x
Ratio of Net Debt to
  Total Capitalization...  (11.7)%-72.6%    38.6%      32.9%      7.6%-44.2 %    31.9%      28.9%      27.5%

        (iv) SELECTED TRANSACTIONS ANALYSIS. Goldman Sachs compared certain information for 23 selected transactions in the aerospace industry that were announced since 1996 to similar information for the proposed Merger, including:

    - aggregate consideration as a multiple of last 12 months sales;

    - aggregate consideration as a multiple of last 12 months EBIT;

    - aggregate consideration as a multiple of last 12 months EBITDA;

    - aggregate consideration as a multiple of next year sales; and

    - aggregate consideration as a multiple of next year EBIT.

    The results of the analyses are summarized as follows:

                            SELECTED TRANSACTIONS IN
                        THE AEROSPACE COMPONENTS INDUSTRY
---------------------------------------------------------------------------------
                       RATIO/MULTIPLE                          MEDIAN    COMPANY
------------------------------------------------------------  --------   --------
Aggregate Consideration as a Multiple of Last 12 Months
  Sales.....................................................     1.3x      0.99x
Aggregate Consideration as a Multiple of Last 12 Months
  EBIT......................................................    11.1x      16.0x
Aggregate Consideration as a Multiple of Last 12 Months
  EBITDA....................................................     9.3x      10.5x
Aggregate Consideration as a Multiple of Next Year Sales....     1.3x      1.12x*
Aggregate Consideration as a Multiple of Next Year EBIT.....     9.4x      11.2*

------------------------

*   Fiscal year 2000 estimate, using Base Case.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated Merger.

    The analyses were prepared solely for purposes of providing an opinion to the Board of Directors of the Company as to the fairness from a financial point of view of the consideration to be received by holders of Shares in the Offer and the Merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, PCC, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

    As described above, Goldman Sachs' opinion to the Board of Directors of the Company was one of many factors taken into consideration by the Board of Directors of the Company in making its determination to approve the Offer and the Merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs and is qualified by reference to the opinion of Goldman Sachs set forth in APPENDIX B hereto.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. Goldman Sachs also has provided investment banking services to PCC from time to time, including having acted as managing underwriter of a public offering of $150,000,000 aggregate principal amount of 6 1/8% Senior Notes of PCC due December 15, 2007 in December 1997, and may provide investment banking services to PCC and its subsidiaries in the future. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or PCC for its own account and for the accounts of customers.

    Pursuant to a letter agreement dated May 13, 1998, as amended on April 5, 1999, the Company engaged Goldman Sachs to act as its financial advisor in connection with the possible sale of all or a portion of the Company. Pursuant to the terms of this letter agreement, as amended, the Company paid Goldman Sachs a transaction fee of $8,858,156 upon completion of the Offer. The Company also has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

STRUCTURE OF THE MERGER

    In the Merger, each Share issued and outstanding immediately prior to the Effective Time, other than Shares held by the Company, its subsidiaries, the Purchaser and dissenting stockholders who perfect their appraisal rights, will be cancelled and retired and be converted into the right to receive the Merger Consideration.

    The acquisition of Shares is structured as a cash merger with the Company as the Surviving Corporation to ensure that PCC will acquire the outstanding ownership of the Company from all public stockholders and at the same time not materially disrupt the Company's operations.

METHOD OF ACCOUNTING

    The Merger will be accounted for under the purchase method of accounting.

AMENDMENT AND TERMINATION OF SHAREHOLDER RIGHTS AGREEMENT

    Prior to the execution of the Merger Agreement, the Board of Directors of the Company amended the Rights Agreement (i) so that neither the execution nor the delivery of the Merger Agreement would trigger or otherwise affect any rights or obligations under the Rights Agreement, including causing the occurrence of a "Distribution Date" or "Stock Acquisition Date" (both as defined in the Rights Agreement) and (ii) to terminate the Rights Agreement immediately upon the Effective Time.

CERTAIN EFFECTS OF THE MERGER

    If the Merger is consummated, holders of Shares will not have an opportunity to continue their equity interest in the Surviving Corporation as an ongoing corporation and, therefore, will not have the opportunity to share in its future earnings, dividends or growth, if any. At the Effective Time, all of the outstanding Shares will be held by PCC.

CONDUCT OF BUSINESS FOLLOWING THE MERGER

    Following consummation of the Merger, the Company will be a wholly owned subsidiary of PCC. To the Company's knowledge, PCC has no definitive plans to make material changes in the business or operations of the Company and intends to continue to operate the Company under the name Wyman-Gordon Company. Based on its review of the operations of the Company following the Merger, however, PCC may make changes to the Company's assets, capitalization, organizational structure and management.

EXECUTIVE SEVERANCE AGREEMENTS

    The Company has entered into executive severance agreements with the following officers of the Company: David P. Gruber, J. Douglas Whelan, Sanjay N. Shah, J. Stewart Smith, Colin Stead, Wallace F. Whitney, Jr., Frank J. Zugel, David J. Sulzbach and William T. McGovern. Each severance agreement provides that in the event of the Qualifying Termination (as defined in the agreement) of the officer's employment within three years following a change in control (as defined in the agreement) of the Company, the officer is entitled to the following severance benefits: (i) a payment equal to a maximum of 250% of the officer's total annual compensation (as defined in the agreement); (ii) continuation of medical, accident, disability, life and any other insurance coverages for up to 24 months following termination; (iii) accelerated vesting of existing options and stock appreciation rights; and

(iv) two years of additional accrual under the Company's Supplemental Retirement Plan for Senior Executives. No benefits are payable under the severance agreements in the event of the officer's termination for cause, in the event of retirement, disability or death or in cases of voluntary termination in circumstances other than those specified in the agreements that would entitle an officer to benefits. The consummation of the transactions contemplated by the Merger Agreement constitutes a change in control under each officer's severance agreement. The following events, among others, are deemed "Qualifying Terminations" under each officer's severance agreement that would entitle him to receive severance benefits: (i) a change in the officer's status or position with the Company that, in the officer's reasonable judgment, represents an adverse change from his status or position in effect immediately before the change of control; (ii) the assignment to the officer of any duties or responsibilities that, in his reasonable judgment, are inconsistent with his status or position in effect immediately before the change of control;
(iii) the layoff or involuntary termination of the officer's employment, except in connection with the termination of the officer's employment for cause (as defined in the agreement) or as a result of his death, retirement or disability (as defined in the agreement); (iv) a reduction by the Company in the officer's total compensation as in effect at the time of the change of control or as the same may be increased from time to time; (v) the failure by the Company to continue in effect any Plan (as defined in the agreement) in which the officer is participating at the time of the change of control; (vi) any action or inaction by the Company that would adversely affect the officer's continued participation in any Plan (as defined in the agreement) on at least as favorable a basis as was the case at the time of the change of control, or that would materially reduce the officer's benefits in the future under the Plan (as defined in the agreement) or deprive him of any material benefits that he enjoyed at the time of the change of control, except to the extent that such action or inaction by the Company is required by the terms of the Plan (as defined in the agreement) as in effect immediately before the change of control, or is necessary to comply with applicable law or to preserve the qualification of the Plan under Section 401(a) of the Code, and except to the extent that the Company provides the officer with substantially equivalent benefits; (vii) the Company's failure to obtain the express assumption of the agreement by any successor to the Company as provided in the agreement; (viii) any material violation by the Company of any agreement between it and the officer; and
(ix) the failure by the Company, without the officer's consent, to pay him any portion of his current compensation, or to pay him any portion of any deferred compensation, within 30 days of the date the officer notifies the Company that such compensation is due. The severance agreements also provide that in the event the receipt of the severance payments causes the officer to become subject to the 20 percent excise tax imposed by Section 280G of the Code, the severance payments will be reduced to a level at which no excise tax will be imposed only if the officer's net after-tax benefit is greater with the reduction. The officer's severance payments will not be reduced if the officer's net after-tax benefit is greater without the reduction. In this case, the Company's tax deductions with respect to the officer's severance benefit will be limited to an amount that does not exceed the officer's average taxable compensation in the last five years.

    As a result of the Purchaser's acceptance and payment for shares pursuant to the Offer, the performance shares and options set forth in the following table held by the officers became fully vested.

                                                      NUMBER OF          NUMBER OF       OPTION SHARES
NAME                                              PERFORMANCE SHARES   OPTION SHARES   EXERCISE PRICE($)
----                                              ------------------   -------------   -----------------
David P. Gruber.................................        5,700              29,250            16.625
J. Douglas Whelan...............................        3,800              19,750            16.625
William T. McGovern.............................           --              15,000             9.875
Sanjay N. Shah..................................        2,800              14,625            16.625
J. Stewart Smith................................        1,820              11,539             16.75
Colin Stead.....................................        1,820              11,539             16.75
David J. Sulzbach...............................        1,820              11,539             16.75
Wallace F. Whitney, Jr..........................        2,800              14,625            16.625
Frank J. Zugel..................................        3,800              19,750            16.625

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

    The Special Meeting will be held at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, on Wednesday, January 12, 2000, at 10:00 a.m., local time.

PURPOSE OF THE SPECIAL MEETING

    At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve the Merger Agreement. The Merger Agreement provides for the merger of the Purchaser with and into the Company, with the Company being the Surviving Corporation. See "The Merger and Related Transactions."

RECORD DATE AND VOTING POWER

    The Board of Directors of the Company has fixed the close of business on December 16, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 35,986,392 outstanding Shares held by approximately 505 holders of record. The Shares constitute the Company's only outstanding class of stock. Stockholders of record on the Record Date will be entitled to one vote per Share on any matter that properly comes before the Special Meeting and any adjournment or postponement thereof.

QUORUM AND VOTE REQUIRED

    Massachusetts law and the Company's Restated Articles of Organization and Amended and Restated Bylaws require (i) the presence, in person or by duly executed proxy, of the holders of a majority of the Shares outstanding and entitled to vote to constitute a quorum and (ii) the affirmative vote of the holders of two-thirds of the Shares outstanding and entitled to vote to approve the Merger Agreement. For purposes only of determining the presence or absence of a quorum for the transaction of business, the Company intends to count abstentions and broker non-votes as present at the Special Meeting. Abstentions and broker non-votes are not counted as favorable votes and, therefore, have the same effect as a vote against the proposal. Broker non-votes are proxies from brokers or other nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

    The Purchaser owns 35,385,078, or approximately 98.33%, of the outstanding Shares and intends to vote all of its Shares in favor of the Merger Agreement. Accordingly, approval of the Merger Agreement is assured without the vote of any other stockholder.

PROXIES, VOTING AND REVOCATION

    Shares represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting, and at any adjournments or postponements thereof, in accordance with the instructions on the proxies. IF A PROXY IS DULY EXECUTED AND SUBMITTED WITHOUT INSTRUCTIONS, THE SHARES WILL BE VOTED "FOR" APPROVAL OF THE MERGER AGREEMENT. PROXIES ARE BEING SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS.

    A proxy may be revoked at any time before it is voted. Proxies may be revoked by the person who executed it at or before the Special Meeting by: (i) delivering to the Clerk of the Company a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy and delivering it to the Clerk; or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy. Any written notice revoking a proxy should be delivered to Wyman-Gordon Company, 244 Worcester Street,
P.O. Box 8001, North Grafton, Massachusetts 01536-8001, Attention: Clerk.

SOLICITATION OF PROXIES AND EXPENSES

    The Company will bear the entire cost of solicitation of proxies from its stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding in their names Shares beneficially owned by others to forward to such beneficial owners. The Company will reimburse persons representing beneficial owners of Shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

                              TERMS OF THE MERGER

    THE TERMS OF AND CONDITIONS TO THE MERGER ARE CONTAINED IN THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX A AND INCORPORATED HEREIN BY REFERENCE. SET FORTH BELOW IS A DESCRIPTION OF THE MATERIAL TERMS AND CONDITIONS OF THE MERGER. THIS DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY, AND MADE SUBJECT TO, THE MORE COMPLETE INFORMATION SET FORTH IN THE MERGER AGREEMENT.

EFFECTIVE TIME

    If the Merger Agreement is adopted by the requisite vote of the holders of Shares and the other conditions to the Merger are satisfied, the Merger will be consummated and become effective on the date on which Articles of Merger are examined by, and receive the endorsed approval of, the Secretary of State of the Commonwealth of Massachusetts. The Company is required to file the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts as promptly as practicable after all of the conditions to the Merger have been satisfied. Under the terms of the Merger Agreement, the closing of the Merger (the "Closing") will take place at such time and on a date to be specified by PCC, the Purchaser and the Company (the "Closing Date"), which, pursuant to the Merger Agreement, will be no later than the second business day after satisfaction of all of the conditions to the Merger, or as otherwise agreed to by the parties.

CONVERSION OF SHARES PURSUANT TO THE MERGER

    At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than Shares held by the Company, its subsidiaries, the Purchaser and dissenting stockholders who perfect their appraisal rights, will be converted into the right to receive the Merger Consideration.

EXCHANGE OF CERTIFICATES

    The Purchaser has designated The Bank of New York to act as Paying Agent in the Merger. Promptly after the Effective Time, the Paying Agent will mail to each record holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (each, a "Certificate"), whose Shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which will specify that delivery will be effected and risk of loss and title to Certificates will pass, only upon proper delivery of the Certificate to the Paying Agent) and instructions for use thereof in effecting the surrender of a Certificate for payment therefor. STOCKHOLDERS ARE URGED NOT TO SURRENDER THEIR CERTIFICATES UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED.

    Upon the surrender to the Paying Agent of a Certificate, together with the duly executed letter of transmittal and any other required documents, and subject to any required withholding of taxes, the holder of such Certificate will be paid the Merger Consideration for each Share previously represented by such Certificate, and the Certificate will then be cancelled.

    No interest will be paid or accrued on the cash payable upon the surrender of a Certificate. If payment is to be made to a holder other than the registered holder of the Certificate surrendered, it will be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange pay transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the aforementioned provisions, each Certificate will, after the Effective Time, represent solely the right to receive the Merger Consideration.

    After the Effective Time, there will be no transfers on the stock books of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, they will be cancelled and exchanged for the Merger Consideration, without interest. However, no holder of a Certificate will have any greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable law.

CONDITIONS TO THE MERGER

    The Merger Agreement provides that the obligations of the Company, PCC and the Purchaser to effect the Merger are subject to the fulfillment or waiver, at or prior to the Closing Date, of each of the following conditions: (i) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by the MGL and the Restated Articles of Organization of the Company; (ii) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated; (iii) all necessary approvals, authorizations and consents of any governmental or regulatory entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated, except where such failure would not have a material adverse effect on either the Company or PCC, as the case may be, or would not be reasonably likely to affect adversely the ability of the Company or the Purchaser, as the case may be, to consummate the Merger; (iv) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would (A) make the consummation of the Merger illegal, or (B) otherwise restrict, prevent or prohibit the consummation of the Merger; and (v) PCC, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer.

TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after stockholder approval thereof: (i) by the mutual written consent of PCC or the Purchaser and the Company; (ii) by either of the Company or PCC or the Purchaser, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Merger; or (iii) by the Company
(A) in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with the provisions of the Merger Agreement or
(B) subject to certain conditions, PCC or Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement. The Merger Agreement further provides that (x) in the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party thereto or its affiliates, trustees, directors, officers or stockholders and all rights and obligations of PCC, the Purchaser or the Company, shall cease except for certain agreements as set forth in the Merger Agreement; provided, however, that nothing in the Merger Agreement shall relieve any party from liability for any fraud or willful breach of the Merger Agreement, and (y) if the Company terminates the Merger Agreement under certain conditions, then the Company shall concurrently pay to PCC the Liquidated Amount. See "--Expenses; Liquidated Amount." The affirmative vote of a majority of the Independent Directors is required to cause the Company to terminate the Merger Agreement. See "--Board of Directors."

BOARD OF DIRECTORS

    The Merger Agreement provides that, promptly upon the purchase of Shares pursuant to the Offer, PCC shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of
(a) the total number of directors on the Company's Board of Directors (after giving effect to the directors designated by PCC pursuant to this sentence) and
(b) the percentage that the total votes represented by such number of Shares in the election of directors of the Company so purchased bears to the total votes represented by the number of Shares outstanding. In furtherance thereof, the Company agreed, upon request by PCC, to promptly increase the size of the Company's Board of Directors and/or exercise its commercially reasonable best efforts to secure the resignations of such number of its directors as necessary to enable PCC's designees to be elected to the Company's Board of Directors and shall take all actions to cause PCC's designees to be so elected to the Company's Board of Directors. At such time, the Company also agreed to cause persons designated by PCC to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board. The foregoing provisions are in addition to and shall not limit any rights which the Purchaser, PCC or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise. In the event that PCC's designees are elected to the Company's Board of Directors, until the Effective Time, the Company's Board of Directors shall have at least two Independent Directors; provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate the person to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, affiliates or associates of PCC or the Purchaser and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement.

    In accordance with the foregoing, on November 25, 1999, eight individuals resigned from the Company's Board of Directors and the size of the Board of Directors was reduced to five directors. Effective November 25, 1999, PCC designated three individuals to fill the vacancies. See "The Merger and Related Transactions--Background of the Merger." The two Independent Directors on the Company's Board are David P. Gruber and Warner S. Fletcher. Prior to the Effective Time, the affirmative vote of a majority of the Independent Directors is required in addition to any other applicable requirement to (a) amend the Merger Agreement in any material respect in a manner adverse to any stockholder of the Company or any intended third-party beneficiary of the Merger Agreement,
(b) terminate the Merger Agreement by the Company, (c) exercise or waive any of the Company's material rights, benefits or remedies under the Merger Agreement, or (d) extend the time for performance of PCC's or the Purchaser's respective obligations under the Merger Agreement.

PROHIBITION OF SOLICITATIONS

    The Company agreed that it shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal (as defined below), or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that if the Company's Board of Directors determines in good faith, after consultation with counsel, that such action is necessary to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company, in response to an Acquisition Proposal and subject to certain other conditions as set forth in the Merger Agreement, may (A) furnish non-public information with respect to the Company to the person who made such Acquisition Proposal pursuant to a confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between PCC and the Company dated March 26, 1999 (the "Confidentiality Agreement"); provided that such confidentiality agreement need not include the same standstill provisions as those contained in the Confidentiality Agreement, it being understood that if there are no standstill provisions in such confidentiality agreement or if such provisions are more favorable to the person who made such Acquisition Proposal than those in the Confidentiality Agreement, the Confidentiality Agreement shall be deemed amended to exclude the existing standstill provision or include such more favorable provisions, as the case may be, and (B) participate in negotiations regarding such Acquisition Proposal. In addition, the Company has agreed that its Board of Directors shall not (i) withdraw or modify in a manner adverse to PCC or the Purchaser its approval or recommendation of the Merger Agreement or the Merger,
(ii) approve or recommend an Acquisition Proposal to its stockholders or (iii) cause the Company to enter into any definitive acquisition agreement with respect to an Acquisition Proposal, unless the Company's Board of Directors (A) shall have determined in good faith, after consultation with counsel, that the Acquisition Proposal is a Superior Proposal (as defined below) and such action is necessary to comply with its fiduciary duties to the Company's stockholders under applicable law and (B) in the case of clause (iii) above, complies with certain other provisions of the Merger Agreement. The Merger Agreement further provides that the Company will within 24 hours notify PCC of its receipt of an Acquisition Proposal; provided that, subject to certain conditions as set forth in the Merger Agreement, the Company has no duty to notify or update PCC or the Purchaser on the status of discussions or negotiations (including the status of such Acquisition Proposal or any amendments or proposed amendments thereto) between the Company and the person making the Acquisition Proposal.

    For purposes of the preceding paragraph, the Merger Agreement provides the following definitions of the indicated terms:

        "Acquisition Proposal" means any proposed or actual (i) acquisition, merger, consolidation or similar transaction involving the Company,
    (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Company's subsidiaries representing 15% or more of the consolidated assets of the Company and the Company's subsidiaries, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding securities of the Company, (iv) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding Shares, (v) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

    "Superior Proposal" means a bona fide Acquisition Proposal to acquire two-thirds or more of the Shares then outstanding or all or substantially all of the assets of the Company and the Company's subsidiaries on terms which the Company's Board of Directors determines in its good faith judgment (after consultation with Goldman Sachs or another financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger.

EXPENSES; LIQUIDATED AMOUNT

    Except as otherwise provided in the Merger Agreement, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees, costs or expenses. The

Merger Agreement provides that if the Merger Agreement is terminated under certain limited circumstances, PCC may be entitled to receive a liquidated amount of $25,000,000 from the Company.

TREATMENT OF STOCK OPTIONS

    The Merger Agreement provides that each stock option and stock appreciation right under any of the Company's Executive Long-Term Incentive Plan; the 1991 Long-Term Incentive Plan; the 1995 Long-Term Incentive Plan; the 1997 Long-Term Incentive Plan; or the Non-Employee Director Stock Option Plan (collectively, the "Stock Option Plans"), which was outstanding immediately prior to the date on which the Purchaser accepted for payment Shares pursuant to the Offer (the "Acceptance Date") whether or not then exercisable, which had not been exercised or canceled prior thereto was entitled to receive a cash payment from PCC equal to the product of (x) the excess, if any, of the offer price of $20.00 over the per Share exercise price of such stock option and (y) the number of Shares subject to such stock option, which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. All such payments were made by PCC to the holders of such stock options and stock appreciation rights on or prior to November 26, 1999. In addition, the Company agreed to take all actions necessary to ensure that (i) all options and stock appreciation rights, to the extent not exercised prior to the Acceptance Date, were terminated and canceled as of the Acceptance Date and thereafter were of no further force or effect, (ii) no options or stock appreciation rights were granted after the date of the Merger Agreement, and (iii) as of the Acceptance Date, the Stock Option Plans and all options and stock appreciation rights issued thereunder were terminated.

TERMINATION OF EMPLOYEE STOCK PURCHASE PLAN

    Pursuant to the Merger Agreement, (i) the current offering period under the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") was terminated as of May 17, 1999, (ii) each participant in the Stock Purchase Plan on May 17, 1999 was deemed to have exercised his or her Option (as defined in the Stock Purchase Plan) on such date and acquired from the Company (A) such number of whole Shares as his or her accumulated payroll deductions on such date could purchase at the Option Price (as defined in the Stock Purchase Plan) (treating May 14, 1999 as the "Exercise Date" for all purposes of the Stock Purchase Plan) and (B) cash in the amount of any remaining balance in such participant's account, and (iii) the Stock Purchase Plan was terminated as of May 17, 1999.

CERTAIN EMPLOYEE BENEFITS

    The Merger Agreement provides that (i) after the Closing, PCC shall cause the Surviving Corporation to honor all obligations under (A) the existing terms of the employment and severance agreements to which the Company or any subsidiary of the Company is presently a party, except as may otherwise be agreed to by the parties thereto, and (B) the Company's general severance policy and any general severance policy of any subsidiary of the Company. In addition, for a period of six months following the Effective Time (the "Transition Period"), employees of the Surviving Corporation will continue to participate in the Company's benefit plans (other than deferred compensation plans, stock option plans or employee stock purchase plans or other employer stock match or other employer stock related provisions) on substantially similar terms to those currently in effect and for a period of 18 months following the expiration of the Transition Period, the Surviving Corporation's employees will be entitled to participate in employee benefit plans, the terms of which will be similar in material respects in the aggregate to the Company's benefit plans as in effect on the date of the Merger Agreement (other than deferred compensation plans, stock option plans or employee stock purchase plans or other employer stock match or other employer stock related provisions); (ii) after the closing of the Merger, PCC shall cause the Surviving Corporation to honor all obligations which accrued prior to the Effective

Time under the Company's deferred compensation plans. Except as is otherwise required by the existing terms of employment and severance agreements to which the Company is presently a party, (A) future accruals may be (but are not required to be) provided for under any such plan(s) or under any similar plan(s) of the Surviving Corporation or PCC; (B) if future accruals are not provided for with respect to any current employee participant in such plan as of the Effective Time, and such person remains an employee of the Company or the Surviving Corporation or PCC, the person's continuing employment in such capacity shall be counted for purposes of vesting (but not for purposes of benefit accrual) under such plan; and (C) transfer of employment from the Company to the Surviving Corporation or to PCC or to an affiliate of PCC shall not constitute a termination of employment for purposes of payment of benefits under any such plan; and (iii) if any employee of the Company or any subsidiary of the Company becomes a participant in any employee benefit plan, practice or policy of PCC, any of its affiliates or the Surviving Corporation, such employee shall be given credit under such plan for all service prior to the Effective Time with the Company and the Company's subsidiaries and prior to the time such employee becomes such a participant, for purposes of eligibility (including, without limitation, waiting periods) and vesting but not for any other purposes for which such service is either taken into account or recognized (including, without limitation, benefit accrual); provided, however, that such employees will be given credit for such service for purposes of any vacation policy. In addition, if any employees of the Company or any subsidiary of the Company employed as of the Closing Date become covered by a medical plan of PCC, any of its affiliates or the Surviving Corporation, such medical plan shall not impose any exclusion on coverage for preexisting medical conditions with respect to these employees.

INDEMNIFICATION

    The Merger Agreement provides that (i) in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of the Company's subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (A) the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or any of the Company's subsidiaries, or is or was serving at the request of the Company or any of the Company's subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or
(B) the negotiation, execution or performance of the Merger Agreement or any of the transactions contemplated thereby, whether in any case asserted or arising before or after the Effective Time, the Company, PCC and the Purchaser agree to cooperate and use their commercially reasonable best efforts to defend against and respond thereto. In addition, the Company agreed that it shall indemnify and hold harmless, and after the Effective Time the Surviving Corporation and PCC shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (1) the Company, and the Surviving Corporation and PCC after the Effective Time, shall promptly pay reasonable expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (2) the Indemnified Parties may retain counsel satisfactory to them, and the Company, and the Surviving Corporation and PCC after the Effective Time, shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties within 30 days after statements therefor are received, and (3) the Company, the Surviving Corporation and PCC will use their respective commercially reasonable best efforts to assist in the vigorous defense of any such matter; provided that none of the Company, the Surviving Corporation or PCC shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation and PCC shall have no obligation under the Merger Agreement to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated by the Merger Agreement is prohibited by applicable law (whereupon any advances received shall be repaid to PCC or the Surviving Corporation);
(ii) PCC and the Purchaser agree that all rights to indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers, employees and agents of the Company and the Company's subsidiaries provided for in the Restated Articles of Organization or Amended and Restated Bylaws of the Company as in effect as of the date of the Merger Agreement with respect to matters occurring prior to the Effective Time, and including the Offer and the Merger, shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a "Claim") asserted or made within such period shall continue until the disposition of such Claim. Prior to the Effective Time, the Company has agreed to purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company; and (iii) in the event that the Surviving Corporation or any of its successors or assigns
(A) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations related to indemnification in the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various customary representations and warranties of the Company relating to, among other things: (i) the Company's and the Company's subsidiaries' organization and similar corporate matters; (ii) authorization, execution, delivery, performance and validity of the Merger Agreement and related matters; (iii) the Company's and the Company's subsidiaries' capital structures; (iv) the Company's subsidiaries and other debt and equity interests and investments; (v) governmental approvals;
(vi) documents filed by the Company with the Securities and Exchange Commission (the "Commission") and the accuracy of information contained therein; (vii) the absence of certain material changes or events; (viii) taxes; (ix) books and records of the Company and the Company's subsidiaries; (x) real estate properties; (xi) employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (xii) labor matters; (xiii) the opinion of the Company's financial advisor; (xiv) Year 2000 compliance; (xv) insurance; (xvi) the key customers of the Company and the Company's subsidiaries; (xvii) product quality; and (xviii) material contracts and agreements.

WAIVER AND AMENDMENT

    At any time prior to the Closing, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties under the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement. The Merger Agreement may be amended by the parties at any time, but after the Merger Agreement has been approved by the stockholders, no amendment may be made which by law requires further approval of such holders without obtaining such approval. Prior to the Effective Time, the affirmative vote of a majority of the Independent Directors is required in addition to any other applicable requirement to (a) amend the Merger Agreement in any material respect in a manner adverse to any stockholder of the Company or any intended third-party beneficiary of the Merger Agreement, (b) terminate the Merger Agreement by the Company, (c) exercise or waive any of the Company's material rights, benefits or remedies under the Merger Agreement, or (d) extend the time for performance of PCC's or the Purchaser's respective obligations under the Merger Agreement.

                                APPRAISAL RIGHTS

    Sections 85 through 98, inclusive, of Chapter 156B of the MGL (a copy of which is attached hereto as APPENDIX C) entitle any holder of Shares who files a written objection to the proposal to approve the Merger Agreement (the "Merger Proposal") before the vote to approve such proposal is taken at the Special Meeting and who does not vote in favor of the Merger Proposal to demand in writing that the Company pay to such holder in cash the fair value of such Shares (exclusive of any element of value arising from the expectation or accomplishment of the Merger).

    Any person having a beneficial interest in any Shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect such beneficial owner's appraisal rights, if any.

    Any stockholder of record contemplating making a demand for appraisal is urged to review carefully the provisions of Sections 85 through 98 of Chapter 156B of the MGL, particularly the procedural steps required to perfect dissenters' appraisal rights thereunder ("Appraisal Rights"). Appraisal Rights will be lost if such procedural requirements of Sections 85 through 98 are not fully satisfied.

    SET FORTH BELOW IS A SUMMARY OF THE PROCEDURES RELATING TO THE EXERCISE OF APPRAISAL RIGHTS. THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF SECTIONS 85 THROUGH 98, INCLUSIVE, OF CHAPTER 156B OF THE MGL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX C HERETO AND TO ANY AMENDMENTS TO SUCH SECTIONS AS MAY BE ADOPTED AFTER THE DATE OF THIS PROXY STATEMENT.

    FILING WRITTEN OBJECTION. A stockholder who intends to exercise Appraisal Rights must deliver to the Company prior to the vote of the Company's stockholders on the Merger Proposal, a written objection to the Merger Proposal, stating that such stockholder intends to demand payment for the Shares held by the stockholder if the Merger is consummated. Such written objection should be addressed to Wyman-Gordon Company, 244 Worcester Street, P.O. Box 8001, North Grafton, Massachusetts 01536-8001, Attention: Clerk. A vote against the Merger Proposal will not satisfy the requirement that a written objection be filed with the Company. The written objection to the Merger Proposal must be in addition to and separate from any proxy or vote against the Merger Proposal.

    NO VOTE IN FAVOR OF THE MERGER PROPOSAL. Shares for which appraisal is sought must not be voted in favor of the Merger Proposal. The submission of a signed blank proxy card will serve to waive Appraisal Rights, but failure to return a proxy card or vote (or abstaining from voting) will not waive Appraisal Rights.

    NOTICE BY SURVIVING CORPORATION. Within ten days after the Effective Time, the Surviving Corporation will notify each holder of Shares who has purported to comply with the provisions of Section 86 of Chapter 156B of the MGL, and whose Shares were not voted in favor of the Merger Proposal that the Merger has become effective as provided in Section 88 thereof. The giving of such notice shall not be deemed to create any rights in the stockholder receiving the same to demand payment for such holder's Shares. The notice shall be sent by registered or certified mail, addressed to the stockholder at such stockholder's last known address as it appears on the records of the Company immediately prior to the Effective Time.

    WRITTEN DEMAND. Within 20 days after the mailing of notice by the Surviving Corporation, any dissenting stockholder who wishes to exercise Appraisal Rights must demand in writing from the Surviving Corporation payment for the fair value of such holder's Shares. Such written demand should be addressed to the Surviving Corporation, 244 Worcester Street, P.O. Box 8001, North Grafton, Massachusetts 01536-8001, Attention: Clerk. The Surviving Corporation is required to make payment of the fair value of the Shares owned by each dissenting stockholder within 30 days (the "Payment Period") after the expiration of the 20-day period during which a written demand for payment may be made. If the Surviving Corporation and such stockholder shall have agreed as to the fair value of such Shares, the Surviving Corporation shall pay to such stockholder the agreed value of such stockholder's Shares within the Payment Period.

    SETTLEMENT OR APPRAISAL. Any stockholder shall, with the Surviving Corporation's written consent, have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered in the Merger Proposal within four months after the expiration of the Payment Period. If the Surviving Corporation and any stockholder seeking appraisal have not agreed on the fair value of such holder's Shares within the Payment Period, any such stockholder who has complied with Section 86 of Chapter 156B of the MGL, or the Surviving Corporation, by filing a bill in equity with the Superior Court in Worcester County, Massachusetts (the "Court"), may demand a determination of the fair value of the Shares of all such stockholders. If no such bill is filed within such four-month period, no holder of Shares shall be entitled to Appraisal Rights. Upon the filing of any such bill, notice of the time and place fixed for a hearing will be given by the Surviving Corporation to all stockholders who have demanded payment for their Shares and with whom agreements as to the fair value of their Shares have not been reached. After the hearing on such bill, the Court will determine the stockholders who have complied with the MGL and who have become entitled to Appraisal Rights. After determining those stockholders entitled to appraisal, the Court shall appraise the Shares, determining the fair value as of the day preceding the Special Meeting and exclusive of any element of value arising from the expectation or accomplishment of the Merger. Such determination shall be binding on all such stockholders. The Company has not yet determined whether it, as the Surviving Corporation, will file such a bill in equity and, therefore, any dissenting stockholder who desires such a bill in equity to be filed is advised to file it on a timely basis.

    PAYMENT AND COSTS. When value is so determined, the Court will direct the payment by the Surviving Corporation of such value, with interest thereon, if any, as the Court determines, to the stockholders entitled to receive the same upon surrender to the Surviving Corporation by such stockholders of the Certificates representing their Shares. The cost of the appraisal proceeding (other than attorneys' and experts' fees) and the reasonable compensation and expenses of any master appointed by the Court may be apportioned in such manner as appears to the Court to be equitable; however, all costs of giving notice to the dissenting stockholders entitled to notice of the filing of such an action will be paid by the Surviving Corporation.

    EXCLUSIVE REMEDY; EXCEPTION. The MGL provides that the enforcement by a stockholder of Appraisal Rights pursuant to the procedure summarized above is such stockholder's exclusive remedy, except that this does not exclude the right of such stockholder to maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to such stockholder. In addition, under Massachusetts law, dissenting stockholders may not be limited to the statutory remedy of judicial appraisal where violations of fiduciary duty are found.

    ANY STOCKHOLDER WHO DESIRES TO EXERCISE APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW THE MGL AND IS ADVISED TO CONSULT HIS OR HER LEGAL ADVISOR BEFORE EXERCISING OR ATTEMPTING TO EXERCISE SUCH RIGHTS.

                        FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax considerations relevant to the Merger that are generally applicable to holders of Shares. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of Shares as described herein. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships, or foreign estates or trusts as to the United States, and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation.

    The receipt of the Merger Consideration in the Merger by holders of Shares will be a taxable transaction for federal income tax purposes. Each holder's gain or loss per Share will be equal to the difference between $20.00 and the holder's adjusted basis in that particular Share. Such gain or loss generally will be a capital gain or loss. In the case of individuals, trusts and estates, such capital gain will be subject to a maximum federal income tax rate of 20% for Shares held for more than 12 months prior to the date of disposition.

    A holder of Shares may be subject to backup withholding at the rate of 31% with respect to Merger Consideration received pursuant to the Merger, unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number ("TIN"), certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. To prevent the possibility of backup federal income tax withholding on payments made with respect to Shares pursuant to the Merger, each holder must provide the Paying Agent with his or her correct TIN by completing a Form W-9 or substitute Form W-9. A holder of Shares who does not provide the Paying Agent with his or her correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"), as well as backup withholding. Any amount withheld under these rules will be creditable against the holder's federal income tax liability. The Surviving Corporation (or its agent) will report to the holders of Shares and the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

    THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. THE FOREGOING DISCUSSION DOES NOT DISCUSS TAX CONSEQUENCES UNDER THE LAWS OF STATES OR LOCAL GOVERNMENTS OR OF ANY OTHER JURISDICTION OR TAX CONSEQUENCES TO CATEGORIES OF STOCKHOLDERS THAT MAY BE SUBJECT TO SPECIAL RULES, SUCH AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, AND DEALERS IN STOCKS AND SECURITIES. THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO A STOCKHOLDER WHO ACQUIRED HIS OR HER SHARES PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION. EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH TAX LAWS.

                         REGULATORY AND OTHER APPROVALS

    There are no federal or state regulatory requirements which remain to be complied with in order to consummate the Merger (other than the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts).

                       INFORMATION CONCERNING THE COMPANY

    Wyman-Gordon Company, a Massachusetts corporation, is a leading manufacturer of high-quality, technologically advanced forging and investment casting components for the commercial aviation, commercial power and defense industries. The Company produces metal components for applications such as jet turbine engines, airframes and land-based and marine gas turbine engines. The Company also produces extruded seamless thick wall pipe, made from steel and other alloys for use primarily in the oil and gas industry and commercial power generation plants. The principal executive offices of the Company are located at 244 Worcester Street, P.O. Box 8001, North Grafton, Massachusetts 01536-8001 and the telephone number of such offices is (508) 839-4441.

                  INFORMATION CONCERNING THE PURCHASER AND PCC

    The Purchaser, a Massachusetts corporation, was recently formed by PCC for the purpose of facilitating the Offer and the Merger and has not conducted any unrelated activities since its organization. All of the outstanding shares of capital stock of the Purchaser are owned by PCC. The principal executive offices of the Purchaser are located at the principal executive offices of PCC.

    PCC, an Oregon corporation, is a manufacturer of complex metal components and products. PCC is the market leader in manufacturing large, complex structural investment castings and is the leading manufacturer of airfoil castings used in jet aircraft engines. In addition, PCC has expanded into the industrial gas turbine, fluid management, industrial metalworking tools and machines, powdered metal and other metal products markets. The principal executive offices of PCC are located at 4650 SW Macadam Avenue, Suite 440, Portland, Oregon 97201 and the telephone number of such offices is (503) 417-4800.

                           SOURCE AND AMOUNT OF FUNDS

    Pursuant to the Offer, the Purchaser purchased 35,385,078 Shares. The total amount of funds required by the Purchaser to purchase all the Shares tendered pursuant to the Offer and to make all payments to participants in the Company's Stock Option Plans pursuant to the Merger Agreement was approximately $719 million. The total amount of funds necessary to consummate the Merger is estimated to be approximately $12 million. The total amount of funds necessary to pay all related fees and expenses in connection with the Offer and the Merger is estimated to be approximately $24 million.

    The Purchaser will obtain the necessary funds to consummate the Merger and to pay related fees and expenses from PCC, which in turn will obtain such funds from its general corporate funds and borrowings under existing credit facilities. In connection with entering into the Merger Agreement, PCC entered into a commitment letter with Bank of America, N.A. ("Bank of America") and Banc of America Securities LLC (formerly known as Nationsbanc Montgomery Securities
LLC) for financing in the aggregate amount of up to $1.25 billion (the "BofA Facilities"). The BofA Facilities consist of: (i) a $950 million syndicated loan facility comprising (A) a $400 million revolving credit facility (the "Revolving Credit Facility"); (B) a $550 million term loan facility (the "Syndicated Term Loan Facility"); and (ii) a $300 million interim term loan facility (the "Interim Term Loan Facility"). Definitive documentation for the BofA Facilities was executed on July 30, 1999.

    The Interim Term Loan Facility will mature on November 25, 2000, and the Syndicated Term Loan Facility and the Revolving Credit Facility will mature on November 26, 2005. The Interim Term Loan Facility is subject to certain mandatory prepayments tied to asset sales, insurance and condemnation events and debt issuances. In addition, if PCC fails to maintain the investment grade rating of its senior unsecured long-term debt, the Interim Term Loan Facility will be subject to a mandatory prepayment tied to equity offerings. The Syndicated Term Loan Facility is subject to a mandatory prepayment requirement upon utilization of a $150 million accounts receivable-backed credit facility (the "Permitted

Receivables Purchase Facility" and, together with the BofA Facilities, the "Facilities"), which PCC and its subsidiary, Precision Receivables Corp. expect to enter into in mid-December 1999 with Wachovia Bank, N.A. and its affiliate Blue Ridge Asset Funding Corporation ("Blue Ridge"). The Permitted Receivables Purchase Facility will have a maturity date approximately 364 days after the closing date of such facility, but will be subject to renewal for additional terms of 364 days.

    The amounts borrowed pursuant to the BofA Facilities bear interest at a rate equal to LIBOR plus the applicable margin or the Alternate Base Rate plus the applicable margin. The Alternate Base Rate is the higher of (i) the Bank of America reference rate and (ii) the Federal Funds rate plus .50%. The applicable margin for LIBOR and Alternate Base Rate loans is calculated in accordance with a pricing grid referenced to PCC's long-term, unsecured senior, non-credit enhanced debt ratings.

    The amounts borrowed pursuant to the Permitted Receivables Purchase Facility will bear interest at a rate equal to the rate at which Blue Ridge is able to sell its commercial paper notes, or, if Blue Ridge is unable to sell its commercial paper notes, at LIBOR plus a margin. The BofA Facilities are unsecured. The Permitted Receivables Purchase Facility will be secured by a first priority perfected security interest in the accounts receivable of certain material subsidiaries of PCC, including the Company.

    The Facilities contain representations and warranties, affirmative and negative covenants, conditions precedent and events of default which are customarily required for similar financings. Borrowings under the Facilities were also used to purchase Shares pursuant to the Offer. The consummation of the Merger is not conditioned on PCC obtaining financing under the Facilities or otherwise.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

    The following table sets forth as of the Record Date certain information regarding the beneficial ownership of the Shares by (i) each person or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of 5% or more of the outstanding Shares,
(ii) each of the Company's directors, nominees for director and named executive officers and (iii) all directors and executive officers as a group.

                                                               NUMBER OF SHARES      PERCENT
NAME                                                          BENEFICIALLY OWNED   OF CLASS(1)
----                                                          ------------------   -----------
WGC Acquisition Corp.(2)(3).................................      35,385,078          98.33
Directors and Officers:
  David P. Gruber(4)........................................               0
  J. Stewart Smith(4).......................................               0
  J. Douglas Whelan(4)......................................               0
  Wallace F. Whitney, Jr.(4)................................               0
  Frank J. Zugel(4).........................................               0
  Mark Donegan(3)...........................................               0
  Warner S. Fletcher(4).....................................               0
  William C. McCormick(3)...................................               0
  William D. Larsson(3).....................................               0
  All Directors and Executive Officers as a group (9
    persons)................................................               0

------------------------

(1) Unless otherwise indicated, less than one percent.

(2) WGC Acquisition Corp., the holder of record of these Shares, is a wholly owned subsidiary of Precision Castparts Corp.

(3) Address: 4650 SW Macadam Avenue, Suite 440, Portland, OR 97201.

(4) Address: 244 Worcester Street, P.O. Box 8001, North Grafton, MA 01536-8001.

                          MARKET PRICES AND DIVIDENDS

    Since December 18, 1998, the Company's common stock, par value $1.00 per share ("Common Stock"), has been listed on the NYSE under the symbol "WYG." Prior to December 18, 1998, the Company's Common Stock was traded on The Nasdaq National Market under the symbol "WYMN." The following table sets forth for the fiscal periods indicated the high and low sales prices for the Shares as reported on the NYSE or The Nasdaq National Market (for information prior to December 18, 1998).

                                                                     PRICE
                                                              -------------------
FISCAL YEAR                                                     HIGH       LOW
-----------                                                   --------   --------
Year Ended May 31, 1998
  First Quarter.............................................  $ 28.25    $ 23.375
  Second Quarter............................................    30.00      20.375
  Third Quarter.............................................    22.125     16.50
  Fourth Quarter............................................    23.125     19.75

Year Ended May 31, 1999
  First Quarter.............................................  $ 20.875   $ 12.875
  Second Quarter............................................    17.50      11.50
  Third Quarter.............................................    16.00       7.125
  Fourth Quarter............................................    19.375     8.0625

Year Ending May 31, 2000
  First Quarter.............................................  $19.8125   $17.9375
  Second Quarter (through November 24, 1999)................   19.9375    17.9375

    On May 14, 1999, the last trading day prior to the announcement of the Merger Agreement, the high and low sales prices per Share reported on the NYSE for the Company were $13.50 and $12.625, respectively, and the closing sales price per Share reported on the NYSE for the Company was $13.25.

    The Company has not declared a dividend on its Common Stock for any period during its two most recent fiscal years. Under the Merger Agreement, the Company has agreed not to pay any dividends on its Common Stock prior to the consummation of the Merger.

    Following the acceptance for payment by PCC of the Shares tendered pursuant to the Offer, on November 26, 1999, the NYSE suspended trading in the Company's Common Stock.

                         SELECTED FINANCIAL INFORMATION

    Set forth below is certain selected historical consolidated financial information relating to the Company and its subsidiaries, which, with respect to the five-year period ended May 31, 1999, has been excerpted from information contained in the Annual Report on Form 10-K of the Company for the year ended May 31, 1999, as filed by the Company with the Commission and attached hereto as
EXHIBIT I. More comprehensive financial information is included in such annual report (including in Management's Discussion and Analysis of Financial Condition and Results of Operations) and other documents filed by the Company with the Commission. The financial information set forth below is qualified in its entirety by reference to such annual report and other documents and all of the financial statements and related notes contained therein. Such other documents may be examined and copies thereof may be obtained in the manner set forth under the heading "Where You Can Find More Information."

    The selected historical consolidated financial data for the three months ended August 31, 1999 and August 31, 1998 has been excerpted from, and should be read in conjunction with, the Company's unaudited condensed consolidated financial statements included in the Company's Quarterly Report on Form 10-Q, which is attached hereto as EXHIBIT II. Data for the three months ended
August 31, 1999 is not necessarily indicative of the results to be expected for the full year.

                                    YEAR        YEAR        YEAR       YEAR       YEAR       THREE MONTHS        THREE MONTHS
                                   ENDED       ENDED       ENDED      ENDED      ENDED           ENDED               ENDED
                                  MAY 31,     MAY 31,     MAY 31,    MAY 31,    MAY 31,       AUGUST 31,          AUGUST 31,
                                    1999        1998        1997       1996       1995           1999                1998
                                  --------   ----------   --------   --------   --------   -----------------   -----------------
                                                            (000'S OMITTED, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA(1):
Revenues........................  $849,261   $  752,913   $608,742   $499,624   $396,639       $176,495           $  189,664
Gross profit....................  133,359       115,646    97,634     78,132     49,388          28,728               28,597
Other charges (credits)(2)......   13,745        (4,900)   23,083      2,717       (710)         (1,200)              (5,000)
Income (loss) from operations...   62,952        68,892    30,322     37,699     13,718          17,952               20,117
Net income (loss)(3)............   37,028        33,890    50,023     25,234      1,039           8,991               11,852

BASIC PER SHARE DATA:
Income (loss) per share before
  extraordinary item............  $  1.02    $     1.07   $  1.40    $  0.72    $  0.03        $   0.25           $     0.32
Net income (loss) per share
  (3)...........................     1.02          0.93      1.40       0.72       0.03            0.25                 0.32

DILUTED PER SHARE DATA:
Income (loss) per share before
  extraordinary item............  $  1.01    $     1.05   $  1.35    $  0.70    $  0.03        $   0.25           $     0.32
Net income (loss) per share
  (3)...........................     1.01          0.91      1.35       0.70       0.03            0.25                 0.32
Shares used to compute income
  (loss) per share:
  Basic.........................   36,149        36,331    35,825     35,243     34,813          35,911               36,542
  Diluted.......................   36,589        37,357    37,027     36,241     35,148          36,557               37,207

BALANCE SHEET DATA (AT END OF
  PERIOD)(2):
Working capital.................  $230,027   $  223,764   $166,205   $116,534   $93,062        $237,700           $  230,400
Total assets....................  581,710       551,610   454,371    375,890    369,064         582,021              345,692
Long-term debt..................  164,338       162,573    96,154     90,231     90,308         164,315              165,283
Stockholders' equity............  233,762       204,820   164,398    109,943     80,855         245,370              217,810

OTHER DATA:
Order backlog (at end of
  period).......................  $734,790   $1,030,092   $895,825   $598,438   $468,721       $644,300           $1,000,900

------------------------------

(1) On April 9, 1998, the Company acquired International Extruded Products, LLC ("IXP"). The Selected Consolidated Financial Data include the accounts of IXP from the date of acquisition. IXP's operating results from April 9, 1998 to May 31, 1998 are not material to the consolidated statement of operations for the year ended May 31, 1998.

(2) During the year ended May 31, 1996, the Company provided $1,900,000 in order to recognize its 25.0% share of the net losses of its Australian joint venture and to reduce the carrying value of such joint venture. Additionally, the Company provided $800,000 to reduce the carrying value of the cash surrender value of certain company-owned life insurance policies.

   During the year ended May 31, 1997, the Company recorded other charges of $23,100,000, which included $4,600,000 to provide for the costs of workforce reductions at the Company's Grafton, Massachusetts, forging facility, $3,400,000 to the write-off and disposal of certain forging equipment, $2,300,000 to reduce the carrying value and dispose of certain assets of the Company's titanium castings operations, $1,200,000 to consolidate the titanium castings operations, $2,500,000 to reduce the carrying value of the Australian joint venture, $5,700,000 to reduce the carrying value of the cash surrender value of certain Company-owned life insurance policies, $1,900,000 to reduce the carrying value of a building held for sale and $250,000 to reduce the carrying value of other assets. Other charges (credits) in the year ended May 31, 1997 also included a charge of $1,200,000, net of insurance recovery of $6,900,000, related to the accident at the Houston, Texas facility of Wyman-Gordon Forgings, Inc. in December 1996.

   Other charges (credits) in the year ended May 31, 1998 includes a credit of $4,000,000 for the recovery of cash surrender value of certain Company-owned life insurance policies, a credit of $1,900,000 resulting from the disposal of a building held for sale and a charge of $1,000,000 to provide for costs as a result of the six-month shutdown of the 29,000-ton press at the Company's Houston, Texas, forging facility.

   During the year ended May 31, 1999, the Company recorded other charges of $13,745,000. Such other charges include a net charge of $12,955,000 to provide for settlement costs associated with the Houston industrial accident, $4,700,000 to provide for the costs of Company-wide workforce reductions, a charge of $1,090,000 to reduce the carrying value and dispose of certain assets of the Company's titanium castings operations and a credit of $5,000,000 resulting from the sale of the operating assets of the Company's Millbury, Massachusetts, vacuum remelting facility to TIMET.

(3) In the year ended May 31, 1997, net tax benefits of $25,680,000 were recognized, including a refund of prior years' income taxes amounting to $19,680,000, plus interest of $3,484,000, and $6,500,000 related to the expected realization of net operating losses ("NOLs") in future years and $10,250,000 related to current NOLs benefit offsetting $10,750,000 of current income tax expense. The refund relates to the carryback of tax net operating losses to tax years 1981, 1984 and 1986 under the applicable provisions of Internal Revenue Code Section 172(f).

   In the year ended May 31, 1998, the Company provided $16,355,000 for income taxes, net of a tax benefit of approximately $1,800,000 relating to the utilization of NOLs carryforwards. In addition, the Company has recorded a $2,920,000 tax benefit against the extraordinary loss of $8,112,000 associated with the early extinguishment of the Company's 10 3/4% Senior Notes.

   In the year ended May 31, 1999, the Company provided $10,467,000 for income taxes, net of a tax benefit of approximately $6,400,000 associated with the expected realization of certain tax assets.

                            INDEPENDENT ACCOUNTANTS

    The consolidated financial statements and schedules of the Company included in its Annual Report on Form 10-K for the year ended May 31, 1999, which are incorporated by reference in this Proxy Statement, have been audited by Ernst & Young LLP. A representative of Ernst & Young LLP is expected to be present at the Special Meeting to answer appropriate questions by stockholders and will have the opportunity to make a statement if he or she desires.

                             STOCKHOLDER PROPOSALS

    Upon the consummation of the Merger, all of the outstanding Shares of the Company will be held and voted by PCC. As a result, the Company will not solicit proxies in connection with an annual meeting of stockholders. If the Merger is not consummated, then, according to the Commission's rules, all proposals of stockholders to be presented at the annual meeting would be required to be received by the Clerk of the Company a reasonable time before the Company begins to print and mail its proxy materials. These proposals would also need to comply with the rules of the Commission governing the form and content of proposals in order to be included in the Company's proxy statement and form of proxy.

    In addition, the Company's Amended and Restated Bylaws provide that, to be timely, a notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. The proposal would also need to comply with the other requirements contained in the Company's Amended and Restated Bylaws, including supporting documentation and other information.

                                 OTHER MATTERS

    Management knows of no other business to be presented at the Special Meeting. If other matters do properly come before the Special Meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote on such matters according to their best judgment unless the authority to do so is withheld in such proxy.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed by the Company (File No. 000-3085) with the Commission are incorporated by reference in this Proxy Statement:

    - The Company's Annual Report on Form 10-K for the fiscal year ended
      May 31, 1999, previously filed with the Commission on August 30, 1999; and

    - The Company's Quarterly Report on Form 10-Q for the quarterly period ended August 31, 1999, previously filed with the Commission on October 15, 1999.

    All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein or contained in this Proxy Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modified or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                      WHERE YOU CAN FIND MORE INFORMATION

    The Company is subject to the information filing requirements of the Exchange Act and, in accordance therewith, is obligated to file with the Commission periodic reports, proxy statements and other information relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be inspected at the Commission's office at the public reference facilities of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and is also available for inspection at the regional offices of the Commission located at Citicorp Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, NW, Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. The information is also available at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The Commission allows the Company to "incorporate by reference" information into this document, which means that the Company can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference certain documents that the Company has previously filed with the Commission. These documents contain important business information about the Company and its financial condition.

    The Company may have sent to you some of the documents incorporated by reference, but you can obtain any of them through the Company or the Commission or the Commission's website described above. Documents incorporated by reference are available from the Company without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Stockholders may obtain documents incorporated by reference in this document upon written or oral request to the following address or telephone number:
Wyman-Gordon Company, 244 Worcester Street, P.O. Box 8001, North Grafton, MA 01536-8001, (508) 839-4441, Attention: Clerk.

    The Company will send any document so requested to the requesting stockholder by first class mail or other equally prompt means within one business day of receiving such request.

    You should rely only on the information contained or incorporated by reference in this document to vote your Shares at the Special Meeting. The Company has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated December 23, 1999. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           PRECISION CASTPARTS CORP.,

                             WGC ACQUISITION CORP.

                                      AND

                              WYMAN-GORDON COMPANY

                            DATED AS OF MAY 17, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                              --------
ARTICLE I       THE OFFER...................................................      1
          1.1   The Offer...................................................      1
          1.2   Company Actions.............................................      3
          1.3   Board Representation........................................      4
          1.4   Company Stock Options and Related Matters...................      5
          1.5   Employee Stock Purchase Plan................................      6

ARTICLE II      THE MERGER..................................................      6
          2.1   The Merger..................................................      6
          2.2   Effective Time..............................................      6
          2.3   Closing.....................................................      7
          2.4   Directors and Officers......................................      7
          2.5   Stockholders' Meeting.......................................      7
          2.6   Merger Without Meeting of Stockholders......................      8
          2.7   Conversion of Securities....................................      8
          2.8   Taking of Necessary Action; Further Action..................      8

ARTICLE III     PAYMENT FOR SHARES; DISSENTING SHARES.......................      9
          3.1   Payment for Shares of Company Common Stock..................      9
          3.2   Appraisal Rights............................................     10

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION
                SUB.........................................................     11
          4.1   Organization................................................     11
          4.2   Authorization; Validity of Agreement; Necessary Action......     12
          4.3   Consents and Approvals; No Violations.......................     12
          4.4   Information in Proxy Statement..............................     12
          4.5   Required Financing..........................................     13

ARTICLE V       REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............     13
          5.1   Existence; Good Standing; Authority; Compliance With Law....     13
          5.2   Authorization, Validity and Effect of Agreements............     14
          5.3   Capitalization..............................................     15
          5.4   Subsidiaries................................................     16
          5.5   Other Interests.............................................     16
          5.6   No Violation; Consents......................................     16
          5.7   SEC Documents...............................................     17
          5.8   Litigation..................................................     18
          5.9   Absence of Certain Changes..................................     18
          5.10  Taxes.......................................................     18
          5.11  Books and Records...........................................     19
          5.12  Properties..................................................     19
          5.13  Intellectual Property.......................................     21
          5.14  Environmental Matters.......................................     21
          5.15  Employee Benefit Plans......................................     22
          5.16  Labor Matters...............................................     24
          5.17  No Brokers..................................................     24
          5.18  Opinion of Financial Advisor................................     25
          5.19  Year 2000...................................................     25

                                                                                PAGE
                                                                              --------
          5.20  Insurance...................................................     25
          5.21  Key Customers...............................................     25
          5.22  Product Quality.............................................     26
          5.23  Material Contracts and Agreements...........................     26
          5.24  Definition of the Company's Knowledge.......................     26

ARTICLE VI      CONDUCT OF BUSINESS PENDING THE MERGER......................     26
          6.1   Conduct of Business by the Company..........................     26

ARTICLE VII     ADDITIONAL AGREEMENTS.......................................     28
          7.1   Other Filings...............................................     28
          7.2   Additional Agreements.......................................     28
          7.3   Fees and Expenses...........................................     29
          7.4   No Solicitations............................................     29
          7.5   Officers' and Directors' Indemnification....................     31
          7.6   Access to Information; Confidentiality......................     32
          7.7   Financial and Other Statements..............................     33
          7.8   Public Announcements........................................     33
          7.9   Employee Benefit Arrangements...............................     33
          7.10  Rights Agreement............................................     34
          7.11  Status of Financing.........................................     35

ARTICLE VIII    CONDITIONS TO THE MERGER....................................     35
          8.1   Conditions to the Obligations of Each Party to Effect the
                Merger......................................................     35

ARTICLE IX      TERMINATION, AMENDMENT AND WAIVER...........................     36
          9.1   Termination.................................................     36
          9.2   Effect of Termination.......................................     37
          9.3   Amendment...................................................     38
          9.4   Extension; Waiver...........................................     38

ARTICLE X       GENERAL PROVISIONS..........................................     39
          10.1  Notices.....................................................     39
          10.2  Interpretation..............................................     40
          10.3  Non-Survival of Representations, Warranties, Covenants and
                Agreements..................................................     40
          10.4  Miscellaneous...............................................     40
          10.5  Assignment..................................................     41
          10.6  Severability................................................     41
          10.7  Choice of Law/Consent to Jurisdiction.......................     41
          10.8  No Agreement Until Executed.................................     41

ANNEX A.....................................................................    A-1

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of May 17, 1999, by and among Precision Castparts Corp., an Oregon corporation ("PARENT"), WGC Acquisition Corp., a Massachusetts corporation and a wholly-owned subsidiary of Parent ("ACQUISITION SUB"), and Wyman-Gordon Company, a Massachusetts corporation (the "COMPANY").

                                    RECITALS

    WHEREAS, the Board of Directors of each of Parent, Acquisition Sub and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Parent, Acquisition Sub and the Company hereby agree as follows:

                                   ARTICLE I
                                   THE OFFER

    1.1  THE OFFER.

    (a) Provided that this Agreement shall not have been terminated in accordance with its terms and none of the events or conditions specified in ANNEX A hereto shall have occurred or shall exist, Acquisition Sub shall, as soon as practicable after the date hereof, (but in no event later than the fifth business day following the public announcement of the Offer (treating the business day on which such public announcement occurs as the first business day)), commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "EXCHANGE ACT")) an offer to purchase (as such offer to purchase may be amended in accordance with the terms of this Agreement, the "OFFER") all of the issued and outstanding shares ("SHARES") of common stock, par value $1.00 per share, of the Company (the "COMPANY COMMON STOCK") at a price of not less than $20.00 per Share, net to the seller in cash (less applicable withholding taxes, if any) (such price, or such other price per Share as may be paid in the Offer, being referred to herein as the "OFFER PRICE"). After the commencement of the Offer, the Offer and the obligation of Acquisition Sub to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in ANNEX A hereto and the condition (the "MINIMUM CONDITION") that there be validly tendered and not withdrawn prior to the expiration of the Offer at least two-thirds of the Shares on a fully diluted basis (the "MINIMUM PERCENTAGE"). Parent and Acquisition Sub expressly reserve the right to waive any condition set forth in ANNEX A, to change the form or amount payable per Share in the Offer (including the Offer Price) and to make any other changes in the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company, Parent shall not amend, or permit to be amended, the Offer to (i) decrease the Offer Price, (ii) change the consideration into a form other than cash, (iii) add any conditions to the obligation of Acquisition Sub to accept for payment and pay for Shares tendered pursuant to the Offer, (iv) amend (other than to waive) the Minimum Condition or the other conditions set forth in ANNEX A, or (v) reduce the maximum number of Shares to be purchased in the Offer. If on the initial scheduled expiration date of the Offer (the "INITIAL EXPIRATION DATE"), which shall be 20 business days after the date the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived, Acquisition Sub may, from time to time, in its sole discretion, extend the expiration date of the Offer (the "EXPIRATION DATE"); provided, however, that, except as set forth below, the Expiration Date, as extended, shall be no later than the date that is 60 business days immediately following the Initial Expiration Date (the "FINAL EXPIRATION DATE"); and provided further that if on the Initial Expiration Date, all conditions to the Offer shall have been satisfied or waived other than the Minimum Condition, Acquisition Sub shall be required to extend the Expiration Date to the date that is ten business days immediately following the Initial Expiration Date. Notwithstanding the foregoing, if on the Initial Expiration Date, the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") in respect of the Offer shall not have expired or been terminated and all other conditions to the Offer shall have been satisfied or waived other than the Minimum Condition and clause (a) of ANNEX A as it relates to compliance with the HSR Act or other applicable antitrust laws, Acquisition Sub shall be required to extend the Expiration Date for such additional periods as may be necessary to permit the parties to seek to obtain termination of the waiting period under the HSR Act in accordance with Section 7.1 below up to the date that is nine months after the date upon which Parent files a pre-merger notification and report form under the HSR Act (the "HSR EXPIRATION DATE"); provided, however, that if the applicable waiting period (and any extension thereof) under the HSR Act in respect of the Offer expires or is terminated prior to the date that is ten business days prior to the HSR Expiration Date, the Expiration Date shall be the date which is ten business days immediately following public disclosure of the expiration or termination of the waiting period under the HSR Act. Acquisition Sub shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under this Agreement and applicable law. The Offer shall be made by means of an offer to purchase (the "OFFER TO PURCHASE") containing the terms set forth in this Agreement, the Minimum Percentage and the conditions set forth in ANNEX A hereto.

    (b) As soon as practicable after the date the Offer is commenced, Parent and Acquisition Sub shall file or cause to be filed with the Securities and Exchange Commission (the "COMMISSION") a Tender Offer Statement on Schedule 14D-1 (together with all amendments or supplements thereto, the "SCHEDULE 14D-1"), which shall include as an exhibit or incorporate by reference, the Offer to Purchase (or portions thereof) and forms of the related letter of transmittal and summary advertisement (such Schedule 14D-1, the Offer to Purchase and related documents, together with all amendments or supplements thereto, are collectively referred to herein as the "OFFER DOCUMENTS"). The Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Acquisition Sub with respect to information furnished by the Company for inclusion in the Offer Documents. The information supplied in writing by the Company for inclusion in the Offer Documents and by Parent or Acquisition Sub for inclusion in the Schedule 14D-9 (as hereinafter defined) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent, Acquisition Sub and the Company each agrees promptly to amend or supplement any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable federal securities laws, and Parent and Acquisition Sub each further agrees to take all steps necessary to cause the Offer Documents, as so amended or supplemented, to be filed with the Commission and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to the filing thereof with the Commission or the dissemination thereof to the holders of Shares.

    1.2  COMPANY ACTIONS.

    (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company (the "COMPANY BOARD"), at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as hereinafter defined) taken together, are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including, without limitation, the Merger and the Offer (collectively, the "TRANSACTIONS"), and such approval constitutes approval of the Transactions for purposes of Chapter 110F of the Massachusetts General Laws, as amended (the "MGL"), and Article 6(c)2 of the Restated Articles of Organization of the Company (the "ARTICLES OF ORGANIZATION") and (iii) voted to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Acquisition Sub and, if required by applicable law, approve and adopt this Agreement and the Merger, subject to the Company's rights under
Section 7.4 hereof.

    (b) Concurrently with the commencement of the Offer and the filing by or on behalf of Parent and Acquisition Sub of the Schedule 14D-1, the Company shall file with the Commission and disseminate to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments or supplements thereto, the "SCHEDULE 14D-9"), containing (among other things) the recommendation referred to in clause (iii) of Section 1.2(a) hereof, subject to the Company's rights under Section 7.4 hereof. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information furnished by Parent or Acquisition Sub for inclusion in the Schedule 14D-9. The Company, Parent and Acquisition Sub each agrees promptly to correct, amend or supplement any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable federal securities laws, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the Commission and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Acquisition Sub and their counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to the filing thereof with the Commission or the dissemination thereof to the holders of Shares.

    (c) In connection with the Offer, the Company shall promptly furnish Parent and Acquisition Sub with a list of the names and addresses of all record holders of Shares and security position listings of Shares, each as of a recent date, and shall promptly furnish Parent and Acquisition Sub with such additional information, including updated lists of the stockholders of the Company, lists of the holders of the Company's outstanding stock options, mailing labels, security position listings and such other assistance and information as Parent or Acquisition Sub or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, each of Parent and Acquisition Sub shall use the information described in the preceding sentence only in connection with the Offer, and if this Agreement is terminated in accordance with its terms, each of them shall, upon the Company's request, deliver to the Company all such information and any copies or extracts thereof then in its possession or under its control.

    1.3 BOARD REPRESENTATION. Promptly upon the purchase of Shares pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of (a) the total number of directors on the Company Board (after giving effect to the directors designated by Parent pursuant to this sentence) and (b) the percentage that the total votes represented by such number of Shares in the election of directors of the Company so purchased bears to the total votes represented by the number of Shares outstanding. In furtherance thereof, the Company shall, upon request by Parent, promptly increase the size of the Company Board and/or exercise its commercially reasonable best efforts to secure the resignations of such number of its directors as is necessary to enable Parent's designees to be elected to the Company Board and shall take all actions to cause Parent's designees to be so elected to the Company Board. At such time, the Company shall also cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of
(i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Subsidiary (as defined in Section 10.2 hereof) of the Company (each, a "COMPANY SUBSIDIARY") and (iii) each committee (or similar body) of each such board. The Company shall take, at its expense, all action required pursuant to Section 14(f) and Rule 14f-1 of the Exchange Act in order to fulfill its obligations under this Section 1.3 and shall include in the
Schedule 14D-9 to its stockholders such information with respect to the Company and its officers and directors as is required by such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this
Section 1.3 are in addition to and shall not limit any rights which Acquisition Sub, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise. In the event that Parent's designees are elected to the Company Board, until the Effective Time (as hereinafter defined), the Company Board shall have at least two directors who are directors on the date hereof (the "INDEPENDENT DIRECTORS"); provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate the person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, affiliates or associates of Parent or Acquisition Sub and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees are elected to the Company Board, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required in addition to any other applicable requirement to (a) amend this Agreement in any material respect in a manner adverse to any stockholder of the Company or any intended third-party beneficiary of this Agreement,
(b) terminate this Agreement by the Company, (c) exercise or waive any of the Company's material rights, benefits or remedies hereunder, or (d) extend the time for performance of Parent's or Acquisition Sub's respective obligations hereunder.

    1.4  COMPANY STOCK OPTIONS AND RELATED MATTERS.

    (a) Each option and stock appreciation right (collectively, the "OPTIONS") granted under the Company Stock Option Plans (as hereinafter defined), which is outstanding (whether or not currently exercisable) as of immediately prior to the date on which Acquisition Sub accepts for payment Shares pursuant to the Offer (the "ACCEPTANCE DATE") and which has not been exercised or canceled prior thereto shall, on the Acceptance Date, be canceled and upon the surrender and cancellation of the option agreement representing such Option, Acquisition Sub shall pay to the holder thereof cash in an amount equal to the product of
(i) the number of Shares provided for in such Option and (ii) the excess, if any, of the Offer Price over the exercise price per Share provided for in such Option, which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. The Company shall take all actions necessary to ensure that (i) all Options, to the extent not exercised prior to the Acceptance Date, shall terminate and be canceled as of the Acceptance Date and thereafter be of no further force or effect, (ii) no Options are granted after the date of this Agreement, and (iii) as of the Acceptance Date, the Company Stock Option Plans and all Options issued thereunder shall terminate.

    (b) Except as set forth in Section 1.5 or as may be otherwise agreed to by Parent or Acquisition Sub and the Company, the Company Stock Option Plans shall terminate as of the Acceptance Date and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of the Company Subsidiaries shall be of no further force and effect and shall be deemed to be deleted as of the Acceptance Date and no holder of an Option or any participant in any Company Stock Option Plan or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation (as hereinafter defined) or any Subsidiary thereof.

    1.5 EMPLOYEE STOCK PURCHASE PLAN. The Company has taken appropriate action to provide that (i) the current offering period under the Company's Employee Stock Purchase Plan (the "STOCK PURCHASE PLAN") shall be terminated as of the date hereof, (ii) each participant in the Stock Purchase Plan on the date hereof shall be deemed to have exercised his or her Option (as defined in the Stock Purchase Plan) on such date and shall acquire from the Company (A) such number of whole shares of Company Common Stock as his or her accumulated payroll deductions on such date will purchase at the Option Price (as defined in the Stock Purchase Plan) (treating the last business day prior to the date hereof as the "Exercise Date" for all purposes of the Stock Purchase Plan) and (B) cash in the amount of any remaining balance in such participant's account, and
(iii) the Stock Purchase Plan shall be terminated effective as of the date hereof.

                                   ARTICLE II
                                   THE MERGER

    2.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Acquisition Sub shall consummate a merger (the "MERGER") pursuant to which (a) Acquisition Sub shall be merged with and into the Company and the separate corporate existence of Acquisition Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes referred to herein as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the Commonwealth of Massachusetts, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Articles of Organization, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation until thereafter amended as provided by law and such Articles of Organization, and Bylaws of the Company (the "BYLAWS"), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, by such Articles of Organization or by such Bylaws. The Merger shall have the effects specified in the MGL.

    2.2 EFFECTIVE TIME. As promptly as practicable after all of the conditions set forth in Article VIII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, the Company shall duly execute and file articles of merger (the "ARTICLES OF MERGER") with the Secretary of State of the Commonwealth of Massachusetts in accordance with the MGL. The Merger shall become effective at such time as the Articles of Merger, accompanied by payment of the filing fee (as provided in Chapter 156B, Section 114 of the MGL), have been examined by and received the endorsed approval of the Secretary of State of the Commonwealth of Massachusetts (the "EFFECTIVE TIME").

    2.3 CLOSING. The closing of the Merger (the "CLOSING") shall take place at such time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VIII hereof (the "CLOSING DATE"), at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109, unless another date or place is agreed to by the parties hereto.

    2.4 DIRECTORS AND OFFICERS. The directors and officers of Acquisition Sub immediately prior to the Effective Time shall, immediately after the Effective Time, be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and Bylaws of the Surviving Corporation.

    2.5 STOCKHOLDERS' MEETING. If required by applicable law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable law:

    (a) duly call, give notice of, convene and hold a special meeting of its stockholders (the "SPECIAL MEETING") as promptly as practicable following the acceptance for payment and purchase of Shares by Acquisition Sub pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

    (b) prepare as promptly as practicable following the execution of this Agreement, and file with the Commission as promptly as practicable following the Expiration Date, a preliminary proxy or information statement relating to the Merger and this Agreement and use its commercially reasonable best efforts to obtain and furnish the information required to be included by the Commission in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "PROXY STATEMENT"), to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without the consultation and approval of Parent and its counsel (which shall not be unreasonably withheld), and to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

    (c) include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

    2.6 MERGER WITHOUT MEETING OF STOCKHOLDERS. Notwithstanding any provision in this Agreement to the contrary, in the event that Acquisition Sub shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties hereto shall, at the request of Parent and subject to Article VIII hereof, take all necessary and appropriate action to cause the merger of the Company with and into Acquisition Sub to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Chapter 156B, Section 82 of the MGL.

    2.7 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or the holders of any Shares:

    (a) Each issued and outstanding Share held by the Company as a treasury Share or held by any direct or indirect Company Subsidiary and each issued and outstanding Share owned by Parent, Acquisition Sub or any other direct or indirect Subsidiary of Parent (a "PARENT SUBSIDIARY") immediately prior to the Effective Time, shall be canceled and retired and cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto;

    (b) Each Share issued and outstanding immediately prior to the Effective Time, other than (i) those Shares referred to in Section 2.7(a) and
(ii) Dissenting Shares (as hereinafter defined), shall be canceled and shall be converted automatically into and represent the right to receive the kind and amount of consideration (without interest) equal to the kind and amount of consideration paid per Share pursuant to the Offer (the "MERGER CONSIDERATION"), payable (without interest) to the holder of such Share upon surrender, in the manner provided in Section 3.1, of the Certificate (as hereinafter defined) that formerly evidenced such Share. All of the Certificates evidencing Shares, by virtue of the Merger and without any action on the part of the stockholders of the Company or the Company, shall be deemed to be no longer outstanding, shall not be transferable on the books of the Surviving Corporation, and shall represent solely the right to receive the amount set forth in this Section 2.7(b); and

    (c) Each share of common stock, par value $.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $1.00 per share, of the Surviving Corporation, certificates for which shall be issued to the stockholders of Acquisition Sub on a pro rata basis in accordance with their respective shares of Acquisition Sub upon surrender to the Surviving Corporation of such stockholders' certificates formerly representing such shares of Acquisition Sub.

    2.8 TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent, Acquisition Sub and the Company shall use its commercially reasonable best efforts to take all such action as may be necessary or appropriate in order to effectuate the Merger under the MGL as promptly as practicable following the purchase of shares pursuant to the Offer. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of both of the Company and Acquisition Sub, the officers of such corporations are fully authorized in the name of their corporation or otherwise to take, and shall take, all such lawful and necessary action.

                                  ARTICLE III
                     PAYMENT FOR SHARES; DISSENTING SHARES

    3.1  PAYMENT FOR SHARES OF COMPANY COMMON STOCK.

    (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger (the "PAYING AGENT") for purposes of effecting the exchange of certificates for the Merger Consideration which, prior to the Effective Time, represented Shares entitled to receive the Merger Consideration pursuant to
Section 2.7(b).

    (b) From time to time before or after the Effective Time, as necessary, Parent or Acquisition Sub shall deposit in trust with the Paying Agent cash in an aggregate amount equal to the product of (i) the number of Shares issued and outstanding immediately prior to the Effective Time (other than shares owned by, or issuable upon conversion of other securities to, the Company, Parent, Acquisition Sub or any direct or indirect Parent Subsidiary or Company Subsidiary and Shares known immediately prior to the Effective Time to be Dissenting Shares) (as hereinafter defined) and (ii) the Merger Consideration (such aggregate amount being hereinafter referred to as the "PAYMENT FUND"). The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.7(b) out of the Payment Fund.

    (c) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each person who was a record holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "CERTIFICATES"), whose Shares were converted pursuant to Section 2.7(b) into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) and instructions for its use in surrendering Certificates in exchange for payment of the Merger Consideration. Upon the surrender to the Paying Agent of such a Certificate, together with such duly executed letter of transmittal and any other required documents, the holder thereof shall be paid, without interest thereon, the Merger Consideration to which such holder is entitled hereunder, and such Certificate shall forthwith be canceled. Until so surrendered, each such Certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration into which the Shares such Certificate theretofore represented shall have been converted pursuant to Section 2.7(b), and the holder thereof shall not be entitled to be paid any cash to which such holder otherwise would be entitled. In case any payment pursuant to this Section
3.1 is to be made to a holder other than the registered holder of a surrendered Certificate, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such cash to a person other than the registered holder of the Certificate surrendered, or that such person shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

    (d) Promptly following the date which is twelve months after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to
it), and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate shall be entitled to look to the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws) only as a general creditor thereof with respect to any Merger Consideration, without interest, that may be payable upon due surrender of the Certificate or Certificates held by them. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Certificates that prior to the Effective Time evidenced Shares for any Merger Consideration delivered pursuant hereto to a public official pursuant to applicable abandoned property, escheat or other similar laws.

    (e) At the Effective Time, the Company Common Stock transfer books shall be closed and no transfer of Shares shall be made thereafter. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the Merger Consideration as provided in Section 2.7(b), subject to applicable law in the case of Dissenting Shares.

    (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, upon the posting by such person of a bond in such amount as Parent or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the cash representing the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

    3.2  APPRAISAL RIGHTS.

    (a) Notwithstanding anything in this Agreement to the contrary, any Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders of the Company who have filed with the Company, before the taking of the vote of the stockholders of the Company to approve this Agreement, written objections to such approval stating their intention to demand payment for such Shares, and who have not voted such Shares in favor of the adoption of this Agreement ("DISSENTING SHARES") will not be converted as described in Section 2.7 hereof, but will thereafter constitute only the right to receive payment of the fair value of such Shares in accordance with the applicable provisions of Chapter 156B of the MGL (the "APPRAISAL RIGHTS PROVISIONS"); provided, however, that all Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and retired and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration, without interest, in the manner provided in Section 2.7. Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid will not be paid by the Surviving Corporation as provided in this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if Acquisition Sub abandons or is finally enjoined or prevented from carrying out, or the stockholders rescind their adoption of, this Agreement, the right of each holder of Dissenting Shares to receive the fair value of such Dissenting Shares in accordance with the Appraisal Rights Provisions will terminate, effective as of the time of such abandonment, injunction, prevention or rescission.

    (b) Each dissenting stockholder who becomes entitled under the MGL to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the MGL) and such Dissenting Shares shall thereupon be canceled.

                                   ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF
                           PARENT AND ACQUISITION SUB

    Parent and Acquisition Sub jointly and severally hereby represent and warrant to the Company as follows:

    4.1 ORGANIZATION. Except as set forth in Section 4.1 of the schedule attached to this Agreement setting forth exceptions to Parent's and Acquisition Sub's representations and warranties set forth herein, each of Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority necessary to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Parent Material Adverse Effect (as defined below). "PARENT MATERIAL ADVERSE EFFECT" means any change or effect that has or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries (the "PARENT SUBSIDIARIES") taken as a whole.

    4.2 AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. Except as set forth in Section 4.2 of the schedule attached to this Agreement setting forth exceptions to Parent's and Acquisition Sub's representations and warranties set forth herein, (i) each of Parent and Acquisition Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions; (ii) the execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the consummation of the Transactions have been duly authorized by the Board of Directors of Parent (the "PARENT BOARD") and the Board of Directors of Acquisition Sub (the "ACQUISITION SUB BOARD") and by Parent as the sole stockholder of Acquisition Sub, and no other corporate action on the part of Parent and Acquisition Sub is necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement and the consummation of the Transactions; and (iii) this Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Acquisition Sub, as the case may be, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

    4.3  CONSENTS AND APPROVALS; NO VIOLATIONS.  Except as set forth in Section
4.3 of the schedule attached to this Agreement setting forth exceptions to Parent's and Acquisition Sub's representations and warranties set forth herein and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, and state securities or state "Blue Sky" laws, none of the execution, delivery or performance of this Agreement by Parent or Acquisition Sub, the consummation by Parent or Acquisition Sub of the Transactions or compliance by Parent or Acquisition Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the respective articles of incorporation or organization or bylaws of Parent or Acquisition Sub,
(ii) require any filing with, or permit, authorization, consent or approval of, any state, federal or foreign government or governmental authority or by any United States, state or foreign court of competent jurisdiction (a "GOVERNMENTAL ENTITY"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries listed in Section 4.3 of the Schedule attached to this Agreement (the "MATERIAL PARENT SUBSIDIARIES") is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of the Material Parent Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

    4.4 INFORMATION IN PROXY STATEMENT. None of the information supplied by Parent or Acquisition Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, as of the date mailed to the Company's stockholders and except as supplemented by Parent to reflect changes in information so supplied at the time of any meeting of the Company's stockholders to be held in connection with the Merger, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    4.5 REQUIRED FINANCING. Parent has a commitment for credit facilities in place which, if funded, either alone or with cash presently on hand, (i) will provide sufficient funds to enable Acquisition Sub to purchase and pay for the Shares pursuant to the Offer and the Merger in accordance with the terms of this Agreement and to consummate the Transactions and (ii) will cause Parent or Acquisition Sub to have on the Initial Expiration Date and the Expiration Date, and at the Effective Time, sufficient funds to purchase and pay for the Shares pursuant to the Offer and the Merger, respectively, in accordance with the terms of this Agreement. Neither Parent nor Acquisition Sub has any reason to believe that any condition to such commitment cannot or will not be satisfied prior to the Initial Expiration Date. Parent has provided to the Company a true, complete and correct copy of the commitment letter, including any exhibits, schedules or amendments thereto (collectively, the "Commitment Letter"), relating to the financing for the purchase of the Shares pursuant to the Offer and the Merger. Parent's and Acquisition Sub's commitment for credit facilities permits, subject to the conditions specified therein, Parent and Acquisition Sub to borrow money under such facilities and use such funds to purchase and pay for the Shares pursuant to the Offer and the Merger in accordance with the terms of this Agreement and to consummate the Transactions.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to Parent and Acquisition Sub, which shall refer to the relevant Sections of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), the Company represents and warrants to Parent and Acquisition Sub as follows:

    5.1  EXISTENCE; GOOD STANDING; AUTHORITY; COMPLIANCE WITH LAW.

    (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Except as set forth in Section 5.1 of the Company Disclosure Schedule, the Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not have a Company Material Adverse Effect (as defined below). "COMPANY MATERIAL ADVERSE EFFECT" means any change or effect that has or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

    (b) Each of the Company Subsidiaries listed in Section 5.1 of the Company Disclosure Schedule (the "MATERIAL COMPANY SUBSIDIARIES") is a corporation, partnership or limited liability company (or similar entity or association in the case of those Material Company Subsidiaries organized and existing other than under the laws of a state of the United States) duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or other power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect.

    (c) Neither the Company nor any of the Material Company Subsidiaries is in violation of any order of any Governmental Entity or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which or by which the Company or any Material Company Subsidiary or any of their respective properties or assets is subject or bound, where such violation would have a Company Material Adverse Effect. The Company and the Material Company Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as now conducted, where the failure to obtain any such license, permit or authorization or to take any such action would reasonably be expected to have a Company Material Adverse Effect.

    (d) Copies of the Articles of Organization and Bylaws, as currently in effect, and the other charter documents, bylaws, organizational documents and partnership, limited liability company and joint venture agreements, as currently in effect, of the Company and each of the Company Subsidiaries are listed in, and with respect to the Company and the Material Company Subsidiaries, are attached to, Section 5.1 of the Company Disclosure Schedule.

    5.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. The Company has the requisite power and authority to enter into and consummate the Transactions and to execute, deliver and perform this Agreement. The Company Board has approved this Agreement and the Transactions. In connection with the foregoing, the Company Board has taken such actions and votes as are necessary on its part to render the provisions of Chapter 110F of the MGL and all other applicable takeover statutes inapplicable to this Agreement and the Transactions and to comply with the director approval requirements of Article 6(c)2 of the Articles of Organization. Subject only to the approval of this Agreement by the holders of the Company Common Stock, if required, the execution and delivery by the Company of this Agreement and consummation of the Transactions have been duly authorized by all requisite corporate action on the part of the Company. This Agreement, assuming due and valid authorization, execution and delivery thereof by Parent and Acquisition Sub, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

    5.3 CAPITALIZATION. The authorized capital stock of the Company consists of 70,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, no par value per share, of the Company (the "COMPANY PREFERRED STOCK"). As of the date of this Agreement, (i) 35,538,733 shares of Company Common Stock were issued and outstanding, (ii) 1,129,229 shares of Company Common Stock have been authorized and reserved for issuance and are available for grant pursuant to the Company's stock option plans listed in Section 5.3 of the Company Disclosure Schedule (the "COMPANY STOCK OPTION PLANS"), subject to adjustment on the terms set forth in the Company Stock Option Plans, (iii) 2,599,653 Options were outstanding under the Company Stock Option Plans, (iv) 250,000 shares of Company Common Stock have been authorized and reserved for issuance pursuant to the Stock Purchase Plan, (v) no shares of Company Preferred Stock were issued and outstanding, (vi) 100,000 shares of Company Preferred Stock have been designated as "Series B Junior Participating Cumulative

Preferred Stock" and reserved for issuance upon exercise of the rights (the "RIGHTS") issued pursuant to the Shareholder Rights Agreement, dated as of October 21, 1998, by and between the Company and State Street Bank and Trust Company (the "RIGHTS AGREEMENT"), and (vii) 1,513,987 shares of Company Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company. As of the date of this Agreement, the Company had no shares of Company Common Stock issued and outstanding or reserved for issuance other than as described above. All such issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Company has no outstanding bonds, debentures, notes or other agreements or obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except for the Options (all of which have been issued under the Company Stock Option Plans) and the Stock Purchase Plan, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company to issue, transfer or sell any shares of capital stock of the Company. Section 5.3 of the Company Disclosure Schedule sets forth a full list of the Options, including the name of the person to whom such Options have been granted, the number of shares subject to each Option, the per share exercise price for each Option and the vesting schedule for each Option. As of the Acceptance Date, pursuant to the Company Stock Option Plans, the Options will be fully vested and immediately exercisable. Except as set forth in Section 5.3 of the Company Disclosure Schedule, there are no agreements or understandings to which the Company or any Material Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Except as set forth in Section 5.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Material Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any Material Company Subsidiary. Except as set forth in Section 5.3 of the Company Disclosure Schedule, neither the Company nor any Material Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT").

    5.4 SUBSIDIARIES. No Company Subsidiary that is not a Material Company Subsidiary (i) is actively engaged in the conduct of any material business, (ii) owns any material assets or interests or investments in any corporation, partnership, limited liability company, joint venture, business trust or other entity, or (iii) is subject to any material claims of third parties. Except as set forth in Section 5.4 of the Company Disclosure Schedule, the Company owns directly or indirectly each of the outstanding shares of capital stock or other equity interest of each of the Material Company Subsidiaries. Each of the outstanding shares of capital stock of each of the Material Company Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 5.4 of the Company Disclosure Schedule, each of the outstanding shares of capital stock or other equity interest of each of the Material Company Subsidiaries is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Company Subsidiary is correctly set forth in Section 5.4 of the Company Disclosure Schedule: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock, share capital or other equity interest, to the extent applicable; and (iii) the name of each stockholder or equity interest holder and the number of issued and outstanding shares of capital stock, share capital or other equity interest held by it.

    5.5 OTHER INTERESTS. Except as set forth in Section 5.5 of the Company Disclosure Schedule, neither the Company nor any Material Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other entity (other than investments in short-term investment securities). Except as set forth in Section 5.5 of the Company Disclosure Schedule, to the Company's knowledge, there is no material dispute among the equity holders of any entity of which the Company and/or any Company Subsidiary owns more than five percent, but less than all of the voting interests or voting securities therein.

    5.6 NO VIOLATION; CONSENTS. Except as set forth in Section 5.6 of the Company Disclosure Schedule, neither the execution and delivery by the Company of this Agreement nor consummation by the Company of the Transactions in accordance with the terms hereof, will conflict with or result in a breach of any provisions of the Articles of Organization or the Bylaws. Except as set forth in Section 5.6 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and consummation by the Company of the Transactions in accordance with the terms hereof will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company or the Material Company Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of (x) any note, bond, mortgage, indenture or deed of trust or (y) any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of the Material Company Subsidiaries is a party, or by which the Company or any of the Material Company Subsidiaries or any of their properties is bound, except as otherwise would not have a Company Material Adverse Effect. Other than the filings provided for in
Article II of this Agreement, the HSR Act, the Exchange Act or applicable state securities and "Blue Sky" laws (collectively, the "REGULATORY FILINGS"), the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and consummation of the Transactions does not, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or regulatory authority would not have a Company Material Adverse Effect or significantly delay any of the Transactions. Except as set forth in Section
5.6 of the Company Disclosure Schedule, there are no material agreements to which the Company or any Material Company Subsidiary is a party or to which their respective assets may be bound that would result in a material change in the rights or obligations of the parties thereto as a result of a change in control of the Company as contemplated by this Agreement.

    5.7 SEC DOCUMENTS. The Company has timely filed all required forms, reports and documents with the Commission since May 31, 1995 (collectively, the "COMPANY SEC REPORTS"), all of which were prepared in accordance with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the "SECURITIES LAWS"). All required Company SEC Reports have been timely filed with the Commission and constitute all forms, reports and documents required to be filed by the Company under the Securities Laws since May 31, 1995. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and the Company Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the

Company and the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which were or will not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

    5.8 LITIGATION. Except as set forth in Section 5.8 of the Company Disclosure Schedule, there is no litigation, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, which, if adversely determined, individually or in the aggregate with all such other litigation, suits, actions or proceedings, would
(i) have a Company Material Adverse Effect, (ii) materially and adversely affect the Company's ability to perform its obligations under this Agreement or (iii) prevent or significantly delay the consummation of any of the Transactions. Except as set forth in Section 5.8 of the Company Disclosure Schedule, there is no writ, order, injunction, ordinance, judgment or decree in effect or, to the knowledge of the Company, threatened that would materially and adversely affect the Company's ability to perform its obligations under this Agreement or prevent or significantly delay the consummation of any of the Transactions.

    5.9 ABSENCE OF CERTAIN CHANGES. Except as disclosed in Section 5.9 of the Company Disclosure Schedule or in the Company SEC Reports filed with the Commission prior to the date of this Agreement, since May 31, 1998, the Company and the Material Company Subsidiaries have conducted their businesses only in the ordinary course of business and there has not been: (i) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to the Company Common Stock; (ii) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise) or any letter of intent), borrowing, liability, guaranty, capital expenditure or transaction (each, a "COMMITMENT") entered into by the Company or any of the Material Company Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Transactions; or (iii) any material change in the Company's accounting principles, practices or methods. Between February 28, 1999 and the date of this Agreement, there has not occurred any change or effect concerning the Company or the Company Subsidiaries which has had or would reasonably be expected to have a material adverse effect on the business, operations or condition (financial or otherwise) of the Company and the Company Subsidiaries taken as a whole.

    5.10  TAXES.

    (a) Except as set forth in Section 5.10 of the Company Disclosure Schedule, each of the Company and the Material Company Subsidiaries (i) has timely filed all Tax Returns (as defined below) which it was required to file (after giving effect to any filing extension granted by a Governmental Entity) and all such Tax Returns are accurate and complete in all material respects, and (ii) has paid all Taxes (as defined below) shown on such Tax Returns as required to be paid by it, except, in each case, where the failure to file (or timely file) such Tax Returns or pay such Taxes would not have a Company Material Adverse Effect. The most recent audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1998 reflect, to the knowledge of the Company, an adequate reserve for all material Taxes payable by the Company and the Material Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. To the knowledge of the Company, and except as set forth in Section 5.10 of the Company Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Material Company Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. The Company has previously furnished to Parent (a) correct and complete copies of all federal and material state or foreign Tax Returns by the Company or any Material Company Subsidiary for taxable periods ending on or after June 1, 1996, and (b) copies of all agreements that, to the knowledge of the Company, under certain circumstances could obligate the Company to make any payments that will not be deductible under Code Section 280G. Section 5.10 of the Company Disclosure Schedule lists all (A) Tax sharing agreements, (B) all Tax Returns currently under audit (the "AUDITS") and (C) agreements for extensions with Governmental Entities to which the Company or any of the Material Company Subsidiaries is a party. Section 5.10 of the Company Disclosure Schedule discusses all material issues which have been raised to date in the Audits.

    (b) For purposes of this Agreement, "TAXES" means all federal, state, local and foreign income, property, sales, use, franchise, employment, withholding, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with any interest, penalties or additions to Tax with respect thereto.

    (c) For purposes of this Agreement, "TAX RETURNS" means all reports, returns, declarations, statements, schedules, attachments or other information required to be supplied to a taxing authority in connection with Taxes.

    5.11  BOOKS AND RECORDS.

    (a) The books of account and other financial records of the Company and each of the Material Company Subsidiaries are true, complete and correct in all material respects, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Company SEC Reports.

    (b) The minute books and other records of the Company and each of the Material Company Subsidiaries have been made available to Parent and Acquisition Sub, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees of the Company Board and the boards of directors of each of the Material Company Subsidiaries and all actions of the directors, partners or managers of each of the Material Company Subsidiaries, as applicable.

    5.12  PROPERTIES.

    (a) All of the real estate properties owned or leased by the Company or any of the Material Company Subsidiaries are set forth in Section 5.12 of the Company Disclosure Schedule. The Company has no ownership interest in any real property other than the properties owned by the Company or the Material Company Subsidiaries and set forth in Section 5.12 of the Company Disclosure Schedule. Except as set forth in Section 5.12 of the Company Disclosure Schedule, the Company or such Material Company Subsidiary owns fee simple title to each of the real properties identified in Section 5.12 of the Company Disclosure Schedule (the "COMPANY PROPERTIES"), free and clear of any liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (collectively, "ENCUMBRANCES"), and the Company Properties are not subject to any easements, rights of way, covenants, conditions, restrictions or other written agreements, laws, ordinances and regulations materially affecting building use or occupancy, or reservations of an interest in title (collectively, "PROPERTY RESTRICTIONS"), except for
(i) Encumbrances, Property Restrictions and other matters set forth in Section
5.12 of the Company Disclosure Schedule, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, that do not materially and adversely affect the current or currently contemplated use of the property, materially detract from the value of or materially interfere with the present or currently contemplated use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title policies or reports or current surveys, and
(iv) mechanics', carriers', suppliers', workmen's or repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Company and the Material Company Subsidiaries and which have arisen or been incurred only in the ordinary course of business. Except as set forth in Section 5.12 of the Company Disclosure Schedule, (A) no written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Company Properties has been issued to the Company by any governmental authority; (B) to the Company's knowledge, there are no material structural defects relating to any of the Company Properties; (C) to the Company's knowledge, there is no Company Property whose building systems are not in working order in any material respect; and (D) to the Company's knowledge, there is no physical damage for which the Company is responsible to any Company Property in excess of $250,000 for which there is no insurance in effect covering the full cost of the restoration.

    (b) Except as set forth in Section 5.12 of the Company Disclosure Schedule, the Company and the Company Subsidiaries own good and marketable title, free and clear of all Encumbrances, to all of the personal property and assets shown on the Company's balance sheet at February 28, 1999 as reflected in the Company SEC Reports (the "BALANCE SHEET") or acquired after February 28, 1999, except for
(A) assets which have been disposed of to nonaffiliated third parties since
May 31, 1998 in the ordinary course of business, (B) Encumbrances reflected in the Balance Sheet, (C) Encumbrances or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (D) Encumbrances for current Taxes not yet due and payable. All of the machinery, equipment and other tangible personal property and assets owned or used by the Company and the Material Company Subsidiaries are, to the Company's knowledge, (i) in good condition and repair, except for ordinary wear and tear not caused by neglect and (ii) useable in the ordinary course of business of the Company or the Material Company Subsidiaries.

    5.13 INTELLECTUAL PROPERTY. To the knowledge of the Company, the Company or the Material Company Subsidiaries is the owner of, or a licensee under a valid license for, all items of intangible property which are material to the business of the Company and the Material Company Subsidiaries as currently conducted or contemplated, including, without limitation, trade names, unregistered trademarks and service marks, brand names, domain names, software, patents and copyrights. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 5.13 of the Company Disclosure Schedule, there are no claims pending or, to the Company's knowledge, threatened, that the Company or any Material Company Subsidiary is in violation of any material intellectual property right of any third party which would have a Company Material Adverse Effect, and, to the knowledge of the Company, no third party is in violation of any intellectual property rights of the Company or any Material Company Subsidiary which would have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 5.13 of the Company Disclosure Schedule, neither the Company nor any Material Company Subsidiary is violating or has violated the intellectual property rights of any third party.

    5.14 ENVIRONMENTAL MATTERS. The Company and the Material Company Subsidiaries are in compliance with all Environmental Laws (as defined below), except for any noncompliance that, either singly or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, "ENVIRONMENTAL LAWS" shall mean all federal, state, provincial, territorial, international and local laws, rules, regulations, ordinances and orders that purport to regulate the release of hazardous substances or other materials into the environment, or impose requirements relating to environmental protection or human health. As used in this Agreement, "HAZARDOUS MATERIALS" means any hazardous, toxic, noxious, radioactive or infectious substance material, pollutant or waste as defined, listed or regulated under any Environmental Law, and includes, without limitation, petroleum oil and its fractions. Except as set forth in Section 5.14 of the Company Disclosure Schedule, there is no administrative or judicial enforcement proceeding or, to the knowledge of the Company, investigation pending, or threatened, against the Company or any Material Company Subsidiary under any Environmental Law. Except as set forth in Section 5.14 of the Company Disclosure Schedule, neither the Company nor any Material Company Subsidiary or, to the knowledge of the Company, any legal predecessor of the Company or any Material Company Subsidiary, has received any written notice that it is actually or potentially responsible under any Environmental Law for investigation, removal, remedial or other response costs or natural resource damages or other damages from the release of a Hazardous Material into the environment at any location. Except as set forth in
Section 5.14 of the Company Disclosure Schedule, neither the Company nor any Material Company Subsidiary has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any Hazardous Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, or any location proposed for inclusion on that list or at any location proposed for inclusion on any analogous state list. Except as set forth in Section 5.14 of the Company Disclosure Schedule, (i) the Company has no knowledge of any release on the real property currently or previously owned or leased by the Company or any Material Company Subsidiary or predecessor entity of Hazardous Materials in a manner that could result in an order to perform a response action or in material liability under the Environmental Laws, and (ii) to the Company's knowledge, there is no hazardous waste treatment, storage or disposal facility, underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or PCB's, as those terms are defined under the Environmental Laws, located at any of the real property currently or previously owned or leased by the Company or any Material Company Subsidiary or predecessor entity or facilities utilized by the Company or the Material Company Subsidiaries, except which are either permitted uses or have been adequately reserved for in the Company's financial statements. Except as set forth in
Section 5.14 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has compromised or released any insurance policies that may provide coverage for liabilities under Environmental Laws or liabilities or damages otherwise arising out of the release of Hazardous Materials into the environment. Except as set forth in Section 5.14 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has agreed to assume the liability of any other person or entity for, nor has the Company or any Company subsidiary agreed to indemnify any other person or entity against, claims arising out of the release of Hazardous Materials into the environment or other claims under Environmental Laws.

    5.15  EMPLOYEE BENEFIT PLANS.

    (a) Section 5.15 of the Company Disclosure Schedule sets forth a list of every Company Benefit Plan (as hereinafter defined) that is maintained by the Company or an Affiliate (as hereinafter defined) on the date hereof.

    (b) Each Company Benefit Plan which has been intended to qualify under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification covering all legally required updates and any other plan amendments for which the remedial amendment period has expired under such section and no such Company Benefit Plan has been maintained in a manner that would preclude qualified status, including, without limitation, any failure to adopt a legally required amendment or comply with a legally required administrative procedure within the time required. Each Company Benefit Plan which has been intended to qualify under Code Sections 79, 105, 106, 125 or 127 is documented and has been maintained in a manner that meets the applicable qualification requirements in all material respects. No event has occurred relating to any Company Benefit Plan that has caused (or to the knowledge of the Company or any Affiliate, is likely to cause) any excise or penalty tax liability under the Code for the Company or any Affiliate that would have a Company Material Adverse Effect.

    (c) With respect to any Company Benefit Plan, there has been no (i) "PROHIBITED TRANSACTION," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Code Section 4975, for which an exemption is not available or (ii) material failure to comply with any provision of ERISA, other applicable law, or any agreement, which, in either case, would subject the Company or any Affiliate to liability (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other material loss or expense that would have a Company Material Adverse Effect. No litigation or governmental administrative proceeding or investigation or other proceeding is pending or, to the Company's knowledge, threatened with respect to any such Company Benefit Plan.

    (d) Neither the Company nor any Affiliate has incurred any liability under Title IV of ERISA which has not been paid in full as of the date of this Agreement. There has been no "accumulated funding deficiency" (whether or not waived) with respect to any employee pension benefit plan maintained by the Company or any Affiliate and subject to Code Section 412 or ERISA Section 302. With respect to any Company Benefit Plan maintained by the Company or any Affiliate and subject to Title IV of ERISA, there has been no (other than as a result of the transactions contemplated by this Agreement) (i) "reportable event," within the meaning of ERISA Section 4043 or the regulations thereunder, for which the notice requirement is not waived by the regulations thereunder, and (ii) event or condition which presents a material risk of a plan termination or any other event that may cause the Company or any Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA. Except as set forth in Section 5.15 of the Company Disclosure Schedule, neither the Company nor any Affiliate has ever maintained a Multiemployer Plan (as hereinafter defined) or a Multiple Employer Plan (as hereinafter defined).

    (e) With respect to each Company Benefit Plan, complete and correct copies of the following documents (if applicable to such Company Benefit Plan) have previously been delivered to Parent: (i) all documents embodying or governing such Company Benefit Plan, and any funding medium for such Company Benefit Plan (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Company Benefit Plan under Code Section 401(a), and any applications for determination or approval subsequently filed with the IRS;
(iii) the most recently filed IRS Form 5500, with all applicable schedules and accountants' opinions attached thereto; and (iv) the current summary plan description for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto.

    (f) For purposes of this Section:

           (i) "COMPANY BENEFIT PLAN" means (A) all employee benefit plans within the meaning of ERISA Section 3(3) maintained by the Company or any Affiliate, (B) all stock option plans and stock purchase plans and
       (C) all executive severance arrangements that have payments or other benefits triggered by a change of control;

           (ii) An entity "MAINTAINS" a Company Benefit Plan if such entity sponsors, contributes to, or provides benefits under or through such Company Benefit Plan, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Company Benefit Plan, or if such Company Benefit Plan provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

          (iii) An entity is an "AFFILIATE" of the Company for purposes of this
       Section 5.15 if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "CONTROLLED GROUP" as the Company for purposes of ERISA Section 302(d)(8)(C); and

           (iv) "MULTIEMPLOYER PLAN" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

           (v) 'MULTIPLE EMPLOYER PLAN" means an employee pension or welfare plan to which more than one unaffiliated employer contributes and which is not a Multiemployer Plan.

    5.16 LABOR MATTERS. Except as set forth in Section 5.16 of the Company Disclosure Schedule, neither the Company nor any Material Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding or grievance pending or, to the knowledge of the Company, threatened against the Company or any of the Material Company Subsidiaries relating to their business, except for any such proceeding which would have a Company Material Adverse Effect. To the Company's knowledge, there is no labor strike, dispute, request for representation, slowdown or stoppage pending or threatened against the Company or any Material Company Subsidiary. To the Company's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Material Company Subsidiaries. The Company and each Material Company Subsidiary has complied in all material respects with all labor and employment laws, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, except as otherwise would not reasonably be expected to have a Company Material Adverse Effect.

    5.17 NO BROKERS. Neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or Parent or Acquisition Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions, except that the Company has retained Goldman, Sachs & Co. ("GOLDMAN SACHS") as its financial advisor in connection with the Transactions. Other than the foregoing arrangements and Parent's arrangements with Schroder & Co., Inc., the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions.

    5.18 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Goldman Sachs to the effect that, as of the date hereof, the Offer Price and the Merger Consideration are fair to the holders of the Company Common Stock from a financial point of view and such opinion has not been subsequently modified or withdrawn.

    5.19 YEAR 2000. To the Company's knowledge, there are no impediments to the Company being year 2000 compliant by December 31, 1999 (i.e., that products, hardware, software and other date-sensitive equipment and systems manufactured, sold, owned, licensed or used by the Company will be capable of correctly processing date data (including, but not limited to, calculating, comparing and sequencing) accurately prior to, during and after the calendar year 2000 when used, assuming that all third party products, hardware, software and other date-sensitive equipment and systems used in combination therewith are capable of properly exchanging date data).

    5.20 INSURANCE. The Company and the Material Company Subsidiaries are covered by insurance in scope and amount customary and reasonable for the businesses in which they are engaged. Except as disclosed in Section 5.20 of the Company Disclosure Schedule, each insurance policy to which the Company or any of the Material Company Subsidiaries is a party is in full force and effect and will not require any consent as a result of the consummation of the Transactions. Neither the Company nor any of the Material Company Subsidiaries is in material breach or default (including with respect to the payment of premiums or the giving of notices) under any insurance policy to which it is a party, and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default by the Company or any of the Material Company Subsidiaries or would permit termination, modification or acceleration, under such policies; and the Company has not received any notice from the insurer disclaiming coverage or reserving rights with respect to any material claim or any such policy in general. Section 5.20 of the Company Disclosure Schedule contains a list of all material insurance policies (i) insuring the business or properties of the Company or the Company Subsidiaries or (ii) which provides insurance for any director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries, that is paid for or maintained by the Company or any Company Subsidiary.

    5.21 KEY CUSTOMERS. Schedule 5.21 of the Company Disclosure Schedule sets forth a list of each customer that accounted for five percent or more of the consolidated revenues of the Company and the Company Subsidiaries in the year ended May 31, 1998. Except as set forth in Section 5.21 of the Company Disclosure Schedule, the Company and the Material Company Subsidiaries have no material pending disputes with any customers or notice of any intent of a customer to terminate its business relationship with the Company or any of the Material Company Subsidiaries which in the aggregate would have a Company Material Adverse Effect.

    5.22 PRODUCT QUALITY. The products sold by the Company and the Material Company Subsidiaries prior to the date of this Agreement are not subject to any general recall notice or Federal Aviation Administration airworthiness directive which in the aggregate would have a Company Material Adverse Effect.

    5.23 MATERIAL CONTRACTS AND AGREEMENTS. Neither the Company nor any Material Company Subsidiary is in material default under any material contract or agreement (and to the knowledge of the Company, no other party to a material contract or agreement with the Company or any Material Company Subsidiary is in material default or breach) which defaults, in the aggregate, would have a Company Material Adverse Effect.

    5.24 DEFINITION OF THE COMPANY'S KNOWLEDGE. As used in this Agreement, the phrase "TO THE KNOWLEDGE OF THE COMPANY" or any similar phrase means the actual (and not the constructive or imputed) knowledge of those individuals identified in Section 5.24 of the Company Disclosure Schedule.

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

    6.1 CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, the Company shall use its commercially reasonable best efforts to, and shall cause each of the Company Subsidiaries to use its commercially reasonable best efforts to, carry on their respective businesses in the usual, regular and ordinary course, consistent with the requirements of law and past practice, and use their commercially reasonable best efforts to preserve intact their present business organizations, keep available the services of their present advisors, managers, officers and employees and preserve their relationships with customers, suppliers, licensors and others having business dealings with them and continue existing contracts as in effect on the date hereof (for the term provided in such contracts). Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the Offer or the Transactions contemplated hereby or to the extent that Parent shall otherwise consent in writing):

    (a) (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its capital stock (other than dividends or other distributions declared, set aside or paid by any wholly-owned Company Subsidiary consistent with past practice), (ii) split, combine or reclassify any of its capital stock or
(iii) repurchase, redeem or otherwise acquire any of its securities, except, in the case of clause (iii), for the acquisition of Shares from holders of Options in full or partial payment of the exercise price payable by such holders upon exercise of Options outstanding on the date of this Agreement;

    (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights) (other than the issuance of Shares upon the exercise of Options outstanding on the date of this Agreement in accordance with their present terms);

    (c) acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business which are material to the Company or any of the Company Subsidiaries (whether by asset acquisition, stock acquisition or otherwise), except pursuant to obligations in effect on the date hereof or as set forth in Section 6.1 of the Company Disclosure Schedule;

    (d) (i) incur any amount of indebtedness for borrowed money, guarantee any indebtedness, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, create or suffer any material lien thereupon other than in the ordinary course of business consistent with prior practice, (ii) incur any short-term indebtedness for borrowed money or (iii) issue or sell debt securities or warrants or rights to acquire any debt securities, except, in the case of clause (i) or (ii) above, pursuant to credit facilities in existence on the date hereof in accordance with the current terms of such credit facilities;

    (e) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice, or (ii) as contemplated by the Transactions;

    (f) change any of the accounting principles or practices used by it (except as required by generally accepted accounting principles, in which case written notice shall be provided to Parent and Acquisition Sub prior to any such change);

    (g) except as required by law, (i) enter into, adopt, amend or terminate any Company Benefit Plan, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries and one or more of their directors or officers, or (iii) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Company Benefit Plan or arrangement as in effect as of the date hereof;

    (h) adopt any amendments to the Articles of Organization, the Bylaws or the Rights Agreement, except as expressly provided by the terms of this Agreement;

    (i) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than plans of complete or partial liquidation or dissolution of inactive Company Subsidiaries);

    (j) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $250,000; or

    (k) enter into an agreement to take any of the foregoing actions.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

    7.1 OTHER FILINGS. As promptly as practicable, the Company, Parent and Acquisition Sub each shall properly prepare and file any other filings required under the Exchange Act or any other federal, state or foreign law relating to the Merger and the Transactions (including filings, if any, required under the HSR Act) (collectively, "OTHER FILINGS"). Each of Parent and the Company shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any Other Filings by the Commission or any other Governmental Entity or official, and each of the Company and Parent shall supply the other with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and the Commission or the members of its staff or any other appropriate Governmental Entity or official, on the other hand, with respect to any Other Filings. The Company, Parent and Acquisition Sub each shall use its respective commercially reasonable best efforts to obtain and furnish the information required to be included in any Other Filings. Parent and Acquisition Sub hereby covenant and agree to use their respective commercially reasonable best efforts to secure termination of any waiting periods under the HSR Act and obtain the approval of the Federal Trade Commission (the "FTC") or any other Governmental Entity for the Transactions, including, without limitation, promptly entering into good faith negotiations with the FTC or other Governmental Entity to enter into a consent decree or other arrangement as may be necessary to secure termination of such waiting periods or obtain such other approval. Nothing in this Section 7.1 shall prevent, or be construed to prevent, Parent or Acquisition Sub from agreeing to extend the waiting period under the HSR Act in connection with good faith settlement negotiations with any Governmental Entity. Notwithstanding anything to the contrary in this Agreement, Parent and Acquisition Sub shall use their commercially reasonable best efforts to have any non-final Injunction (as defined in Section 8.1(d)) stayed or reversed.

    7.2 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including the taking of such actions as are reasonably necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any federal, state, local or foreign law or regulation or any contract, agreement or instrument to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Transactions, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions, and to effect all necessary registrations and Other Filings, including, but not limited to, filings under the HSR Act, if any, and submissions of information requested by Governmental Entities. For purposes of the foregoing sentence, the obligations of the Company, Parent and Acquisition Sub to use their "commercially reasonable best efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties.

    7.3 FEES AND EXPENSES. Whether or not any of the Transactions are consummated, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees, costs or expenses.

    7.4  NO SOLICITATIONS.

    (a) The Company will immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as defined below). Except as explicitly permitted hereunder, the Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative, directly or indirectly, to, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that if the Company Board determines in good faith, after consultation with counsel, that such action is necessary to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company, in response to an Acquisition Proposal and in compliance with Section 7.4(e), may (i) furnish non-public information with respect to the Company to the person who made such Acquisition Proposal pursuant to a confidentiality agreement on terms no more favorable to such person than the Confidentiality Agreement (as defined in Section 7.6); provided that such confidentiality agreement need not include the same standstill provisions as those contained in the Confidentiality Agreement, it being understood that if there are no standstill provisions in such confidentiality agreement or if such provisions are more favorable to the person who made such Acquisition Proposal than those in the Confidentiality Agreement, the Confidentiality Agreement shall be deemed amended to exclude the existing standstill provision or include such more favorable provisions, as the case may be, and (ii) may participate in negotiations regarding such Acquisition Proposal.

    (b) The Company Board shall not (i) withdraw or modify in a manner adverse to Parent or Acquisition Sub its approval or recommendation of this Agreement, the Offer or the Merger, (ii) approve or recommend an Acquisition Proposal to its stockholders or (iii) cause the Company to enter into any definitive acquisition agreement with respect to an Acquisition Proposal, unless the Company Board (A) shall have determined in good faith, after consultation with counsel, that the Acquisition Proposal is a Superior Proposal (as defined below) and such action is necessary to comply with its fiduciary duties to the Company's stockholders under applicable law and (B) in the case of clause
(iii) above, complies with Section 9.1(c)(ii) hereof. In the event that before the Acceptance Date the Company Board determines in good faith, after consultation with counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may enter into an agreement with respect to a Superior Proposal, but only forty-eight hours after Parent's receipt of written notice (i) advising Parent that the Company Board has received a Superior Proposal and that the Company has elected to terminate this Agreement pursuant to Section
9.1(c)(ii) of this Agreement and (ii) setting forth such other information required to be included therein as provided in Section 9.1(c)(ii) of this Agreement. If the Company enters into an agreement with respect to a Superior Proposal, it shall have paid, to Parent the Liquidated Amount (as defined below) in accordance with Section 9.2(b) of this Agreement. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means a bona fide Acquisition Proposal to acquire two thirds or more of the Shares then outstanding or all or substantially all of the assets of the Company and the Company Subsidiaries on terms which the Company Board determines in its good faith judgement (after consultation with Goldman Sachs or another financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger.

    (c) Nothing contained in this Section 7.4 shall prohibit the Company from at any time disclosing information to its stockholders as required by Rule 14e-2 promulgated under the Exchange Act.

    (d) As used in this Agreement, the term "ACQUISITION PROPOSAL" shall mean any proposed or actual (i) acquisition, merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Company Subsidiaries representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding securities of the Company,
(iv) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange
Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding Shares,
(v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Offer, the Merger and the Transactions.

    (e) The Company will within 24 hours notify Parent of its receipt of an Acquisition Proposal and the material terms and conditions of such Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, except as provided in Sections 9.1(c)(ii) and 7.4(b), the Company shall have no duty to notify or update Parent or Acquisition Sub on the status of discussions or negotiations (including the status of such Acquisition Proposal or any amendments or proposed amendments thereto) between the Company and the person making the Acquisition Proposal.

    7.5  OFFICERS' AND DIRECTORS' INDEMNIFICATION.

    (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries (the "INDEMNIFIED PARTIES") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or, pertaining to (i) the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their commercially reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and the Surviving Corporation and Parent after the Effective Time, shall promptly pay reasonable expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (B) the Indemnified Parties may retain counsel satisfactory to them, and the Company, and the Surviving Corporation and Parent after the Effective Time, shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties within 30 days after statements therefor are received, and (C) the Company, the Surviving Corporation and Parent will use their respective commercially reasonable best efforts to assist in the vigorous defense of any such matter; provided that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation and Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law (whereupon any advances received shall be repaid to the Parent or the Surviving Corporation). Any Indemnified Party wishing to claim indemnification under this Section 7.5, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company and, after the Effective Time, the Surviving Corporation and Parent, thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent such failure to notify materially prejudices such party.

    (b) Parent and Acquisition Sub agree that all rights to indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers, employees and agents of the Company and the Company Subsidiaries provided for in the Articles of Organization or Bylaws as in effect as of the date hereof with respect to matters occurring prior to the Effective Time, and including the Offer and the Merger, shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a "CLAIM") asserted or made within such period shall continue until the disposition of such Claim. Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company.

    (c) This Section 7.5 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.5.

    (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.5.

    7.6 ACCESS TO INFORMATION; CONFIDENTIALITY. From the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries and each of the Company's and Company Subsidiaries' officers, employees and agents to, afford to Parent and to the officers, employees and agents of Parent complete access at all reasonable times to such officers, employees, agents, properties, books, records and contracts, and shall furnish Parent such financial, operating and other data and information as Parent may reasonably request. Prior to the Effective Time, Parent and Acquisition Sub shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Parent and the Company dated March 26, 1999 (the "CONFIDENTIALITY AGREEMENT"). The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the making and consummation of the Transactions. At the Effective Time, such Confidentiality Agreement shall terminate.

    7.7  FINANCIAL AND OTHER STATEMENTS.  Notwithstanding anything contained in
Section 7.6, during the term of this Agreement, the Company shall also provide to Parent the following documents and information:

        (a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, the Company will deliver to Parent its Quarterly Report on Form 10-Q as filed under the Exchange Act. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ending after the date of this Agreement, the Company will deliver to Parent its Annual Report on Form 10-K as filed under the Exchange Act. The Company will also deliver to Parent, contemporaneously with its being filed with the Commission, a copy of each Current Report on Form 8-K.

        (b) Promptly upon receipt thereof, the Company will furnish to Parent copies of all internal control reports submitted to the Company or any Company Subsidiary by independent accountants in connection with each annual, interim or special audit of the books of the Company or any such Company Subsidiary made by such accountants.

        (c) As soon as practicable, the Company will furnish to Parent copies of all such financial statements and reports as it or any Company Subsidiary shall send to its stockholders, the Commission or any other regulatory authority, to the extent any such reports furnished to any such regulatory authority are not confidential and except as legally prohibited thereby.

    7.8 PUBLIC ANNOUNCEMENTS. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange if it has used its commercially reasonable best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

    7.9  EMPLOYEE BENEFIT ARRANGEMENTS.

        (a) After the Closing, Parent shall cause the Surviving Corporation to honor all obligations under (i) the existing terms of the employment and severance agreements to which the Company or any Company Subsidiary is presently a party, except as may otherwise be agreed to by the parties thereto, and (ii) the Company's and any Company Subsidiary's general severance policy as set forth in Section 7.9 of the Company Disclosure Schedule. For a period of six months following the Effective Time (the "TRANSITION PERIOD"), employees of the Surviving Corporation will continue to participate in the Company Benefit Plans (other than deferred compensation plans, stock option plans or employee stock purchase plans or other employer stock match or other employer stock related provisions) on substantially similar terms to those currently in effect. For a period of 18 months following the expiration of the Transition Period, the Surviving Corporation's employees will be entitled to participate in employee benefit plans, the terms of which will be similar in material respects in the aggregate to the Company Benefit Plans as in effect on the date hereof (other than deferred compensation plans, stock option plans or employee stock purchase plans or other employer stock match or other employer stock related provisions).

        (b) After the Closing, Parent shall cause the Surviving Corporation to honor all obligations which accrued prior to the Effective Time under the Company's deferred compensation plans. Except as is otherwise required by the existing terms of employment and severance agreements to which the Company is presently a party, future accruals may be (but are not required to be) provided for under any such plan(s) or under any similar plan(s) of the Surviving Corporation or Parent. Except as is otherwise required by the existing terms of employment and severance agreements to which the Company is a presently party, if future accruals are not provided for with respect to any current employee participant in such plan as of the Effective Time, and such person remains an employee of the Company or the Surviving Corporation or Parent, the person's continuing employment in such capacity shall be counted for purposes of vesting (but not for purposes of benefit accrual) under such plan. Except as is otherwise required by the existing terms of employment and severance agreements to which the Company is a party, transfer of employment from the Company to the Surviving Corporation or to the Parent or to an affiliate of the Parent shall not constitute a termination of employment for purposes of payment of benefits under any such plan.

        (c) If any employee of the Company or any of the Company Subsidiaries becomes a participant in any employee benefit plan, practice or policy of Parent, any of its affiliates or the Surviving Corporation, such employee shall be given credit under such plan for all service prior to the Effective Time with the Company and the Company Subsidiaries and prior to the time such employee becomes such a participant, for purposes of eligibility (including, without limitation, waiting periods) and vesting but not for any other purposes for which such service is either taken into account or recognized (including, without limitation, benefit accrual); provided, however, that such employees will be given credit for such service for purposes of any vacation policy. In addition, if any employees of the Company or any of the Company Subsidiaries employed as of the Closing Date become covered by a medical plan of Parent, any of its affiliates or the Surviving Corporation, such medical plan shall not impose any exclusion on coverage for preexisting medical conditions with respect to these employees.

    7.10 RIGHTS AGREEMENT. The Company Board has amended the Rights Agreement prior to the execution of this Agreement (i) so that neither the execution nor the delivery of this Agreement will trigger or otherwise affect any rights or obligations under the Rights Agreement, including causing the occurrence of a "Distribution Date" or a "Stock Acquisition Date," as defined in the Rights Agreement, and (ii) to terminate the Rights Plan immediately upon the Effective Time.

    7.11 STATUS OF FINANCING. Parent and Acquisition Sub shall keep the Company informed of the status of their financing arrangements for the Transactions, including providing written notice to the Company as promptly as possible (but in any event within 24 hours after obtaining knowledge thereof) with respect to (i) any facts of circumstances which reasonable indicate that the Lenders (as defined in the Commitment Letter) may be unable to provide the financing contemplated by the Commitment Letter, (ii) the prospective inability of Parent or Acquisition Sub to satisfy any of the conditions set forth in the Commitment Letter, and (iii) any material adverse developments relating to the availability of the financing contemplated by the Commitment Letter.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

    8.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver, where permissible, at or prior to the Closing Date, of each of the following conditions:

        (a) STOCKHOLDER APPROVAL. If required by applicable law, this Agreement and the Transactions, including the Merger, shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by the MGL and the Articles of Organization.

        (b) HART-SCOTT-RODINO ACT. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        (c) OTHER REGULATORY APPROVALS. All necessary approvals, authorizations and consents of any governmental or regulatory entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated, except where such failure would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or would not be reasonably likely to affect adversely the ability of the Company or Acquisition Sub, as the case may be, to consummate the Merger.

    (d) NO INJUNCTIONS, ORDERS OR RESTRAINTS; ILLEGALITY. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission (an "INJUNCTION") nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would (i) make the consummation of the Merger illegal, or (ii) otherwise restrict, prevent or prohibit the consummation of any of the Transactions, including the Merger.

    (e) PURCHASE OF SHARES IN OFFER. Parent, Acquisition Sub or their affiliates shall have purchased Shares pursuant to the Offer.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

    9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after stockholder approval thereof:

    (a) by the mutual written consent of Parent or Acquisition Sub and the Company.

    (b) by either of the Company or Parent or Acquisition Sub:

           (i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their commercially reasonable best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger; or

           (ii) if, without any material breach by the terminating party of its obligations under this Agreement, Parent or Acquisition Sub shall not have purchased Shares pursuant to the Offer on or prior to the later of
       (i) the Final Expiration Date or (ii) the HSR Expiration Date (if applicable).

    (c) by the Company:

           (i) if Parent or Acquisition Sub shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; or

           (ii) in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 7.4(b) hereof; provided, however, that prior to terminating this Agreement pursuant to this Section 9.1(c)(ii), (A) the Company shall have paid the Liquidated Amount, as set forth in Section 9.2(b), and (B) the Company shall have provided Acquisition Sub with 48 hours prior written notice of the Company's decision to so terminate. Such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including, without limitation, the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions; or

          (iii) if Parent or Acquisition Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 15 days after the giving of written notice to Parent or Acquisition Sub except, in any case, for such breaches which are not reasonably likely to affect adversely Parent's or Acquisition Sub's ability to consummate the Offer or the Merger; provided, however, that no cure period shall be applicable under any circumstances to the matters set forth in Section 9.1(c)(i).

    (d) by Parent or Acquisition Sub if, prior to the purchase of Shares pursuant to the Offer:

           (i) the Company shall have breached any representation or warranty or failed to have performed any covenant or other agreement contained in this Agreement which breach or failure to perform (A) would give rise to the failure of a condition set forth in ANNEX A hereto, and (B) cannot be or has not been cured within 15 days after the giving of written notice to the Company; or

           (ii) (A) the Company Board shall withdraw, modify or change its recommendation or approval in respect of this Agreement or the Offer in a manner adverse to Parent, (B) the Company Board shall recommend any proposal other than by Parent and Acquisition Sub in respect of an Acquisition Proposal or (C) the Company shall have exercised a right with respect to an Acquisition Proposal and shall, directly or through its representatives, continue discussions with any third party concerning such Acquisition Proposal for more than 20 business days after the date of receipt of such Acquisition Proposal.

    9.2  EFFECT OF TERMINATION.

    (a) In the event of the termination of this Agreement pursuant to Section
9.1 hereof, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto or its affiliates, trustees, directors, officers or stockholders and all rights and obligations of any party hereto shall cease except for the agreements contained in Sections 7.3 and 7.6, this Section 9.2 and Article X; provided, however, that nothing contained in this Section 9.2 shall relieve any party from liability for any fraud or willful breach of this Agreement.

    (b) If the Company terminates this Agreement in accordance with Section 9.1(c)(ii), then the Company shall concurrently pay to Parent an amount in cash equal to $25,000,000 (the "LIQUIDATED AMOUNT"). If any of the circumstances described in Section 9.1(d)(i) (if such breach or failure relates to the Company's obligations under Section 7.4 of this Agreement) or Section
9.1(d)(ii) hereof shall have occurred and within 9 months thereafter the Company shall have entered into a definitive agreement to consummate an acquisition pursuant to an Acquisition Proposal, then the Company shall pay to Parent concurrently with the consummation of the acquisition contemplated by the Acquisition Proposal, the Liquidated Amount.

    (c) Any payment required by this Section 9.2 shall be payable by the Company to Parent by wire transfer of immediately available funds to an account designated by Parent.

    (d) Notwithstanding anything to the contrary in this Agreement, Parent and Acquisition Sub hereto expressly acknowledge and agree that, with respect to any termination of this Agreement pursuant to Section 9.1(c)(ii) hereof, the payment of the Liquidated Amount shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Acquisition Sub would otherwise be entitled to assert against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or shareholders, with respect to this Agreement and the Transactions and shall constitute the sole and exclusive remedy available to Parent and Acquisition Sub. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to Section
9.1(c)(ii) hereof, the rights to payment under Section 9.2(b): (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to Section
9.1(c)(ii) hereof and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in Section 9.2(b), Parent and Acquisition Sub hereby agree that, upon any termination of this Agreement pursuant to Section 9.1(c)(ii) hereof, in no event shall Parent or Acquisition Sub be entitled to seek or to obtain any recovery or judgment against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or shareholders, and in no event shall Parent or Acquisition Sub be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

    9.3 AMENDMENT. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the stockholders of the Company and Acquisition Sub, but in any event following authorization by the Acquisition Sub Board and the Company Board; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval by stockholders without obtaining such approval.

    9.4 EXTENSION; WAIVER. At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE X
                               GENERAL PROVISIONS

    10.1 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by telecopier (which is confirmed) or sent by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice) (provided that with respect to any notice required to be given within 48 hours or less notice shall be deemed given when actually received):

        (a) if to Parent or Acquisition Sub:

            Precision Castparts Corp.
          4650 SW Macadum Avenue
          Suite 440
          Portland, OR 97201-4254
          Attn: William D. Larsson
          Telecopy No.: (503) 417-4817
          with a copy to:

            Stoel Rives LLP
          900 SW Fifth Avenue, Suite 2600
          Portland, OR 97204-1268
          Attn: Ruth A. Beyer
          Telecopy No.: (503) 220-2480

        (b) if to the Company:
          Wyman-Gordon Company
          244 Worcester Street
          Box 8001
          North Grafton, MA 01536-8001
          Attn: Wallace F. Whitney, Jr., Esq.
          Telecopy No.: (508) 839-7564
            with a copy to:

            Goodwin, Procter & Hoar LLP
          Exchange Place
          Boston, Massachusetts 02109
          Attn: David F. Dietz, P.C.
               Joseph L. Johnson III, P.C.

            Telecopy No.: (617) 523-1231

    10.2 INTERPRETATION. When a reference is made in this Agreement to subsidiaries of Parent, Acquisition Sub or the Company, the word "SUBSIDIARY" means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent, Acquisition Sub or the Company, as the case may be. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    10.3  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
AGREEMENTS.  Except for Sections 3.1, 7.3, 7.5 and 7.9, the last sentence of
Section 2.8 and Article X, none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and thereafter there shall be no liability on the part of either Parent, Acquisition Sub or the Company or any of their respective officers, directors or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

    10.4 MISCELLANEOUS. This Agreement (i) constitutes, together with the exhibits hereto, the Confidentiality Agreement, ANNEX A hereto, the Company Disclosure Schedule and the schedule referred to in Article IV hereof, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) shall be binding upon and inure to the benefits of the parties hereto and their respective permitted successors and assigns and is not intended to confer upon any other person (except as set forth below) any rights or remedies hereunder and (iii) may be executed in two or more counterparts which together shall constitute a single agreement. Section 7.5 and
Section 7.9 are intended to be for the benefit of those persons described therein and the covenants contained therein may be enforced by such persons. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Delaware Courts (as hereinafter defined), this being in addition to any other remedy to which they are entitled at law or in equity.

    10.5 ASSIGNMENT. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties.

    10.6 SEVERABILITY. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

    10.7 CHOICE OF LAW/CONSENT TO JURISDICTION. All disputes, claims or controversies arising out of this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its rules of conflict of laws. Each of the Company, Parent and Acquisition Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware (the "DELAWARE COURTS") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and
(b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or
(b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party does hereby appoint CT Corporation, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, as such agent.

    10.8 NO AGREEMENT UNTIL EXECUTED. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (i) the Board of Directors of the Company has approved, for purposes of Chapter 110F of the MGL and any applicable provision of the Articles of Organization, the terms of this Agreement, and (ii) this Agreement is executed by the parties hereto.

                  [Remainder of page intentionally left blank]

    IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                                       PRECISION CASTPARTS CORP.

                                                       By:  /s/ WILLIAM D. LARSSON
                                                            -----------------------------------------
                                                            Name: William D. Larsson
                                                            Title: Chief Financial Officer

                                                       WGC ACQUISITION CORP.

                                                       By:  /s/ WILLIAM C. MCCORMICK
                                                            -----------------------------------------
                                                            Name: William C. McCormick
                                                            Title: President

                                                       By:  /s/ WILLIAM D. LARSSON
                                                            -----------------------------------------
                                                            Name: William D. Larsson
                                                            Title: Treasurer

                                                       WYMAN-GORDON COMPANY

                                                       By:  /s/ J. DOUGLAS WHELAN
                                                            -----------------------------------------
                                                            Name: J. Douglas Whelan
                                                            Title: President and Treasurer

                                                                         ANNEX A

                                OFFER CONDITIONS

    The capitalized terms used in this ANNEX A have the meanings set forth in the attached Agreement, except that the term "Agreement" shall be deemed to refer to the attached Agreement together with this ANNEX A.

    Notwithstanding any other provision of the Offer or the Agreement and subject to Rule 14e-1(c) under the Exchange Act, Acquisition Sub shall not be required to accept for payment or pay for any Shares and may delay the acceptance for payment of and payment for any Shares, (A) until any applicable waiting period (and any extension thereof) under the HSR Act in respect of the Offer shall have expired or been terminated, (B) if there shall not have been validly tendered to Acquisition Sub pursuant to the Offer and not withdrawn immediately prior to the Expiration Date, at least that number of Shares that, when taken as a whole with all other Shares owned or acquired by Acquisition Sub (whether pursuant to the Offer or otherwise), constitutes at least the Minimum Condition, or (C) at any time on or after the date of the Agreement, and prior to the Expiration Date, any of the following conditions exist or shall occur or remain in effect:

    (a) Any Governmental Entity shall have issued an order, decree or ruling or taken any other action, including instituting any legal proceeding, (which, order, decree, ruling or other action the parties hereto shall use their commercially reasonable best efforts to lift), which seeks to restrain, enjoin or otherwise prohibit or significantly delay any of the Transactions; (b)
(i) Any of the representations and warranties of the Company set forth in the Agreement which are qualified by materiality or a Company Material Adverse Effect or words of similar effect shall not have been, or cease to be, true and correct (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall not have been true and correct as of such date) or (ii) any of the representations and warranties of the Company set forth in the Agreement which are not so qualified shall not have been, or cease to be, true and correct in all material respects (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall not have been true and correct in all material respects as of such date);

    (c) The Company shall not have performed all obligations required to be performed by it under the Agreement, including, without limitation, the covenants contained in Article VI or VII thereof, except where any failure to perform would, individually or in the aggregate, not reasonably be expected to have a Company Material Adverse Effect or materially impair or significantly delay the ability of Acquisition Sub to consummate the Offer;

    (d) There shall have occurred after the date of this Agreement any change or effect concerning the Company or the Company Subsidiaries which has had or would reasonably be expected to have a material adverse effect on the business, operations or condition (financial or otherwise) of the Company and the Company Subsidiaries taken as a whole (other than any changes that are related to or result from the announcement or pendency of the Offer and/or the Merger, including disruptions to the Company's business or the Company Subsidiaries' businesses, and their respective employees, customers and suppliers);

    (e) The Agreement shall have been terminated in accordance with its terms;

    (f) Any consent, authorization, order or approval of (or filing or registration with) any Governmental Entity or other third party required to be made or obtained by the Company or any of the Company Subsidiaries or affiliates in connection with the execution, delivery and performance of the Agreement and the consummation of the Transactions shall not have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration, would not have a Company Material Adverse Effect or would not reasonably be expected to materially impair or significantly delay the ability of Acquisition Sub to consummate the Offer; or

    (g) There shall have occurred (i) any general suspension of trading in, or limitation on prices for securities on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market for a period in excess of 24 hours (excluding suspension or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a general banking moratorium or any general suspension of payments in respect of banks in the United States (whether or not mandatory), or
(iii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

    The foregoing conditions (i) may be asserted by Parent or Acquisition Sub regardless of the circumstances (including any action or inaction by Parent or Acquisition Sub or any of their affiliates other than a material breach of the Agreement), and (ii) are for the sole benefit of Parent, Acquisition Sub and their respective affiliates. The foregoing conditions may be waived by Parent, in whole or in part, at any time and from time to time, in the sole discretion of Parent. The foregoing conditions are material to the Offer. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

    Should the Offer be terminated due to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall promptly be returned to the tendering stockholders.

                                                                      APPENDIX B

PERSONAL AND CONFIDENTIAL

May 17, 1999

Board of Directors
Wyman-Gordan Company
244 Worcester Street
North Grafton, MA 01536-8001

Gentlemen:

    You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Wyman-Gordon Company (the "Company") of the $20.00 per Share in cash proposed to be paid by Precision Castparts Corporation ("Buyer") in the Tender Offer and the Merger (as defined below) pursuant to the Agreement and Plan of Merger, dated as of May 17, 1999, among Buyer, WGC Acquisition Corp., a wholly-owned subsidiary of Buyer ("Acquisition Sub"), and the Company (the "Agreement"). The Agreement provides for a tender offer for all of the Shares (the "Tender Offer") pursuant to which Acquisition Sub will pay $20.00 per Share in cash for each Share accepted. The Agreement further provides that following completion of the Tender Offer, Acquisition Sub will be merged into the Company (the "Merger") and each outstanding Share (other than Shares already owned by Acquisition Sub) will be converted into the right to receive $20.00 in cash.

    Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Buyer from time to time, including having acted as managing underwriter of a public offering of $150,000,000 aggregate principal amount of 6 1/8% Senior Notes of Buyer due December 15, 2007 in December 1997, and may provide investment banking services to Buyer and its subsidiaries in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Buyer for its own account and for the accounts of customers.

    In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended May 31, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the aerospace components industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

    We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this

Wyman-Gordon Company
May 17, 1999
Page Two

opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with such transaction.

    Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $20.00 per Share in cash to be received by the holders of Shares in the Tender Offer and the Merger is fair from a financial point of view to such holders.

                                                       Very truly yours,

                                                            /s/ GOLDMAN, SACHS & CO.
                                                            -----------------------------------------
                                                            (GOLDMAN, SACHS & CO.)

                                                                      APPENDIX C

                      SECTIONS 85 TO 98, INCLUSIVE, OF THE
              MASSACHUSETTS BUSINESS CORPORATION LAW, CHAPTER 156B

    85. A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection
(c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

    86. If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

    87. The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

       "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

    88. The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

    89. If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

    90. If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

    91. If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

    92. After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

    93. The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

    94. On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for notation thereon of the pendency of the bill, and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

    95. The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

    96. Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

        (1) A bill shall not be filed within the time provided in section ninety;

        (2) A bill, if filed, shall be dismissed as to such stockholder; or

        (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

    Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

    97. The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

    98. The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                   EXHIBIT I

Annual Report on Form 10-K of Wyman-Gordon Company for the fiscal year ended May 31, 1999

                                                             # = pounds sterling

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                    FORM 10-K

(MARK ONE)
[X]  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

                  FOR THE FISCAL YEAR ENDED MAY 31, 1999

                                    OR

[ ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

     FOR THE TRANSITION PERIOD FROM          TO

                          COMMISSION FILE NUMBER 0-3085

                           WYMAN-GORDON COMPANY
          (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          MASSACHUSETTS                       04-1992780
(STATE OR OTHER JURISDICTION OF           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)           IDENTIFICATION NO.)

          244 WORCESTER STREET, BOX 8001,
          GRAFTON, MASSACHUSETTS          01536-8001
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)  (ZIP CODE)

                               508-839-4441
           (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

        SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                          NAME OF EACH EXCHANGE
          TITLE OF EACH CLASS             ON WHICH REGISTERED

                 None                             None
        SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                        COMMON STOCK, $1 PAR VALUE
                             (TITLE OF CLASS)

     Indicate by a check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

    Aggregate market value of the voting stock held by non-affiliates of the registrant as of July 31, 1999:
$548,112,873

     Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date.

          CLASS                    OUTSTANDING AT JULY 31, 1999

Common Stock, $1 Par Value         36,098,928 Shares

ITEM 1.  BUSINESS

                                   THE COMPANY

     Wyman-Gordon Company is a leading manufacturer of high-quality, technologically advanced forging and investment casting components for the commercial aviation, commercial power and defense industries. The Company produces metal components to exacting customer specifications for technically demanding applications such as jet turbine engines, airframes and land-based and marine gas turbine engines. The Company also produces extruded seamless thick wall pipe, made from steel and other alloys for use primarily in the oil and gas industry and commercial power generation plants. The Company produces components for most of the major commercial and United States defense aerospace programs. The Company's unique combination of manufacturing facilities and broad range of metallurgical skills allows it to serve its customers effectively and to lead the development of new metal technologies for its customers' applications. Through its Scaled Composites and Scaled Technology Works subsidiaries, the Company engages in research, development, engineering and manufacture of composite airframe structures. In fiscal years 1999 and 1998, the Company's total revenues were $849.3 million and $752.9 million, respectively.

     The Company employs three manufacturing processes: forging, investment casting and composite production. The Company's forging process involves heating metal and shaping it through pressing or extrusion. Forged products represented 77% of the Company's total revenues in the year ended May 31, 1999. Castings is a process in which molten metal is poured into molds. Cast products represented 21% of the Company's total revenues in the year ended May 31, 1999. The Company's composite business designs, fabricates and tests composite airframe structures for the aerospace market. The composite business represented 2% of the Company's total revenues in fiscal year 1999.

     On May 17, 1999, the Company and Precision Castparts Corp. ("PCC") entered into a Merger Agreement pursuant to the terms of which WGC Acquisition Corp., a wholly owned subsidiary of PCC, commenced on May 21, 1999 a cash tender offer for all of the outstanding shares of common stock of the Company at a price of $20.00 per share. Consummation of the tender offer is subject, among other things, to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). PCC and the staff of the Federal Trade Commission (the "FTC") have agreed that PCC will not consummate the tender offer until ten calendar days after PCC has notified the FTC of its intent to complete the transaction. PCC has also agreed that it will not provide such notice until at least 3:00 p.m. Eastern Time on August 24, 1999. The agreement regarding timing is intended to provide additional time for PCC to negotiate with the FTC.

As a result, the expiration date of the tender offer has been extended until midnight, New York City time, on September 10, 1999; provided, however, that if the applicable waiting period (and any extension thereof) under the HSR Act in respect of the tender offer is terminated prior to August 31, 1999, the expiration date of the tender offer will be the date that is ten business days immediately following public disclosure of the expiration or termination of the waiting period under the HSR Act. As of August 20, 1999, approximately 21,873,878 shares of common stock of the Company had been tendered in the tender offer. This constitutes approximately 62.6% of the Company's outstanding shares as of the commencement of the tender offer.

     WGC Acquisition Corp. has also made a tender offer for the Company's outstanding 8% Senior Notes due 2007 and has extended the Senior Notes tender offer to coincide with the extension of the tender offer for the Company's common stock.

     For further information concerning the tender offer, see the Company's
Schedule 14D-9, Solicitation/Recommendation Statement Pursuant to the Section 14(d)(4) of the Securities Exchange Act of 1934 and the amendments to said
Schedule 14D-9.

MARKETS AND PRODUCTS

     The principal markets served by the Company are aerospace and energy. Revenue by market for the respective periods were as follows:


                 YEAR ENDED       YEAR ENDED       YEAR ENDED
                MAY 31, 1999     MAY 31, 1998      MAY 31, 1997
                         % OF             % OF            % OF
               REVENUE   TOTAL  REVENUE   TOTAL   REVENUE   TOTAL
                       (000's OMITTED, EXCEPT PERCENTAGES)

Aerospace      $705,763   83%   $622,718   83%    $475,131   78%
Energy          117,229   14     101,353   13       97,117   16
Other            26,269    3      28,842    4       36,494    6
               $849,261  100%   $752,913  100%    $608,742  100%


  Aerospace Products

     Aerospace Turbine Products. The Company manufactures components from sophisticated titanium and nickel alloys for jet engines manufactured by General Electric Company ("GE"), the Pratt & Whitney Division ("Pratt & Whitney") of United
Technologies Corporation ("United Technologies"), Rolls-Royce plc
("Rolls Royce") and CFM International S.A. Such jet engines are used on substantially all commercial aircraft produced by the Boeing Company ("Boeing") and Airbus Industrie, S.A. ("Airbus").
The Company's forged engine parts include fan discs, compressor discs, turbine discs, seals, spacers, shafts, hubs and cases.
Cast engine parts include thrust reversers, valves and fuel system parts such as combustion chamber swirl guides. Rotating parts (which include fan, compressor and turbine discs) must be manufactured to precise quality specifications. The Company believes it is the leading producer of these rotating components for use in large turbine aircraft engines. Jet engines can produce in excess of 100,000 pounds of thrust and may subject parts to temperatures reaching 1,350 degrees Fahrenheit. Components for such extreme conditions therefore require precision manufacturing and expertise with high-purity titanium and nickel-based alloys.

     Aerospace Structural Products. The Company's airframe structural components, such as landing gear, bulkheads and wing spars, are used on every model of airplane manufactured by Boeing and Airbus. In addition, the Company's structural components are used on a number of military aircraft and in other defense-related applications, including the C-17 transport and the new F-22 fighter being jointly developed by Lockheed Martin Corporation ("Lockheed") and Boeing. The Company also produces dynamic rotor forgings for helicopters. The Company's composites subsidiary, Scaled Composites, located in Mojave, California, designs, fabricates and tests composite airframe structures made by layering carbon graphite and other fibers with epoxy resins for the aerospace market. The Company's subsidiary, Scaled Technology Works, Montrose, Colorado manufactures airplane components, principally those designed by Scaled Composites.

     Aerospace structural products include wing spars, engine mounts, struts, landing gear beams, landing gear, wing hinges, wing and tail flaps, housings, and bulkheads. These parts may be made of titanium, steel, aluminum and other alloys, as well as composite materials. Forging is particularly well suited for airframe parts because of its ability to impart greater strength per unit of weight to metal than other manufacturing processes. Investment casting can produce complex shapes to precise, repeatable dimensions.

     The Company has been a major supplier of the beams that support the main landing gear assemblies on the Boeing 747 for many years and supplies main landing gear beams for the Boeing 777. The Company forges landing gear and other airframe structural components for the Boeing 737, 747, 757, 767 and 777, and the Airbus A321, A330 and A340. The Company produces structural forgings for the F-15, F-16 and F/A-18 fighter aircraft and the Black Hawk helicopter produced by Sikorsky Aircraft Corporation, a subsidiary of United Technologies. The Company also produces large, one-piece bulkheads for Lockheed and Boeing for the F-22 fighter.

  Energy Products. The Company is a major supplier of extruded seamless thick wall pipe used in critical piping systems in both fossil fuel and nuclear commercial power plants worldwide as well as in oil and gas industry applications. The Company produces rotating components, such as discs and spacers, and valve components for land-based steam turbine and gas turbine generators, and in addition, also manufactures shafts, cases, and compressor and turbine discs for marine gas engines.

     The Company produces a variety of mechanical and structural tubular forged products, primarily in the form of extruded seamless pipe, for the domestic and international energy markets, which include nuclear and fossil-fueled power plants, co-generation projects and retrofit and life extension applications. In recent years the Company has developed several proprietary products for the energy exploration and power generation industries including the THOR(R) connector for the weldless joining of lengths of pipe, double ended upset pipe that facilitates joining, clad and titanium alloy pipe for corrosive environments and multiport diverter valves for offshore oil and gas production. Aluminum, Steel, and titanium products are manufactured at the Company's Houston, Texas forging facility where one of the world's largest vertical extrusion presses extrudes pipe up to 48 inches in diameter and seven inches in wall thickness and bar stock from six to 32 inches in diameter. Lengths of pipe and bar stock vary from ten to 45 feet, with a maximum forged weight of 20 tons. Similar equipment and capabilities are in operation at the Company's Livingston, Scotland, and Buffalo, New York, forging facilities. Additionally, the Houston press extrudes powder billets for use in aircraft turbine engine forgings.

  Other Products. The Company supplies products to builders of military ordnance. Examples of forged products include steel casings for bombs and rockets. For naval defense applications, the Company supplies components for propulsion systems for nuclear submarines and aircraft carriers as well as pump, valve, structural and non-nuclear propulsion forgings. The Company also extrudes powders for other alloy powder manufacturers.

     Through its investment casting operations, which utilize a process of pouring molten metal into a mold, the Company manufactures products for commercial applications such as food processing, semiconductor manufacturing, diesel turbochargers and sporting equipment. The Company is actively seeking to identify alternative applications for its capabilities, such as in the automotive and other commercial markets. In this regard, the Company recently established a facility in Mexicali, Mexico for the production of nickel and titanium aluminide turbocharger wheels for Allied Signal Corporation.

CUSTOMERS

     The Company has approximately 290 active customers that purchase forgings, approximately 825 active customers that purchase investment castings and approximately 25 active customers that purchase composite structures. The Company's principal customers are similar across all of these production processes. Five customers accounted for 49%, 51% and 48% of the Company's revenues for the years ended May 31, 1999, 1998 and 1997, respectively. GE and United Technologies (primarily Pratt & Whitney and Sikorsky) have currently or historically each accounted for 10% or more of revenues for the years ended May 31, 1999, 1998 and 1997.


                 YEAR ENDED       YEAR ENDED       YEAR ENDED
                MAY 31, 1999     MAY 31, 1998      MAY 31, 1997
                         % OF             % OF            % OF
               REVENUE   TOTAL  REVENUE   TOTAL   REVENUE   TOTAL
                       (000's OMITTED, EXCEPT PERCENTAGES)

GE             $213,598   25%   $169,894   23%    $156,764   26%
United
  Technologies   (1)      (1)     76,786   10       60,921   10


 (1)  Revenues for the year ended May 31, 1999 were less than 10%.


     Boeing and Rolls-Royce are also significant customers of the Company. Because of the relatively small number of customers for some of the Company's principal products, those customers exercise significant influence over the Company's prices and other terms of trade.

     The Company has become actively involved with its aerospace customers through supply chain management initiatives, joint development relationships and cooperative research and development, engineering, quality control, just-in-time inventory control and computerized design programs. The Company believes that greater involvement in the design and development of components for its customers' products will result in significant efficiencies and will allow the Company to better serve its customers.

MARKETING AND SALES

     The Company markets its products principally through its own sales engineers and makes only limited use of independent manufacturers' representatives. Substantially all sales are made directly to original equipment manufacturers.

     The Company's sales are not subject to significant seasonal fluctuations.

     A substantial portion of the Company's revenues are derived from long-term, fixed-price agreements ("LTAs") with major engine and aircraft manufacturers. These contracts are typically "requirements" contracts under which the purchaser commits to purchase a given portion of its requirements of a particular component from the Company. Actual purchase quantities are typically not determined until shortly before the year in which products are to be delivered. The Company has increased its efforts to obtain LTAs with customers which contain price adjustments that would compensate the Company for increased raw material costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of Inflation."

BACKLOG

     The Company's firm backlog includes the sales prices of all undelivered units covered by customers' orders for which the Company has production authorization. The Company's firm backlog in the various markets served by the Company has been as follows:


              MAY 31, 1999       MAY 31, 1998      MAY 31, 1997
                       % OF               % OF            % OF
            BACKLOG    TOTAL    BACKLOG   TOTAL   BACKLOG   TOTAL
                   (000's OMITTED, EXCEPT PERCENTAGES)

Aerospace   $643,468    87%    $  908,633   88%   $767,989   86%
Energy        64,240     9         94,314    9      99,172   11
Other         27,082     4         27,145    3      28,664    3
            $734,790   100%    $1,030,092  100%   $895,825  100%


     At May 31, 1999, approximately $555.6 million of total firm backlog was scheduled to be shipped within one year (compared to $716.8 million at May 31, 1998 and $671.6 million at May 31, 1997) and the remainder in subsequent years. Sales during any period include sales that were not part of backlog at the end of the prior period. Customer orders in firm backlog are subject to rescheduling or termination for customer convenience and as a result of market fluctuations in the commercial aerospace industry. However, in certain cases, the Company is entitled to an adjustment in contract amounts. Because of the cyclical nature of order entry experienced by the Company and its dependence on the aerospace industry, there can be no assurance that order entry will continue at current levels or that current firm purchase orders will not be canceled or delayed. Accordingly, the Company's backlog is not necessarily indicative of the Company's revenues for any future period or periods.

MANUFACTURING PROCESSES

     The Company employs three manufacturing processes: forging, investment casting and composites production.

  Forging

     The Company's forging process involves heating metal and shaping it through pressing or extrusion. The Company forges titanium and steel alloys, as well as high temperature nickel alloys. Forging is conducted on hydraulic presses with capacities ranging up to 55,000 tons. The Company believes that it is the leading producer of rotating components for use in turbine aircraft engines. These parts are forged from purchased ingots which are converted to billet in the Company's cogging presses and from alloy metal powders (primarily nickel alloys) which are produced, consolidated and extruded into billet entirely at the Company's facilities.

     The Company manufactures its forgings at its facilities in Grafton and Worcester, Massachusetts; Houston, Texas; Buffalo, New York; and Livingston, Scotland. The Company also operates an alloy powder metal facility in Brighton, Michigan and vacuum remelting facilities in Houston, Texas which produce steel and nickel alloy ingots. The Company has eight large closed die hydraulic forging presses rated as follows: 18,000 tons, 35,000 tons and 50,000 tons in Grafton Massachusetts; 20,000 tons, 29,000 tons and 35,000 tons in Houston, Texas; 12,000 tons in Buffalo, New York and 9,000 tons, 14,000 tons and 30,000 tons in Livingston, Scotland. The 35,000 ton vertical extrusion press in Houston can also be operated as a 55,000 ton hydraulic forging press. The Company also operates two open die cogging presses used to convert ingot into billet rated at 2,000 tons and 1,375 tons at its Grafton, Massachusetts location. The Company produces isothermal forgings on its forging press rated at 8,000 tons at its Worcester, Massachusetts location.

     The Company employs the following five forging processes:

     - Open-Die Forging. In this process, the metal is pressed between dies that never completely surround the metal, thus allowing the metal to be observed during the process. Typically, open-die forging is used to create relatively simple, preliminary shapes to be further processed by closed die forging.

     - Closed-Die Forging. Closed-die forging involves pressing heated metal into the required shapes and size determined by machined impressions in specially prepared dies which completely surround the metal. In hot-die forging, both titanium and nickel alloys can be forged using this process, in which the dies are heated to a temperature of approximately 1300 degrees Fahrenheit. This process allows metal to flow more easily within the die cavity which produces forgings with superior surface finish, metallurgical structures with tighter tolerances and enhanced repeatability of the part shape.

     - Conventional/Multi-Ram. The closed-die, multi-ram process utilized on the Company's 30,000 and 20,000 ton presses enables the Company to produce extremely complex forgings such as valve bodies with multiple cavities in a single heating and pressing cycle. Dies may be split either on a vertical or a horizontal plane and shaped punches may be operated by side rams, piercing rams, or both. Multi-ram forging enables the Company to produce a wide variety of shapes, sizes and configurations. The process also optimizes grain flow and uniformity of deformation and reduces machining requirements.

     - Isothermal Forging. Isothermal forging is a closed-die process in which the dies are heated to the same temperature as the metal being forged, typically in excess of 1,900 degrees Fahrenheit. The forged material typically consists of nickel alloy powders. Because of the high die temperatures necessary for forming these alloys, the dies are made of refractory metals, typically molybdenum, so that the die retains its strength and shape during the forging process. Because the dies may oxidize at these elevated temperatures, the forging process is carried on in a vacuum or inert gas atmosphere. The Company's isothermal press also allows it to produce near-net shape components (requiring less machining by the customer) made from titanium alloys, which can be an important competitive advantage in times of high titanium prices. The Company carries on this process in its 8,000 ton isothermal press.

     - Extrusion. The Company's 35,000 ton vertical extrusion press is one of the largest and most advanced extrusion presses in the world. Extrusions are produced for applications in the oil and gas industry, including tension leg platforms, riser systems and production manifolds. The extrusion process is facilitated by manipulators capable of handling work pieces weighing up to 20 tons, rotary hearth furnaces and a 14,000 ton blocking press. The Company's extrusion press is capable of producing thick wall seamless pipe with outside diameters up to 48 inches and wall thicknesses from 1/2 inch up to seven inches. Solid extrusions can be manufactured from six to 32 inches in diameter. Typical lengths vary from ten to 45 feet. Powder materials can also be compacted and extruded into forging billets utilizing this press. The 30,000 ton press in Livingston, Scotland has similar extrusion capabilities in addition to its multi-ram forging capabilities. The 12,000 ton press in Buffalo, New York is capable of producing seamless pipe with outside diameters up to 20 inches and wall thicknesses from 3/8 inches up to three inches.

     Metal Production. The Company's Brighton, Michigan powder metal facility has the capability to atomize, process, and consolidate (by hot isostatic pressing) alloy metal powders for use in aerospace, medical implant, petrochemical, hostile environment oil and gas drilling and production, and other applications. This facility has an annual production capacity of up to 500,000 pounds of alloy powder. After production of the powder, the Company consolidates the metal by extrusion using its 35,000 ton press in Houston, and the extruded billets are then forged into critical jet engine components on the Company's 8,000 ton isothermal press in Worcester, Massachusetts.

     The Company's vacuum arc remelting ("VAR") shop in Houston, Texas has five computer-controlled VAR furnaces which process electrodes up to 42 inches in diameter that weigh up to 40,000 pounds. The Houston VAR furnaces are used to remelt purchased electrodes into high purity alloys for internal use. In addition, the VAR furnaces are used for toll melting. These vacuum metallurgy techniques provide consistently high levels of purity, low gas content, and precise control over the solidification process. This minimizes segregation in complex alloys and results in improved mechanical properties, as well as hot and cold workability.

     The Company is in a joint venture with Pratt & Whitney and certain Australian investors which produces nickel alloy ingots in Perth, Australia, some of which the Company utilizes as raw materials for its forging and casting products.

     Support Operations. The Company designs its forging dies and manufactures some of those dies. In designing its dies, the Company utilizes its customers' drawings and engineers the dies using CAD/CAM equipment and sophisticated computer models that simulate metal flow during the forging process. This activity improves process control and permits the Company to enhance the metallurgical characteristics of the forging.

     At two of its three major forging locations, the Company has machine shops with computer aided profiling equipment, vertical turret lathes and other equipment that it employs to shape rough machine products. The Company also operates rotary and car-bottom furnaces for heat treatment to enhance the performance characteristics of the forgings. In fiscal year 1999, the Company entered into a joint venture in Monterrey, Mexico to machine its forgings.

     Testing. Because the Company's products are for high performance end uses, rigorous testing is necessary and is performed internally by Company engineers. Throughout the manufacturing process, numerous tests and inspections are performed to insure the final quality of each product; statistical process control techniques are also applied throughout the entire manufacturing process. The Company subjects its products to extensive quality inspection and contract qualification procedures involving zyglo, chemical etching, ultrasonic, red dye, hardness, and electrical conductivity testing facilities.

  Investment Castings

     The Company's investment castings operations use high-volume production equipment and both air-melt and vacuum-melt furnaces to produce a wide variety of complex investment castings. Castings are made of a range of metal alloys including steel, aluminum, nickel, titanium and magnesium. The Company's castings operations are conducted in facilities located in Groton, Connecticut; Franklin and Tilton, New Hampshire; Carson City, Nevada; San Leandro, California and Albany, Oregon.

     In July 1998, the Company and Titanium Metals Corporation ("TIMET") combined their respective titanium casting operations in Franklin, New Hampshire and Albany, Oregon into Wyman Gordon Titanium Castings, LLC, a Delaware limited liability company, (the "Joint Venture"), 80.1% owned by the Company and 19.9% by TIMET. The parties have agreed, in general, that the Joint Venture will be the exclusive means by which they conduct their titanium castings operations.

     The Company produces its investment castings by the "lost wax" process, a method developed in China over 5,000 years ago. The initial step in producing investing castings is to create a wax form of the ultimate metal part by injecting molten wax into an aluminum mold, known as a "tool." These tools are produced to the specifications of the customer and are primarily purchased from outside die makers, although the Company maintains internal tool-making capabilities. The wax patterns are then mechanically coated with a ceramic slurry in a process known as investment. This forms a ceramic shell which is subsequently air-dried and hardened under controlled environmental conditions. Next, the wax inside this shell is melted and removed in a high temperature steam autoclave and the molten wax is recycled. In the next, or "foundry" stage, metal is melted in an electric furnace in either an air or vacuum environment and poured into the ceramic shell. After cooling, the ceramic shells are removed by vibration, chipping or various types of water or air blasting. The metal parts are then cleaned in a high temperature caustic bath, followed by water rinsing. In the finishing stage, the castings are finished by grinding and polishing to remove excess metal. The final product then undergoes a lengthy series of testing (radiography, fluorescent penetrant, magnetic particle and dimensional) to ensure quality and consistency.

  Composites

     The Company's composites subsidiary, Scaled Composites, located in Mojave, California, designs, fabricates and tests composite airframe structures made by layering carbon graphite and other fibers with epoxy resins for the aerospace market. During fiscal year 1998, the Company completed the construction of a 120,000-square-foot facility in Montrose, Colorado, where the Company's subsidiary, Scaled Technology Works, manufactures airplane components, principally those designed by Scaled Composites.

OPERATING FACILITIES

     The following table sets forth certain information with respect to the Company's operating facilities at May 31, 1999, all of which are owned. The Company believes that its operating facilities are well maintained, are suitable to support the Company's business and are adequate for the Company's present and anticipated needs. On average, during the Company's fiscal year 1999, the Company's forging, investment castings and composites facilities were operating at approximately 78%, 76% and 73% of their total productive capacity, respectively.


                              APPROXIMATE
                                SQUARE
LOCATION                        FOOTAGE      PRIMARY FUNCTION


Brighton, Michigan                34,500     Alloy Powder
                                             Production
Grafton, Massachusetts            85,420     Administrative
                                             Offices
Grafton, Massachusetts           843,200     Forging
Houston, Texas                 1,283,800     Forging
Livingston, Scotland             405,200     Forging
Millbury, Massachusetts          104,125     Research and
                                             Development
Worcester, Massachusetts          22,300     Forging
Buffalo, New York (2 plants)     235,000     Forging
Carson City, Nevada               55,000     Casting
Franklin, New Hampshire           43,200     Casting
Groton, Connecticut (2 plants)   162,550     Casting
San Leandro, California           60,000     Casting
Tilton, New Hampshire             94,000     Casting
Albany, Oregon                    60,400     Casting
Mojave, California                67,000     Composites
Montrose, Colorado               120,000     Composites


RAW MATERIALS

     Raw materials used by the Company in its forgings and castings include titanium, nickel, steel, aluminum, cobalt, magnesium and other metallic alloys. The composites operation uses high strength fibers such as fiberglass or graphite, as well as materials such as foam and epoxy, to fabricate composite structures. The major portion of metal requirements for forged and cast products are purchased from major metal suppliers producing forging and casting quality material as needed to fill customer orders. The Company has two or more sources of supply for all significant raw materials. Its principal suppliers of nickel alloys include Special Metals Corporation, Allegheny Teledyne, Inc., and Carpenter Technologies Corporation. Its principal suppliers of titanium alloys are TIMET, Allegheny Teledyne, Inc. and RMI Titanium Company. In July 1998, the Company exchanged certain assets of its Millbury, Massachusetts titanium vacuum arc remelting facility for certain assets of TIMET's Albany, Oregon titanium castings business. In connection with such exchange the Company and TIMET entered into a long term supply agreement pursuant to which the Company will acquire a substantial portion of its titanium raw material requirements from TIMET. The Company's powder metal facility in Brighton, Michigan produces nickel alloy powder. In addition, the Company utilizes a portion of the output of its Australian joint venture for its own use.

     The titanium and nickel alloys utilized by the Company have a relatively high dollar value. Accordingly, the Company attempts to recover and recycle scrap materials such as machine turnings, forging flash, scrapped forgings, test pieces and casting sprues, risers and gates.

     In the event a customer cancels an order for which material has been purchased, the Company may, under certain circumstances, obtain reimbursement from the customer if the material cannot be diverted to other uses. Costs of material already on hand, along with any conversion costs incurred, are generally billed to the customer unless transferable to another order.

     Many of the Company's customer contracts have fixed prices for extended time periods and do not provide complete price adjustments for changes in the prices of raw materials such as metals. The Company attempts to reduce its risk with respect to its customer contracts by procuring long-term contracts with suppliers of metal alloys, but the Company's supply contracts typically do not completely insulate the Company from fluctuations in the prices of raw materials.

ENERGY USAGE

     The Company is a large consumer of energy. Energy is required primarily for heating metals to be forged and melting metals to be cast, melting of ingots, heat-treating products after forging and casting, operating forging presses, melting furnaces, mechanical manipulation and pollution control equipment and space heating. Supplies of natural gas, oil and electricity used by the Company have been sufficient and there is no anticipated shortage for the future. However, significant increases in the price of or shortages in these energy supplies may have an adverse impact on the Company's results of operations.

EMPLOYEES

     As of May 31, 1999, the Company had approximately 3,955 employees, of whom 1,039 were executive, administrative, engineering, research, sales and clerical and 2,916 were production and craft. Approximately 35% of the production and craft employees, consisting of employees in the forging business, are represented by unions. The Company has entered into collective bargaining agreements with these union employees as follows:


                 NUMBER OF
                 EMPLOYEES
                 COVERED BY
                 BARGAINING      INITIATION           EXPIRATION
LOCATION         AGREEMENTS         DATE                 DATE


Grafton and
 Worcester,
 Massachusetts       471      April 6, 1997       March 24, 2002
Houston, Texas       570      August 10, 1998     August 12, 2001
                      39      September 28, 1998  September 28, 2001
Livingston,
  Scotland           171      December 1, 1998    November 30, 2001
                      60      February 1, 1999    January 31, 2002
Buffalo,New York      69      June 7, 1999        June 2, 2003
   Total           1,380


     The Company believes it has good relations with its employees, but there can be no assurances that the Company will not experience a strike or other work stoppage or that acceptable collective bargaining agreements can be negotiated when the existing collective bargaining agreements expire.

RESEARCH AND PATENTS

     The Company maintains research and development departments at both Millbury, Massachusetts, and Houston, Texas, which are engaged in applied research and development work primarily relating to the Company's forging operations. The Company works closely with customers, universities and government technical agencies in developing advanced forging and casting materials and processes. The Company's castings operations conduct research and development related to advanced casting materials and processes at its Groton, Connecticut, and Tilton, New Hampshire, facilities. The Company's composites operation conducts research and development related to aerospace composite structures at the Mojave, California, facility. The Company spent approximately $2.9 million, $3.3 million and $2.9 million on applied research and development work during the years ended May 31, 1999, 1998 and 1997, respectively. Although the Company owns patents covering certain of its processes, the Company does not consider that these patents are of material importance to the Company's business as a whole. Most of the Company's products are manufactured to customer specifications and, consequently, the Company has few proprietary products.

COMPETITION

     Most of the Company's production capabilities are possessed in varying degrees by other companies in the industry, including both domestic and foreign manufacturers. Competition in each of the Company's current product markets is cyclical, intensifying during upturns and lessening during downturns, but such cyclicality of competition is especially present in aerospace structural products markets because of the cyclical nature of the commercial and defense aerospace industries. In the aerospace turbine products market, the Company's largest competitors are Ladish Co., Inc., Fortech, S.A. and Thyssen AG. In the aerospace structural products market, Alcoa Corporation and Schultz Steel Company are the Company's largest competitors. In the energy products market, the Company faces mostly international competition from Mannesmann A.G. and Sumitomo Corporation, among others. In the aerospace castings products market, Howmet Corporation and Precision Castparts Corp. are the Company's largest competitors.

     In the future, the Company may face increased competition from international companies as the Company's customers seek lower cost sources of supply. International competition in the forging and casting processes may also increase in the future as a result of strategic alliances among aircraft prime contractors and foreign companies, particularly where "offset" or "local content" requirements create purchase obligations with respect to products manufactured in or directed to a particular country. Competition is often intense among the companies currently involved in the industry. Competitive advantages are afforded to those with high quality products, low cost manufacturing, excellent customer service and delivery and engineering and production expertise. The Company believes that it has strength in these areas, but there can be no assurance that the Company can maintain its share of the market for any of its products.

ENVIRONMENTAL REGULATIONS

     The Company's operations are subject to extensive, stringent and changing federal, state and local environmental laws and regulations, including those regulating the use, handling, storage, discharge and disposal of hazardous substances and the remediation of alleged environmental contamination. Accordingly, the Company is involved from time to time in administrative and judicial inquiries and proceedings regarding environmental matters. Nevertheless, the Company believes that compliance with these laws and regulations will not have a material adverse effect on the Company's operations as a whole. However, it is not possible to predict accurately the amount or timing of costs of any future environmental remediation requirements. The Company continues to design and implement a system of programs and facilities for the management of its raw materials, production processes and industrial waste to promote compliance with environmental requirements. As of May 31, 1999, aggregate environmental reserves amounted to $15.5 million, which includes expected cleanup costs estimated between $4.4 million and $5.4 million upon the eventual sale of the Worcester, Massachusetts facility, certain environmental issues, including the remediation of on-site landfills, at the Houston, Texas facility amounting to approximately $3.0 million, $4.4 million in remediation projects at the Grafton facility, $0.8 million for remediation at the Buffalo facility and $1.1 million for various Superfund sites. There can be no assurance that the actual costs of remediation will not eventually materially exceed the amount presently accrued.

     Pursuant to an agreement entered into with the U.S. Air Force upon the acquisition of the Grafton facility from the federal government in 1982, the Company agreed to make expenditures totaling $20.8 million for environmental management and remediation at that site, of which $3.3 million remained as of May 31, 1999. Approximately one-half of the remaining Air Force projects are capital in nature and the remainder are covered by existing reserves. These expenditures will not resolve all of the Company's obligations to federal and state regulatory authorities, who are not parties to the agreement, however, and the Company expects to incur an additional amount, currently estimated at approximately $2.8 million, to comply with current federal and state environmental requirements governing the investigation and remediation of contamination at the site.

     The Company's Grafton facility was formerly included in the U.S. Nuclear Regulatory Commission's ("NRC") May 1992 Site Decommissioning Management Plan ("SDMP") for low-level radioactive waste as the result of the disposal of magnesium thorium alloys at the facility in the 1960s and early 1970s under license from the Atomic Energy Commission. On March 31, 1997, the NRC informed the Company that jurisdiction for the Grafton site had been transferred to the Commonwealth of Massachusetts Department of Public Health (the "DPH") and that the Grafton facility had been removed from the SDMP. Although it is unknown what specific remediation and disposal requirements may be imposed on the Company by the DPH, the Company believes that a reserve of $1.5 million, included within the $2.8 million noted above, is sufficient to cover all costs. There can be no assurance, however, that such reserve will be adequate to cover any obligations that the DPH may ultimately impose on the Company.

     The Company, together with numerous other parties, has been named a PRP under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") for the cleanup of the following Superfund sites: Operating Industries, Monterey Park, California; PSC Resources, Palmer, Massachusetts; the Harvey GRQ site, Harvey, Illinois; and the Gemme/Fournier site, Leicester, Massachusetts. The Company believes that a reserve of $1.1 million recorded on its books is sufficient to cover all costs.

     At the Gemme/Fournier site, a proposed agreement would allocate 33% of the cleanup costs to the Company. In September 1995, a consulting firm retained by the PRP group made a preliminary remediation cost estimate of $1.4 million to $2.8 million. The Company's insurance company is defending the Company's interests, and the Company believes that any recovery against the Company would be offset by recovery of insurance proceeds.

     The Company expects to incur between $4.4 and $5.4 million in cleanup expenses upon the planned sale of its Worcester, Massachusetts facility to remedy certain contamination discovered on site. The Massachusetts Department of Environmental Protection has classified the site as a Tier II site under the Massachusetts Contingency Plan.

PRODUCT LIABILITY EXPOSURE

     The Company produces many critical engine and structural parts for commercial and military aircraft. As a result, the Company faces an inherent business risk of exposure to product liability claims. The Company maintains insurance against product liability claims, but there can be no assurance that such coverage will continue to be available on terms acceptable to the Company or that such coverage will be adequate for liabilities actually incurred. The Company has not experienced any material loss from product liability claims and believes that its insurance coverage is adequate to protect it against any claims to which it may be subject.

LEGAL PROCEEDINGS

     In addition to the matters disclosed below, at May 31, 1999, the Company was involved in certain legal proceedings arising in the normal course of its business. The Company believes the outcome of these matters will not have a material adverse effect on the Company.

     On December 22, 1996, a serious industrial accident occurred at the Houston, Texas, facility of Wyman-Gordon Forgings, Inc. ("WGFI"), a wholly-owned subsidiary of the Company, in which eight employees were killed, and three employees and several subcontractor employees were injured.

     The Company and WGFI have settled the lawsuits brought by all decedents' families and other claimants on terms acceptable to the Company and its insurance carriers. The amounts paid in settlement of the lawsuits exceeded the Company's available liability insurance. The Company recorded a charge of $13.8 million in the third quarter of fiscal year 1999 that covered its share of the costs of defending the lawsuits and funding the agreed settlements.

     On September 25, 1997, the Company received a subpoena from the United States Department of Justice informing it that the Department of Defense and other federal agencies had commenced an investigation with respect to the manufacture and sale of investment castings at the Company's Tilton, New Hampshire facility. The Company does not believe that the federal investigation is likely to result in a material adverse impact on the Company's financial condition or results of operations, although no assurance as to the outcome or impact of that investigation can be given.

ITEM 2.  PROPERTIES

     The response to ITEM 2. PROPERTIES incorporates by reference the paragraphs captioned "Facilities" included in ITEM 1.
BUSINESS.

ITEM 3.  LEGAL PROCEEDINGS

     The response to ITEM 3. LEGAL PROCEEDINGS incorporates by reference the paragraphs captioned "Environmental Regulations" and "Legal Proceedings" included in ITEM 1. BUSINESS.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     There were no matters submitted to a vote of security holders during the fourth quarter of the year ended May 31, 1999.

                                     PART II

ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS

     Wyman-Gordon Company's common stock, par value $1.00 per share, is listed on the New York Stock Exchange under the symbol WYG. The table below lists the quarterly price range per share for the years ended May 31, 1999 and 1998. The quarterly price range per share is based on the high and low sales prices. At May 31, 1999, there were approximately 1,927 holders of record of the Company's common stock.


                             YEAR ENDED         YEAR ENDED
                            MAY 31, 1999        MAY 31, 1998
                          HIGH       LOW      HIGH       LOW

First quarter            $21 1/8   $13       $28 1/4   $23 3/8
Second quarter            16 7/8    11 1/2    30        20 5/8
Third quarter             15 5/8     7 3/8    22 1/8    16 1/2
Fourth quarter            19 5/16    8 1/4    23 1/8    19 3/4


ITEM 6.  SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected financial data and other operating information of Wyman-Gordon Company. The selected financial data in the table are derived from the consolidated financial statements of Wyman-Gordon Company. The data should be read in conjunction with the consolidated financial statements, related notes, other financial information and Management's Discussion and Analysis of Financial Condition and Results of Operations included herein.


                                    YEAR        YEAR      YEAR
                                   ENDED       ENDED     ENDED
                                  MAY 31,     MAY 31,   MAY 31,
                                     1999        1998     1997
                    (000'S OMITTED, EXCEPT PER-SHARE AMOUNTS)

STATEMENT OF OPERATIONS
  DATA(1):

Revenues                        $849,261     $  752,913  $608,742
Gross profit                     133,359        115,646    97,634
Other charges(credits)(2)         13,745         (4,900)   23,083
Income (loss) from operations     62,952         68,892    30,322
Net income (loss)(3)              37,028         33,890    50,023
BASIC PER SHARE DATA:
Income (loss) per share
  before extraordinary item     $   1.02     $     1.07  $   1.40
Net income (loss) per share (3)     1.02            .93      1.40
DILUTED PER SHARE DATA:
Income (loss) per share
  before extraordinary item     $   1.01     $     1.05  $   1.35
Net income (loss) per share (3)     1.01            .91      1.35
Shares used to compute income
  (loss) per share:
  Basic                           36,149         36,331    35,825
  Diluted                         36,589         37,357    37,027
BALANCE SHEET DATA (AT END OF
  PERIOD(2):
Working capital                 $230,027     $  223,764  $166,205
Total assets                     581,710        551,610   454,371
Long-term debt                   164,338        162,573    96,154
Stockholders' equity             233,762        204,820   164,398
OTHER DATA:
Order backlog (at end of
  period)                       $734,790     $1,030,092  $895,825



                                               YEAR       YEAR
                                              ENDED      ENDED
                                            MAY 31,    MAY 31,
                                               1996       1995
                    (000'S OMITTED, EXCEPT PER-SHARE AMOUNTS)

STATEMENT OF OPERATIONS
  DATA(1):
Revenues                                  $499,624     $396,639
Gross profit                                78,132       49,388
Other charges(credits)(2)                    2,717         (710)
Income (loss) from operations               37,699       13,718
Net income (loss)(3)                        25,234        1,039
BASIC PER SHARE DATA:
Income (loss) per share
  before extraordinary item               $   0.72     $   0.03
Net income (loss) per share (3)               0.72         0.03
DILUTED PER SHARE DATA:
Income (loss) per share
  before extraordinary item               $   0.70     $   0.03
Net income (loss) per share (3)               0.70         0.03
Shares used to compute income
  (loss) per share:
  Basic                                     35,243       34,813
  Diluted                                   36,241       35,148
BALANCE SHEET DATA (AT END OF
  PERIOD(2):
Working capital                           $116,534     $ 93,062
Total assets                               375,890      369,064
Long-term debt                              90,231       90,308
Stockholders' equity                       109,943       80,855
OTHER DATA:
Order backlog (at end of
  period)                                 $598,438     $468,721


(1) On April 9, 1998, the Company acquired International Extruded Products, LLC ("IXP"). The Selected Consolidated Financial Data include the accounts of IXP from the date of acquisition. IXP's operating results from April 9, 1998 to May 31, 1998 are not material to the consolidated statement of operations for the year ended May 31, 1998.

(2) During the year ended May 31, 1996, the Company provided $1,900,000 in order to recognize its 25.0% share of the net losses of its Australian joint venture and to reduce the carrying value of such joint venture. Additionally, the Company provided $800,000 to reduce the carrying value of the cash surrender value of certain company-owned life insurance policies.

     During the year ended May 31, 1997, the Company recorded other charges of $23,100,000, which included $4,600,000 to provide for the costs of workforce reductions at the Company's Grafton, Massachusetts, Forging facility, $3,400,000 to the write-off and disposal of certain forging equipment, $2,300,000 to reduce the carrying value and dispose of certain assets of the Company's titanium castings operations, $1,200,000 to consolidate the titanium castings operations, $2,500,000 to reduce the carrying value of the Australian joint venture, $5,700,000 to reduce the carrying value of the cash surrender value of certain Company-owned life insurance policies, $1,900,000 to reduce the carrying value of a building held for sale and $250,000 to reduce the carrying value of other assets. Other charges (credits) in the year ended May 31, 1997 also included a charge of $1,200,000, net of insurance recovery of $6,900,000, related to the accident at the Houston, Texas, facility of Wyman-Gordon Forgings, Inc. in December 1996.

     Other charges (credits) in the year ended May 31, 1998 includes a credit of $4,000,000 for the recovery of cash surrender value of certain company-owned life insurance policies, a credit of $1,900,000 resulting from the disposal of a building held for sale and a charge of $1,000,000 to provide for costs as a result of the six-month shutdown of the 29,000-ton press at the Company's Houston, Texas, forging facility.

     During the year ended May 31, 1999, the Company recorded other charges of $13,745,000. Such other charges include a net charge of $12,955,000 to provide for settlement costs associated with the Houston industrial accident, $4,700,000 to provide for the costs of Company-wide workforce reductions, a charge of $1,090,000 to reduce the carrying value and dispose of certain assets of the Company's titanium Castings operations and a credit of $5,000,000 resulting from the sale of the operating assets of the Company's Millbury, Massachusetts vacuum remelting facility to TIMET.

(3) In the year ended May 31, 1997, net tax benefits of $25,680,000 were recognized, including a refund of prior years' income taxes amounting to $19,680,000, plus interest of $3,484,000, and $6,500,000 related to the expected realization of net operating losses ("NOLs") in future years and $10,250,000 related to current NOLs benefit offsetting $10,750,000 of current income tax expense. The refund relates to the carryback of tax net operating losses to tax years 1981, 1984 and 1986 under the applicable provisions of Internal Revenue Code Section 172(f).

     In the year ended May 31, 1998, the Company provided $16,355,000 for income taxes, net of a tax benefit of approximately $1,800,000 relating to the utilization of NOLs carryforwards. In addition, the Company has recorded a $2,920,000 tax benefit against the extraordinary loss of $8,112,000 associated with the early extinguishment of the Company's 10 3/4% Senior Notes.

     In the year ended May 31, 1999, the Company provided $10,467,000 for income taxes, net of a tax benefit of approximately $6,400,000 associated with the expected realization of certain tax assets.

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

YEAR ENDED MAY 31, 1999 ("FISCAL YEAR 1999") COMPARED TO YEAR
ENDED MAY 31, 1998 ("FISCAL YEAR 1998")

     OVERVIEW

     Total revenues in fiscal year 1999 reached a record $849.3 million, an increase of 12.8% from fiscal year 1998 sales of $752.9 million. Revenue increases by market in fiscal year 1999 compared to fiscal year 1998 were as follows: a $83.0 million, or 13.3%, increase in aerospace, a $15.9 million, or 15.7%, increase in energy and a $2.6 million, or 8.9%, decrease in other. Increased throughput at the Company's Houston, TX and Grafton, MA facilities attributed to the growth in aerospace and energy revenues as well as the recent venture with TIMET and the full year of revenues from the acquisition of IXP in fiscal year 1998.

     Earnings before interest, taxes, depreciation, amortization, other charges and extraordinary items ("EBITDA") in fiscal year 1999 increased to $103.1 million, or 12.1% of revenues compared to $86.6 million, or 11.5% of revenues in fiscal year 1998. EBITDA in fiscal year 1999 was negatively affected by the following: a one-time charge of $5.8 million, or 0.7%, related to sales commitments under contractual agreements with certain customers that will result in losses, a $3.1 million, or 0.4%, impact resulting from production inefficiencies incurred in the first three months of fiscal year 1999 resulting from the recommissioning of the Company's 29,000 ton press and approximately $8.0 million, or 0.9%, primarily relating to overtime and outsourcing costs associated with reducing overdue customers orders, fixed costs escalations, and underabsorption in the Company's energy product line.

     EBITDA should not be considered a substitute for net income as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. Investors should be aware that EBITDA as reported within may not be comparable to similarly titled measures presented by other companies, and comparisons could be misleading unless all companies and analysts calculate this measure in the same fashion.

     OUTLOOK

     The Company expects fiscal year 2000 will see a decline in revenues by approximately 15% from fiscal year 1999, while maintaining operating margins approximating fiscal year 1999 levels. The anticipated decline in revenues is attributable to a downturn in the aerospace cycle, the overall weakness in the oil and gas industries and the weak Asian economy. Through planned cost reduction programs and actions taken to align the cost structure of the Company, it is estimated that EBITDA margins for fiscal year 2000 will approximate the same levels as that of fiscal year 1999 although no assurances can be given that the Company will achieve such EBITDA margins.

 FINANCIAL RESULTS BY SEGMENT

     In fiscal year 1999, the Company adopted Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information", which revises reporting and disclosure requirements for operating segments. The Statement requires that the Company present segment data based on the way that management organizes the business within the Company for making operating decisions and assessing performance. The three segments, based on markets served, are Aerospace, Energy and Other.

     AEROSPACE MARKET

     The Aerospace Market segment produces components utilizing all of the Company's manufacturing disciplines: forging, investment casting and composites. The parts produced in this segment are used extensively by the major jet engine manufacturers and airframe builders within the commercial and military aircraft industry. A variety of engine parts produced by the Company include fan discs, compressor discs, turbine discs, seals, shafts, hubs, reversers and valves. Aerospace airframe components include landing gear, bulkheads, wing spars, engine mounts, struts, wing and tail flaps and bulkheads. The Company produces these components from titanium, nickel, steel, aluminum and composite materials.

     The Aerospace Market segment reported fiscal year 1999 revenues of $705.8 million and EBITDA of $101.1 million. Fiscal year 1999 revenues increased 13.3% over last year's $622.7 million, and EBITDA as a percentage of sales improved to 14.3% in fiscal year 1999 from 13.0% in fiscal year 1998. The increase in aerospace market revenues was the result of an increase in aerospace turbine sales volume due to significant throughput improvements on the Company's 29,000 ton press, increased aerospace structural sales from the joint venture with TIMET and throughput improvements generated from the reorganization of the Grafton, MA facility. The higher EBITDA reflected leverage from the higher sales volume, improved operating performance at the Grafton, MA facility and improved production efficiencies resulting from repairs and refurbishment's on the Company's 29,000 ton press in Houston, TX.

     ENERGY MARKET

     The Company is a major supplier of products used in nuclear and fossil-fueled commercial power plants, co-generation projects and retrofit and life extension applications as well as in the oil and gas industry. Products produced within the energy product segment include extruded seamless thick wall pipe, connectors, and valves. The Company produces rotating components, such as discs and spacers, and valve components for land-based steam turbine and gas turbine generators.

Fiscal year 1999 revenues for the Energy Market segment totaled $117.2 million, as compared to $101.4 million in fiscal year 1998, an increase of 15.7%. The segment's EBITDA, however, saw some deterioration, falling to $10.6 million from last year's $11.4 million. The Energy Market segment is currently experiencing the effect of lower oil prices worldwide, which has dramatically affected sales of oil and gas products both domestically and internationally. In addition, the weakened Asian economy has resulted in a reduction in the installation of power generation systems in that geographical area. The decline in these markets has not only caused a substantial reduction in orders, but has also increased competitive pricing pressures, which adversely affected normal margin opportunities during fiscal year 1999.

     OTHER MARKET

     The Company manufacturers a variety of products for defense related applications. Some of the products produced within this segment include steel casings for bombs and rockets, components for propulsion systems for nuclear submarines and aircraft carriers as well as pump, valve, structural and non-nuclear propulsion forgings. The Company also manufactures products for commercial applications such as food processing, semiconductor manufacturing, diesel turbochargers and sporting equipment.

     The Other Market segment revenues decreased to $26.3 million in fiscal year 1999 compared to $28.8 million in fiscal year 1998, a decrease of 8.9%. EBITDA decreased from $4.8 million in fiscal year 1998 to $2.6 million in fiscal year 1999. The decline in revenues was largely due to reduced sales of ordnance products. EBITDA was unfavorably impacted by the product mix making up fiscal year 1998 revenues and the decrease in ordnance revenues and associated margins.

     EBITDA benefited from a $1.8 million LIFO credit in fiscal year 1999. The positive impact primarily affected the aerospace market segment EBITDA results. There was no LIFO charge (credit) in fiscal year 1998.

     The Company's backlog decreased to $734.8 million at May 31, 1999 from $1,030.1 million at May 31, 1998. This decrease resulted from the following factors:

     1. Reduction in build rates of the Company's engine and airframe customers due to a downturn in the commercial aircraft cycle,

     2.   Inventory reduction programs initiated by certain major customers, and

     3. A decrease in overdue orders to customer delivery dates as a result of increased capacity from recommissioning of major presses coupled with reduced bookings.

     Of the Company's total current backlog, $555.6 million is shippable in the next twelve months. The Company believes that it will be able to fulfill those twelve-month requirements.

     Selling, general and administrative expenses increased 9.7% to $56.7 million during fiscal year 1999 from $51.7 million during fiscal year 1998. Selling, general and administrative expenses as a percentage of revenues improved to 6.7% in fiscal year 1999 from 6.9% in fiscal year 1998. Excluding a $3.4 million charge in fiscal year 1998 for compensation expense associated with the Company's performance share program, selling, general and administrative expense as a percentage of revenue increased by 0.3% in fiscal year 1999 compared to fiscal year 1998. This overall increase as a percentage of revenue was due primarily to costs associated with the development of the Company's oil and gas business in its Livingston, Scotland facility, and development of the Company's composite business in Montrose, Colorado.

     During the year ended May 31, 1999, the Company recorded other charges of $13.7 million. Such other charges include a net charge of $13.0 million to provide for settlement costs associated with the Houston industrial accident, $4.7 million to provide for the costs of Company-wide workforce reductions, a charge of $1.1 million to reduce the carrying value and dispose of certain assets of the Company's titanium castings operations and a credit of $5.0 million resulting from the sale of the operating assets of the Company's Millbury, Massachusetts vacuum remelting facility to TIMET.

     During fiscal year 1998, the Company recorded net other credits of $4.9 million. Such other credits include $1.9 million resulting from the disposal of a building held for sale and $4.0 million for the recovery of cash surrender value of certain Company-owned life insurance policies offset by other charges of $1.0 million to provide for costs as a result of the shutdown of the 29,000 ton press at the Company's Houston, Texas, forging facility.

     Interest expense increased $1.7 million to $14.2 million in fiscal year 1999 compared to $12.5 million in fiscal year 1998. The increase results from a higher average debt level for the full year in fiscal year 1999 compared to fiscal year 1998 due to the issuance of $150.0 million of 8% Senior Notes in the third quarter of fiscal year 1998.

     The Company provided $10.5 million for income taxes, net of a tax benefit of approximately $6.4 million associated with the expected realization of certain tax assets.

     In fiscal year 1999, net income was $37.0 million, or $1.01 per share (diluted). In fiscal year 1998, net income before extraordinary item was $39.1 million, or $1.05 per share (diluted), and net income, including extraordinary item, was $33.9 million, or $.91 per share (diluted). In fiscal year 1998, the Company recorded an extraordinary charge of $5.2 million, or $.14 per share (diluted), net of tax, in connection with the extinguishment of $84.7 million of its 10 3/4% Senior Notes. The decrease resulted from the items described above.

YEAR ENDED MAY 31, 1998 ("FISCAL YEAR 1998") COMPARED TO YEAR
ENDED MAY 31, 1997 ("FISCAL YEAR 1997")

     OVERVIEW

     The Company's revenue increased 23.7% to $752.9 million in fiscal year 1998 from $608.7 million in fiscal year 1997. These revenue increases during fiscal year 1998 as compared to fiscal year 1997 are reflected by market as follows: a $147.6 million, or 31.1%, increase in aerospace, a $4.2 million, or 4.4%, increase in energy and a $7.7 million, or 21.0%, decrease in other. Revenue growth in the aerospace market was the result of higher airplane and engine build rates and higher demands for spares by aerospace engine prime contractors. The increase in energy revenue was a result of higher shipments of land-based gas turbine products in fiscal year 1998 compared to fiscal year 1997. The cause of the decrease in other markets is primarily due to the decline in the titanium golf club head business as the Company exited this business in fiscal year 1997.

     EBITDA increased to $86.6 million from $79.1 million in fiscal year 1998. EBITDA as a percentage of revenues decreased to 11.5% from 13.0% in fiscal year 1997. Aerospace market EBITDA in fiscal year 1998 was negatively affected by the impact of the Company's 29,000 ton press being taken out of service for repairs for six months. During the six month period the press was out of service, the work scheduled on the 29,000 ton press was performed on alternative presses at a significant increased cost. The Company has estimated that EBITDA in fiscal year 1998 was negatively impacted by approximately 2.3% as a result of underabsorption, inefficiencies and other items, all of which include extra labor, higher overtime, tooling modifications and higher scrap and rework costs.

     FINANCIAL RESULTS BY SEGMENT

     The three segments, based on markets served, are Aerospace, Energy and Other.

     AEROSPACE MARKET

     Fiscal year 1998 revenues for the Aerospace Market segment totaled $622.7 million compared to $475.1 million in fiscal year 1997, an increase of 31.1%. EBITDA increased to $81.2 million in fiscal year 1998 from $75.0 million in fiscal year 1997. The growth in revenues was attributable to higher airplane and engine build rates and higher demands for spares by aerospace engine prime contractors. Although there were higher shipments to aerospace customers during fiscal year 1998, the shipments to aerospace customers were impacted by the Company's 29,000 ton press being out of service for repairs for six months. In addition to impacts on revenues, EBITDA was negatively impacted by the disruption of that press being out of service. EBITDA as a percentage of sales decreased to 13.0% in fiscal year 1998 compared to 15.8% in fiscal year 1997. Significant costs were incurred in order to meet engine customers' product demands. The Company incurred production inefficiencies and high levels of overtime and rework resulting from production of turbine parts on alternate presses.

     ENERGY MARKET

     Fiscal year 1998 revenues for the Energy Market segment totaled $101.4 million, as compared to $97.1 million in fiscal year 1997, an increase of 4.4%. EBITDA also showed modest growth to $11.4 million in fiscal year 1998 from $9.6 million in fiscal year 1997. The growth in revenues was primarily attributable to higher shipments of land-based gas turbine products in fiscal year 1998 compared to fiscal year 1997. Improvements in EBITDA resulted from strong focus on cost management throughout the year.

     OTHER MARKET

     The Other Market segment revenues were $28.8 million, a $7.7 million decrease from $36.5 million in fiscal year 1998. Although revenues decreased, EBITDA grew to $4.8 million, or 16.6% of revenues, compared to $2.8 million, or 7.7% of revenues in fiscal year 1998. The decline in other market revenues was primarily due to exiting the cast titanium golf club head business in fiscal year 1997. EBITDA in fiscal year 1997 was negatively impacted by price and demand declines within the titanium golf club head business which accounted for a significant portion of this segment's revenues. Although revenues decreased, higher margin parts generated from ordnance and commercial product sales resulted in a significant improvement in EBITDA for fiscal year 1998.

     There was no LIFO charge (credit) impacting EBITDA in fiscal year 1998. In fiscal year 1997, EBITDA, primarily impacting the aerospace market segment, was negatively impacted by a LIFO charge of $1.6 million.

     The Company's backlog increased to $1,030.1 million at May 31, 1998 from $895.8 million at May 31, 1997. This increase resulted from the following factors:

     1. Higher build rates of the Company's engine and airframe customers,

     2.   Higher prices for the Company's aerospace products, and

     3. An increase in overdue orders to customer delivery dates as a result of shipping delays at the Company due to equipment repairs and raw material unavailability.

     Selling, general and administrative expenses increased 16.8% to $51.7 million during fiscal year 1998 from $44.2 million during fiscal year 1997. Selling, general and administrative expenses as a percentage of revenues improved to 6.9% in fiscal year 1998 from 7.3% in fiscal year 1997. The improvement as a percent of revenues was primarily the result of higher revenues. Although selling, general and administrative expense in fiscal year 1998 improved, it includes higher costs associated with relocating employees, development costs associated with the Company's composite operations and $2.0 million higher compensation expense, as compared to fiscal year 1997, associated with the Company's performance share program.

     During fiscal year 1998, the Company recorded net other credits of $4.9 million. Such other credits include $1.9 million resulting from the disposal of a building held for sale and $4.0 million for the recovery of cash surrender value of certain Company-owned life insurance policies offset by other charges of $1.0 million to provide for costs as a result of the shutdown of the 29,000 ton press at the Company's Houston, Texas, forging facility.

     During fiscal year 1997, the Company recorded other charges of $23.1 million. Such other charges included $4.6 million to provide for the costs of workforce reductions at the Company's Grafton, Massachusetts, facility, $3.4 million to write off and dispose of certain forging equipment, $2.3 million to reduce the carrying value and dispose of certain assets of the Company's titanium castings operations, $1.2 million to consolidate the titanium castings operations, $2.5 million to recognize the Company's 25.0% share of the net losses of its Australian joint venture and to reduce the carrying value of such joint venture, $0.3 million relating to expenditures for an investment in another joint venture, $5.7 million to reduce the carrying value of the cash surrender value of certain Company-owned life insurance policies and $1.2 million of costs, net of insurance recovery of $6.9 million, related to the Houston accident and $1.9 million to reduce the carrying value of the Jackson, Michigan, facility being held for sale.

     As of May 31, 1997, the Company had fully written off its investment in the Australian joint venture. However, in the future, the Company may make additional capital contributions to the Australian joint venture to satisfy its cash or other requirements and may be required to recognize its share of any additional losses or may write off such additional capital contributions. There were no contributions made to the joint venture in fiscal year 1998.

     Interest expense increased $1.7 million to $12.5 million in fiscal year 1998 compared to $10.8 million in fiscal year 1997. The increase results primarily from an issuance of $150.0 million of 8% Senior Notes offset by repayment of $84.7 million of 10 3/4% Senior Notes.

     Miscellaneous, net was an expense of $0.9 million in fiscal year 1998 as compared to income of $4.8 million in fiscal year 1997. Miscellaneous, net in fiscal year 1998, included a $0.7 million loss on the sale of fixed assets. Miscellaneous, net in fiscal year 1997 included interest income on a refund of prior years' income taxes amounting to $3.5 million and a $2.0 million gain on the sale of fixed assets.

     The Company provided $16.4 million for income taxes, net of a tax benefit of approximately $1.8 million relating to the utilization of NOL carryforwards. In addition, the Company recorded a $2.9 million tax benefit against the extraordinary loss of $8.1 million associated with the early extinguishment of the Company's 10 3/4% Senior Notes.

     Net tax benefits of $25.7 million were recognized in fiscal year 1997, including a refund of prior years' income taxes amounting to $19.7 million and $6.5 million related to the expected realization of NOLs in the future years and $10.3 million related to current NOLs benefit offsetting $10.8 million of current income tax expense. The refund related to the carryback of tax net operating losses to tax years 1981, 1984 and 1986 under applicable provisions of Internal Revenue Code Section 172(f).

     In fiscal year 1998, net income before extraordinary item was $39.1 million, or $1.05 per share (diluted), and net income, including extraordinary item, was $33.9 million, or $.93 per share (diluted). In fiscal year 1998, the Company recorded an extraordinary charge of $5.2 million, or $.14 per share (diluted), net of tax, in connection with the extinguishment of $84.7 million of its 10 3/4% Senior Notes. In fiscal year 1997, the Company reported net income of $50.0 million, or $1.40 per share (diluted). The decrease resulted from the items described above.

LIQUIDITY AND CAPITAL RESOURCES

     The increase in the Company's cash of $9.3 million to $73.9 million at May 31, 1999 from $64.6 million at May 31, 1998 resulted from cash provided by operating activities of $59.8 million, issuance of common stock of $5.2 million in connection with employee compensation and benefit plans, $6.7 million of proceeds from the sale of fixed assets, and $0.4 million generated from other, net investing and financing activities, offset by capital expenditures of $47.4 million, $13.1 million repurchase of common stock and $2.3 million payment to Cooper Industries, Inc. ("Cooper"). The $2.3 million payment to Cooper was the final payment made in accordance with the Company's promissory note payable to Cooper under the terms of the Stock Purchase Agreement with Cooper related to the acquisition of Cameron Forged Products Company in May 1994.

     The increase in the Company's working capital of $6.2 million to $230.0 million at May 31, 1999 from $223.8 million at May 31, 1998 resulted primarily from (in millions):


Net income                                   $37.0
Decrease in:
  Long-term restructuring, integration
    disposal and environmental                (1.9)
  Long-term benefit liabilities               (2.8)
  Deferred taxes and other                    (0.2)
  Other changes in stockholders' equity       (0.2)
  Pension liability                           (1.1)
  Intangible assets                            1.2
  Net repurchase of common stock              (7.9)
Increase in:
  Other assets                                (2.4)
  Long-term debt                               1.7
  Property, plant and equipment, net         (17.2)

     Increase in working capital             $ 6.2


     As of May 31, 1999, the Company estimated the remaining cash requirements for the 1999 severance reserves to be $2.9 million, which the Company expects to spend during fiscal year 2000.

     As of May 31, 1999, the Company estimated the remaining cash requirements for the 1997 restructuring to be $2.5 million, of which the Company expects to spend approximately $2.2 million during fiscal year 2000 and $0.3 million thereafter.

     The Company spent $1.0 million in fiscal year 1999 for non-capitalizable environmental projects and has a reserve with respect to environmental matters of $15.5 million, of which it expects to spend $1.3 million in fiscal year 2000 and the remainder in future periods on non-capitalizable environmental activities.

     The Company from time to time expends cash on capital expenditures for more cost-effective operations, environmental projects and joint development programs with customers. In fiscal year 1999, capital expenditures amounted to $47.4 million and are expected to be approximately $25.0 million in fiscal year 2000.

     During fiscal year 1998, the Company issued $150.0 million of 8% Senior Notes due 2007 under an indenture between the Company and a bank as trustee. The 8% Senior Notes pay interest semi-annually in arrears on June 15 and December 15 of each year. The 8% Senior Notes are general unsecured obligations of the Company, are non-callable for a five-year period, and are senior to any future subordinated indebtedness of the Company. Proceeds from the sale of the 8% Senior Notes were used to repurchase $84.7 million (94%) of its outstanding 10 3/4% Senior Notes due 2003.

     The Company's revolving receivables-backed credit facility (the "Receivables Financing Program") provides the Company with an aggregate maximum borrowing capacity of $65.0 million (subject to a borrowing base), with a letter of credit sub-limit of $35.0 million. The term of the Receivables Financing Program is five years with a renewal option. As of May 31, 1999, the total availability under the Receivables Financing Program was $65.0 million, there were no borrowings and letters of credit amounting to $9.8 million were outstanding.

     Wyman-Gordon Limited, the Company's subsidiary located in Livingston, Scotland, entered into a credit agreement ("the U.K. Credit Agreement") with Clydesdale Bank PLC ("Clydesdale") effective June 22, 1998. The maximum borrowing capacity under the U.K. Credit Agreement is #2,000,000 (approximately $3,200,000) with separate letter of credit and guarantee limits of #1,000,000 (approximately $1,600,000) each. Borrowings bear interest at 1% over Clydesdale's base rate. In the event that borrowings by way of overdraft are allowed to exceed the agreed limit, interest on the excess borrowings will be charged at the rate of 1.5% per annum over Clydesdale's base rate. The U.K. Credit Agreement is secured by all present and future assets of Wyman-Gordon Limited (including without limitation, accounts receivable, inventory, property, plant and equipment, intellectual property, intercompany loans, and other real and personal property). The U.K. Credit Agreement contains covenants representations and warranties customary for such facilities. There were no borrowings outstanding at May 31, 1999 or May 31, 1998. At May 31, 1999, and May 31, 1998, Wyman-Gordon Limited had outstanding #1,069,000 (approximately $1,710,000), and #975,000 (approximately $1,590,000) respectively, of letters of credit or guarantees under the U.K. Credit Agreement.

     The primary sources of liquidity available to the Company to fund operations and other future expenditures include available cash ($73.9 million at May 31, 1999), borrowing availability under the Company's Receivables Financing Program, cash generated by operations and reductions in working capital requirements through planned inventory reductions and accounts receivable management. The Company believes that it has adequate resources to provide for its operations and the funding of restructuring, capital and environmental expenditures.

IMPACT OF INFLATION

     The Company's earnings may be affected by changes in price levels and in particular, changes in the price of basic metals. The Company's contracts generally provide for fixed prices for finished products with limited protection against cost increases. The Company would therefore be affected by changes in prices of the raw materials during the term of any such contract. The Company attempts to minimize this risk by entering into fixed price arrangements with raw material suppliers and, where possible, negotiating price escalators into its customer contracts to offset a portion of raw material cost increases.

ACCOUNTING AND TAX MATTERS

     Reporting Comprehensive Income: In fiscal year 1999, the Company adopted Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement establishes standards for reporting and display of comprehensive income and its components. The Company has reclassified all years presented to reflect accumulated other comprehensive income and its components in the consolidated statements of comprehensive income.

     Segment Information: In fiscal year 1999, the Company adopted Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which revises reporting and disclosure requirements for operating segments. The Statement requires that the Company present segment data based on the way that management organizes the businesses within the Company for making operating decisions and assessing performance.

     Pensions and Other Post Retirement Benefits: In fiscal year 1999, the Company adopted Statement No. 132, "Employers' Disclosures about Pensions and Other Post Retirement Benefits" ("SFAS 132") which revises disclosures about pension and other postretirement benefits.

     Accounting for Derivative Instruments and Hedging Activities: In June, 1998, the Financial Accounting Standards Board issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This Statement requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 is not expected to have material impact on the Company's consolidated financial statements. This Statement is effective for fiscal years beginning after June 15, 2000. The Company will adopt this accounting standard as required in fiscal 2001.

YEAR 2000

     The Year 2000 computer issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the computer programs in the Company's computer systems and plant equipment systems that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     The Company's overall Year 2000 project approach and status is as follows:


                                                  ESTIMATED
                                    STATE OF       TIMETABLE
DESCRIPTION OF APPROACH            COMPLETION    FOR COMPLETION
Computer Systems:
  Assess systems for possible
    Year 2000 impact                  100%     Completed
  Modify or replace non-compliant
    systems                            90%     September 30, 1999
  Test systems with system clocks
    set at current date                90%     September 30, 1999
  Test systems off-line with
    system clocks set at various
    Year 2000 related critical
    dates                              90%     September 30,1999
Plant Equipment:
  Computer-dependent plant
    equipment assessment and
    compliance procedures
    performed                          90%     October 30, 1999


     The Company has completed a comprehensive inventory of substantially all computer systems and programs. All hardware required for stand alone testing of systems has been installed in order to perform off-line testing for Year 2000 program compliance. The Company has identified all software supplied by outside vendors that is not Year 2000 compliant. With respect to approximately 90% such non-compliant software the Company has acquired the most recent release and is currently testing such versions for Year 2000 compliance. All software developed in-house has been reviewed and necessary modifications are in process.

     In addition to assessing the Company's Year 2000 readiness, the Company has also undertaken an action plan to assess and monitor the progress of third-party vendors in resolving Year 2000 issues. To date, the Company has generated correspondence to each of its third-party vendors to assure their Year 2000 readiness. At this time, correspondence received and communication with the Company's major suppliers indicates Year 2000 readiness plans are currently being developed and monitored.

     The Company is using both internal and external resources to reprogram, or replace, and test software for Year 2000 modifications. The Year 2000 project is 90% complete and the Company anticipates completing the project by October 30, 1999. Maintenance or modification costs will be expensed as incurred, while the costs of new information technology will be capitalized and amortized in accordance with Company policy. The Company estimates it will cost approximately $1.2 million to make its computer-dependent plant equipment Year 2000 compliant. The total estimated cost of the Year 2000 computer project, including software modifications, consultants, replacement costs for non-compliant systems and internal personnel costs, based on presently available information, is not material to the financial operations of the Company and is estimated at approximately $2.0 million. However, if such modifications and conversions are not made, or are not completed in time, the Year 2000 computer issue could have a material impact on the operations of the Company.

     The Company is currently assessing Year 2000 contingency plans. The Company has multiple business systems at different locations. In case of the failure of a system at one location, the Company's contingency plan is to evaluate the use of an alternate compliant business system at another location. The Company will continue to assess possible contingency plan solutions.

     The forecast costs and the date on which the Company believes it will complete its Year 2000 computer modifications are based on its best estimates, which, in turn, were based on numerous assumptions of future events, including third-party modification plans, continued availability of resources and other factors. The Company cannot be sure that these estimates will be achieved and actual results could differ materially from those anticipated.

 "FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY"

     Certain statements in Management's Discussion and Analysis of Financial Condition and Results of Operations contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995). The words "believe," "expect," "anticipate," "intend," "estimate," "assume" and other similar expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. In addition, information concerning raw material prices and availability, customer orders and pricing, and industry cyclicality and their impact on gross margins and business trends, as well as liquidity and sales volume are forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are in some cases beyond the control of the Company and may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

     Certain factors that might cause such differences include, but are not limited to, the following: The Company's ability to successfully negotiate long-term contracts with customers and raw materials suppliers at favorable prices and other terms acceptable to the Company, the Company's ability to obtain required raw materials and to supply its customers on a timely basis and the cyclicality of the aerospace industry.

     For further discussion identifying important factors that could cause actual results to differ materially from those anticipated in forward-looking statements, see "Business -- The Company," "Customers," "Marketing and Sales," "Backlog," "Raw Materials," "Energy Usage," "Employees," "Competition," "Environmental Regulations," "Product Liability Exposure" and "Legal Proceedings".

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET

RISK

     The Company uses derivative financial instruments to limit exposure to changes in foreign currency exchange rates and interest rates.

FOREIGN CURRENCY RISK

     The Company's subsidiary in Livingston, Scotland enters into foreign exchange contracts to manage risk on transactions conducted in foreign currencies. As discussed in the "Commitments and Contingencies" footnote, the Company had several foreign currency hedges in place at May 31, 1999 to reduce such exposure. The potential loss in fair value on such financial instruments from a hypothetical 10 percent adverse change in quoted foreign currency exchange rates would not have been material to the financial position of the Company as of the end of fiscal year 1999 or fiscal year 1998.

INTEREST RATE RISK

     As discussed in the "Short-Term and Long-Term Debt" footnote, the Company was committed to an interest rate swap on a revolving credit facility at May 31, 1999. If market rates would have averaged 10 percent higher than actual levels in fiscal year 1999, the effect on the Company's interest expense and net income, after considering the effects of the interest swap contract would not have been material. There were no borrowings under the Company's WGRC Revolving Credit Facility or the U.K. Credit Agreement during any period in fiscal years 1999 or 1998. As such, if market rates would have averaged 10 percent higher than actual levels in fiscal years 1999 and 1998, there would have been no impact to interest expense or net income as reported.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA REPORT OF
MANAGEMENT

To the Stockholders of Wyman-Gordon Company:

     We have prepared the financial statements included herein and are responsible for all information and representations contained therein. The financial statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances, based on our best estimates and judgements.

     Wyman-Gordon maintains accounting and internal control systems that are designed to provide reasonable assurance that assets are safeguarded from loss or unauthorized use and to produce records adequate for preparation of financial information. These systems are established and monitored in accordance with written policies that set forth management's responsibility for proper internal controls and the adequacy of these controls is subject to continuing independent review by our external auditors, Ernst & Young LLP.

     To assure the effective administration of internal control, we carefully select and train our employees, develop and disseminate written policies and procedures and provide appropriate communication channels. We believe that it is essential for the Company to conduct its business affairs in accordance with the highest ethical standards.

     The financial statements have been audited by Ernst & Young LLP, Independent Auditors, in accordance with generally accepted auditing standards. In connection with their audit, Ernst & Young LLP has developed an understanding of our accounting and financial controls, and conducted such tests and related procedures as it considers necessary to render their opinion on the financial statements.

     The financial data contained in these financial statements were subject to review by the Audit Committee of the Board of Directors. The Audit Committee meets periodically during the year with Ernst & Young LLP and with management to review accounting, auditing, internal control and financial reporting matters.

     We believe that our policies and procedures provide reasonable assurance that operations are conducted in conformity with applicable laws and with our commitment to a high standard of business conduct.

                              /s/ DAVID P. GRUBER
                              David P. Gruber
                              Chairman and Chief Executive
                              Officer

                              /s/ DAVID J. SULZBACH
                              David J. Sulzbach
                              Vice President, Finance,
                              Corporate Controller and
                              Principal Accounting Officer

                           WYMAN-GORDON COMPANY

             REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Stockholders of Wyman-Gordon Company:

     We have audited the accompanying consolidated balance sheets of Wyman-Gordon Company and subsidiaries as of May 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, cash flows and comprehensive income for each of the three years in the period ended May 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wyman-Gordon Company and subsidiaries at May 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended May 31, 1999 in conformity with generally accepted accounting principles.

                              /s/ERNST & YOUNG LLP

Boston, Massachusetts
June 23, 1999

                   WYMAN-GORDON COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF INCOME


                                     YEAR      YEAR      YEAR
                                    ENDED     ENDED     ENDED
                                   MAY 31,   MAY 31,   MAY 31,
                                     1999      1998      1997
                             (000'S OMITTED, EXCEPT PER-SHARE DATA)
Revenue                            $849,261  $752,913  $608,742

Cost of goods sold                  715,902   637,267   511,108
Selling, general and
  administrative expenses            56,662    51,654    44,229
Other charges (credits)              13,745    (4,900)   23,083
                                    786,309   684,021   578,420
Income from operations               62,952    68,892    30,322

Other deductions (income):

  Interest expense                   14,234    12,548    10,822
  Miscellaneous, net                  1,223       907    (4,843)
                                     15,457    13,455     5,979
Income before income taxes           47,495    55,437    24,343
Provision (benefit) for
  income taxes                       10,467    16,355   (25,680)
Income before extraordinary item     37,028    39,082    50,023
Extraordinary loss, net of income
  tax benefit (Note E)                    -     5,192         -
Net income                         $ 37,028  $ 33,890  $ 50,023

Basic net income per share:

  Income before extraordinary
    item                           $   1.02  $   1.07  $   1.40
  Extraordinary item, net of tax          -      (.14)        -
  Net income                       $   1.02  $    .93  $   1.40

Diluted net income per share:

  Income before extraordinary
    item                           $   1.01  $   1.05  $   1.35
  Extraordinary item, net of tax          -      (.14)        -
  Net income                       $   1.01  $    .91  $   1.35

Shares used to compute net income per share:

  Basic                              36,149    36,331    35,825
  Diluted                            36,589    37,357    37,027



      The accompanying Notes to the Consolidated Financial Statements are an integral part of these financial statements.

                   WYMAN-GORDON COMPANY AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS


                                        MAY 31,    MAY 31,
                                           1999       1998
                                          (000'S OMITTED)

ASSETS

Cash and cash equivalents               $ 73,867   $ 64,561
Accounts receivable                      156,042    124,658
Inventories                               97,603    133,134
Prepaid expenses                           6,768      6,710
Deferred income taxes                      6,400          -
     Total current assets                340,680    329,063
Property, plant and equipment, net       214,604    197,363
Intangible assets                         18,296     19,461
Other assets                               8,130      5,723
     Total assets                       $581,710   $551,610

LIABILITIES

Current portion of long-term debt       $    965   $  3,017
Accounts payable                          52,561     51,590
Accrued liabilities and other             57,127     50,692
     Total current liabilities           110,653    105,299
Restructuring, integration,
  disposal and environmental              15,444     17,314
Long-term debt                           164,338    162,573
Pension liability                          1,771      2,908
Deferred income taxes and other           13,857     14,066
Postretirement benefits                   41,885     44,630

STOCKHOLDERS' EQUITY Preferred stock, no par value:

  Authorized 5,000,000 shares;
  none issued                                  -          -
Common stock, par value $1.00
  per share:
  Authorized 70,000,000 shares;
  issued 37,052,720                       37,053     37,053
Capital in excess of par value            27,360     28,037
Retained earnings                        185,875    148,847
Accumulated other comprehensive income     1,267      1,465
Treasury stock, 1,417,737 and 543,077
  shares at May 31, 1999 and 1998        (17,793)   (10,582)
    Total stockholders' equity           233,762    204,820
    Total liabilities and
      stockholders' equity              $581,710   $551,610


     The accompanying Notes to the Consolidated Financial Statements are an integral part of these financial statements.

                   WYMAN-GORDON COMPANY AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF CASH FLOWS


                                        YEAR      YEAR      YEAR
                                       ENDED     ENDED     ENDED
                                      MAY 31,   MAY 31,   MAY 31,
                                        1999      1998      1997
                                            (000'S OMITTED)

OPERATING ACTIVITIES:

Net income                           $ 37,028  $ 33,890  $ 50,023
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Extraordinary loss on debt
    retirement                              -     5,192         -
  Depreciation and amortization        27,576    23,473    20,872
  Deferred income taxes                (6,400)    6,500    (6,500)
  Gain on sale of operating assets     (5,000)        -         -
  Other charges                         9,779         -    19,145
  Losses on equity investment               -         -     2,734
Change in assets and liabilities:

  Accounts receivable                 (31,409)   (1,547)  (24,430)
  Inventories                          35,531   (38,219)  (27,235)
  Prepaid expenses and other assets    (2,421)      727     4,754
  Accrued restructuring,
    integration, disposal and
    environmental                      (4,385)   (3,536)   (3,950)
  Income and other taxes payable        5,804      (123)   (5,241)
  Accounts payable and accrued
    and other liabilities              (6,318)  (11,931)   17,839
     Net cash provided by
       operating activities            59,785    14,426    48,011

INVESTING ACTIVITIES:
  Investment in acquired
    subsidiaries                            -   (15,460)        -
  Capital expenditures                (47,380)  (48,017)  (34,123)
  Proceeds from sale of fixed assets    6,660       869       559
  Other, net                              716      (221)     (921)
     Net cash (used) by investing
       activities                     (40,004)  (62,829)  (34,485)

FINANCING ACTIVITIES:
  Payment to Cooper Industries, Inc.   (2,300)   (2,300)        -
  Net borrowings (repayments)
    of debt                              (287)   55,463     5,923
  Net proceeds from issuance of
    common stock                        5,214    12,433     7,325
  Repurchase of common stock          (13,102)   (4,603)   (4,937)
     Net cash provided (used) by
       financing activities           (10,475)   60,993     8,311
Increase in cash                        9,306    12,590    21,837
Cash, beginning of period              64,561    51,971    30,134
Cash, end of period                  $ 73,867  $ 64,561  $ 51,971


     The accompanying Notes to the Consolidated Financial Statements are an integral part of these financial statements.

                   WYMAN-GORDON COMPANY AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                   CAPITAL
                         COMMON        STOCK       IN
                         SHARES        PAR         EXCESS OF       RETAINED
                         ISSUED        VALUE       PAR VALUE       EARNINGS
                                     (000'S OMITTED)

Balance, May 31, 1996    37,053      $37,053       $33,291         $ 64,934
  Net income                                                         50,023
  Stock plans                                       (5,838)
  Stock repurchase
  Savings/Investment
    Plan match                                         155
  Pension equity
    adjustment
  Currency translation

Balance, May 31, 1997    37,053       37,053        27,608          114,957
  Net income                                                         33,890
  Stock plans                                           12
  Stock repurchase
  Savings/Investment
    Plan match                                         417
  Pension equity
    adjustment
  Currency translation

Balance, May 31, 1998    37,053       37,053        28,037          148,847
  Net income                                                         37,028
  Stock plans                                         (311)
  Stock repurchase
  Savings/Investment
    Plan match                                        (366)
  Pension equity
    adjustment
  Currency translation

Balance, May 31, 1999    37,053      $37,053       $27,360         $185,875


     The accompanying Notes to the Consolidated Financial Statements are an integral part of these financial statements.

                   WYMAN-GORDON COMPANY AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                             ACCUMULATED
                               OTHER
                            COMPREHENSIVE   TREASURY
                               INCOME       STOCK      TOTALS
                                 (000'S OMITTED)

Balance, May 31, 1996        $   719       $(26,054)   $109,943
  Net income                                             50,023
  Stock plans                                11,106       5,268
  Stock repurchase                           (4,937)     (4,937)
  Savings/Investment
    Plan match                                1,902       2,057
  Pension equity
    adjustment                   (23)                       (23)
  Currency translation         2,067                      2,067
Balance, May 31, 1997          2,763        (17,983)    164,398
  Net income                                             33,890
  Stock plans                                 9,982       9,994
  Stock repurchase                           (4,603)     (4,603)
  Savings/Investment
    Plan match                                2,022       2,439
  Pension equity
    adjustment                  (901)                      (901)
  Currency translation          (397)                      (397)
Balance, May 31, 1998          1,465        (10,582)    204,820
  Net income                                             37,028
  Stock plans                                 2,973       2,662
  Stock repurchase                          (13,102)    (13,102)
  Savings/Investment
    Plan match                                2,918       2,552
  Pension equity
    adjustment                   663                        663
  Currency translation          (861)                      (861)
Balance, May 31, 1999        $ 1,267       $(17,793)   $233,762



     The accompanying Notes to the Consolidated Financial Statements are an integral part of these financial statements.

                   WYMAN-GORDON COMPANY AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                   YEAR       YEAR      YEAR
                                  ENDED      ENDED     ENDED
                                MAY 31,    MAY 31,   MAY 31,
                                   1999       1998      1997
                                        (000'S OMITTED)

Net income                      $37,028    $33,890     $50,023
Other comprehensive
  income (loss):

  Minimum pension liability
    adjustment                      663       (901)        (23)
  Foreign currency
    translation adjustments        (861)      (397)      2,067
     Total other comprehensive
      income (loss)                (198)    (1,298)      2,044
Total comprehensive income      $36,830    $32,592     $52,067


     The accompanying Notes to the Consolidated Financial Statements are an integral part of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Company is engaged principally in the design, engineering, production and marketing of high-technology forged and investment cast metal and composite components used for a wide variety of aerospace and power generation applications.

     The Company maintains its books using a 52/53 week year ending on the Saturday nearest to May 31. For purposes of the consolidated financial statements, the year-end is stated at May 31. The years ended May 31, 1999, 1998 and 1997 consisted of 52 weeks.

     Principles of Consolidation: The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Revenue Recognition: Sales and income are recognized at the time products are shipped.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Reclassifications: Where appropriate, prior year amounts have been reclassified to permit comparison.

     Cash and Cash Equivalents: Cash equivalents include short-term investments with maturities of less than three months at the time of investment.

     Inventories: Inventories are valued at both the lower of first-in, first-out (FIFO) cost or market, or for certain forgings raw material and work-in-process inventories, the last-in, first-out (LIFO) method. On certain orders, usually involving lengthy raw material procurement and production cycles, progress payments received from customers are reflected as a reduction of inventories. Product repair costs are expensed as incurred.

     Long-Term, Fixed Price Contracts: A substantial portion of the Company's revenues is derived from long-term, fixed price contracts with major engine and aircraft manufacturers. These contracts are typically "requirements" contracts under which the purchaser commits to purchase a given portion of its requirements of a particular component from the Company. Actual purchase quantities are typically not determined until shortly before the year in which products are to be delivered. Losses on such contracts are provided when available information indicates that the sales price is less than a fully allocated cost projection.

     Depreciable Assets: Property, plant and equipment, including significant renewals and betterments, are capitalized at cost and are depreciated on the straight-line method. Generally, depreciable lives range from 10 to 20 years for land improvements, 10 to 40 years for buildings and 5 to 15 years for machinery and equipment. Tooling production costs are primarily classified as machinery and equipment and are capitalized at cost less associated reimbursement from customers and depreciated over 5 years. Depreciation expense amounted to $26,871,000, $22,835,000 and $20,168,000 in the years ended May 31, 1999, 1998 and 1997, respectively.

     Bank Fees: Bank fees and related costs of obtaining credit facilities are recorded as other assets and amortized over the term of the facilities.

     Net Income per Share: The Company reports earnings per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Basic per-share data are computed based on the weighted average number of common shares outstanding during each year. Diluted per-share data include common stock equivalents related to outstanding stock options unless their inclusion would be antidilutive.

     Concentration of Credit Risk: Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash investments and trade receivables. The Company restricts investment of temporary cash investments to financial institutions with high credit standing. The Company has approximately 1,140 active customers. However, the Company's accounts receivable are concentrated with a small number of Fortune 500 companies with whom the Company has long-standing relationships. Accordingly, management considers credit risk to be low. Five customers accounted for 48.6%, 50.5% and 47.7% of the Company's revenues during the years ended May 31, 1999, 1998 and 1997, respectively.

     Currency Translation: For foreign operations, the local currency is the functional currency. Assets and liabilities are translated at year-end exchange rates, and statement of income items are translated at the average exchange rates for the year. Translation adjustments are reported in accumulated other comprehensive income as a separate component of stockholders' equity, which also includes exchange gains and losses on certain intercompany balances of a long-term investment nature.

     Research and Development: Research and development expenses, including related depreciation, amounted to $2,947,000, $3,290,000 and $2,895,000 for the years ended May 31, 1999, 1998 and 1997, respectively.

     Intangible Assets: Intangible assets consist primarily of costs of acquired businesses in excess of net assets acquired and are amortized on a straight line basis over periods up to 35 years. On a periodic basis, the Company estimates the future undiscounted cash flows of the businesses to which the costs of acquired businesses in excess of net assets acquired relate in order to ensure that the carrying value of such intangible asset has not been impaired.

     Accounting for Stock-Based Compensation: The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), in accounting for its employee stock option plans because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Impairment of Long-Lived Assets: The Company adopted Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 prescribes the accounting for the impairment of long-lived assets that are to be held and used in the business and similar assets to be disposed of. The adoption has not had a material effect on earnings or the financial position of the Company.

     Reporting Comprehensive Income: In fiscal year 1999, the Company adopted Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement establishes standards for reporting and display of comprehensive income and its components. The Company has reclassified all years presented to reflect accumulated other comprehensive income and its components in the consolidated statements of comprehensive income. The components that make up accumulated other comprehensive income as of May 31, 1999, 1998 and 1997 are as follows:


                                 MAY 31,   MAY 31,   May 31,
                                    1999      1998      1997
                                         (000's OMITTED)
Accumulated Pension liability
  adjustment                     $ (315)   $ (976)   $  (76)
Accumulated foreign currency
  translation                     1,582     2,441     2,839
     Total accumulated other
      comprehensive income       $1,267    $1,465    $2,763


B.   ACQUISITIONS

     1999

     On July 31, 1998, the Company and Titanium Metals Corporation ("TIMET") combined their respective titanium casting businesses into a jointly-owned venture. The joint venture, 80.1% owned by Wyman-Gordon and 19.9% owned by TIMET, consists primarily of Wyman-Gordon's titanium casting business located in Franklin, New Hampshire, and TIMET's titanium casting business located in Albany, Oregon. The joint venture produces investment castings primarily for the aerospace market and seeks to develop new applications for titanium castings. The joint venture and its operating results from the date of acquisition are not material to the consolidated financial statements of the Company.

     In connection with the formation of the joint venture, Wyman-Gordon exchanged the operating assets from its Millbury, Massachusetts, vacuum arc remelting facility, which produces titanium ingots for further processing into finished forgings, for $5.0 million and similar operating assets of TIMET's titanium casting business, valued at approximately $7.0 million. The exchange was treated as a nonmonetary exchange of assets, and a gain was recognized for the cash received. In addition, Wyman-Gordon and TIMET have entered into a ten-year supply agreement pursuant to which TIMET will supply a portion of Wyman-Gordon's requirements for titanium raw materials for its forging and casting operations.

     1998

     On April 9, 1998, the Company acquired International Extruded Products, LLC ("IXP"), a specialty manufacturer of extruded seamless wall pipe, for approximately $15,460,000. The acquisition was financed through operating cash. The acquisition was accounted for as a purchase and the net assets and results of operations have been included in the consolidated financial statements since the date of acquisition. The purchase price was allocated on the basis of the estimated fair market value of the assets acquired and the liabilities assumed. This acquisition did not materially impact consolidated results, therefore no pro forma information is provided.

C.   BALANCE SHEET INFORMATION

     Components of selected captions in the consolidated balance sheets follow:


                                             MAY 31,   MAY 31,
                                                1999      1998
                                               (000'S OMITTED)
PROPERTY, PLANT AND EQUIPMENT:
Land, buildings and improvements             $132,834  $133,401
Machinery and equipment                       359,786   330,337
Under construction                             23,555    27,065
                                              516,175   490,803
Less:  accumulated depreciation               301,571   293,440
                                             $214,604  $197,363
INTANGIBLE ASSETS:
Pension intangible                           $  1,387  $  1,847
Costs in excess of net assets acquired         28,786    28,786
Less:  accumulated amortization               (11,877)  (11,172)

                                             $ 18,296  $ 19,461
OTHER ASSETS:
Cash surrender value of Company-owned
  life insurance policies                    $  1,170  $  1,105
Other                                           6,960     4,618
                                             $  8,130  $  5,723
ACCRUED LIABILITIES AND OTHER:
Accrued payroll and benefits                 $ 13,254  $ 12,520
Restructuring, integration, disposal
  and environmental reserves                   12,211     5,330
Other                                          31,662    32,842
                                             $ 57,127  $ 50,692



D.   INVENTORIES

     Inventories consisted of the following:


                                             MAY 31,   MAY 31,
                                                1999      1998
                                               (000'S OMITTED)
Raw Material                                 $ 36,849  $ 50,050
Work-in-process                                65,654    92,136
Other                                           3,204     4,221
                                              105,707   146,407
Less progress payments                          8,104    13,273
                                             $ 97,603  $133,134


     At May 31, 1999 and 1998 approximately 33% and 38%, respectively, of inventories are valued at LIFO cost. If all inventories valued at LIFO cost had been valued at FIFO cost or market which approximates current replacement cost, inventories would have been $16,446,000 and $18,262,000 higher than reported at May 31, 1999 and 1998, respectively.

     LIFO inventory quantities decreased in the year ended May 31, 1999. LIFO inventory quantities increased in each of the years ended May 31, 1998 and 1997, respectively. Inflation and deflation have negative and positive effects on income from operations, respectively. The effects of lower quantities and deflation (inflation) were as follows:


                                     YEAR      YEAR      YEAR
                                     ENDED     ENDED     ENDED
                                   MAY 31,   MAY 31,   MAY 31,
                                      1999      1998      1997
                                          (000'S OMITTED)
Lower quantities                   $1,398    $     -   $     -
Deflation (inflation)                 418          -    (1,600)
Net increase (decrease) to income
  from operations                  $1,816    $     -   $(1,600)


E.   SHORT-TERM AND LONG-TERM DEBT

     Short-term and long-term debt consisted of the following:


                                             MAY 31,   MAY 31,
                                                1999      1998
                                               (000'S OMITTED)
Current portion of long-term debt            $    965  $  3,017

Long-term debt:

  8% Senior Notes                            $150,000  $150,000
  10 3/4% Senior Notes                          5,275     5,275
  Industrial Revenue Bond                       4,800     5,600
  Revolving Credit Facility, fixed rate
    of 6.48% under a swap agreement at
    May 31, 1999, variable rate of 5.7%
    (LIBOR plus .75%) at June 2, 1999,

    expiring fiscal 2002                        4,000         -
  Other                                           263     1,698
     Total long-term debt                    $164,338  $162,573


     During fiscal year 1998, the Company issued $150,000,000 of 8% Senior Notes due 2007 ("8% Senior Notes") under an indenture between the Company and a bank as trustee. The 8% Senior Notes pay interest semi-annually in arrears on June 15 and December 15 of each year. The 8% Senior Notes are general unsecured obligations of the Company, are non-callable for a five year period, and are senior to any future subordinated indebtedness of the Company. Proceeds from the sale of the 8% Senior Notes were used to repurchase $84,725,000 (94%) of its outstanding 10 3/4% Senior Notes due 2003 ("10 3/4% Senior Notes").

     In conjunction with the extinguishment of the 10 3/4% Senior Notes, the Company recorded an extraordinary loss, net of income tax benefit of $2,920,000, amounting to $5,192,000. The extraordinary after-tax loss relates to (i) the premium related to the retirement of the 10 3/4% Senior Notes, (ii) the write-off of certain deferred debt issue expenses and (iii) fees and expenses paid by the Company with respect to the tender offer for the 10 3/4% Senior Notes.

     The estimated fair value of the combined 8% and 10 3/4% Senior Notes was $151,952,000 and $157,067,000 at May 31, 1999 and 1998, respectively, based on third party valuations.

     During fiscal year 1997, the Company issued an Industrial Revenue Bond (the "IRB") for the construction of a facility in Montrose, Colorado amounting to $6,000,000. The IRB bears an interest rate approximating 3.5%, fluctuating weekly. The fair value approximates market value. The Company maintains a letter of credit to collateralize the IRB.

     On May 20, 1994, the Company initiated, through a subsidiary, Wyman-Gordon Receivables Corporation ("WGRC"), a revolving credit agreement with a group of five banks ("Receivables Financing Program"). WGRC is a separate corporate entity from Wyman-Gordon Company and its other subsidiaries, with its own separate creditors. WGRC's business is the purchase of accounts receivable from Wyman-Gordon Company and certain of its subsidiaries ("Sellers"), and neither WGRC on the one hand nor the Sellers (or subsidiaries or affiliates of the Sellers) on the other have agreed to pay or make their assets available to pay creditors of others. WGRC's creditors have a claim on its assets prior to those assets becoming available to any creditors of any of the Sellers. The facility provides for a total commitment by the banks of up to $65,000,000, including a letter of credit sub-facility of up to $35,000,000. Interest on borrowings is charged at LIBOR plus 0.625% or based on the bank's base rate.

     There were no borrowings outstanding under the Receivables Financing Program at May 31, 1999 and 1998. At May 31, 1999 and 1998, the total availability under the Receivables Financing Program was $65,000,000, there were no borrowings against the available amounts in either year and letters of credit amounting to $9,808,000 and $8,373,000 were outstanding, respectively.

     Wyman-Gordon Limited, the Company's subsidiary located in Livingston, Scotland, entered into a credit agreement ("the U.K. Credit Agreement") with Clydesdale Bank PLC ("Clydesdale") effective June 22, 1998. The maximum borrowing capacity under the U.K. Credit Agreement is #2,000,000 (approximately $3,200,000) with separate letter of credit and guarantee limits of #1,000,000 (approximately $1,600,000) each. Borrowings bear interest at 1% over Clydesdale's base rate. In the event that borrowings by way of overdraft are allowed to exceed the agreed limit, interest on the excess borrowings will be charged at the rate of 1.5% per annum over Clydesdale's base rate. The U.K. Credit Agreement is secured by all present and future assets of Wyman-Gordon Limited (including without limitation, accounts receivable, inventory, property, plant and equipment, intellectual property, intercompany loans, and other real and personal property). The U.K. Credit Agreement contains covenants representations and warranties customary for such facilities. There were no borrowings outstanding at May 31, 1999 or May 31, 1998. At May 31, 1999, and May 31, 1998, Wyman-Gordon Limited had outstanding #1,069,000 (approximately $1,710,000), and #975,000 (approximately $1,590,000) respectively, of letters of credit or guarantees under the U.K. Credit Agreement.

     For the years ended May 31, 1999 and 1998, the weighted average interest rate on short-term borrowings was 4.4% and 6.5%, respectively.

     Annual maturities of long-term debt in the next five years amount to $965,460 for 2000, $897,707 for 2001, $4,907,732 for 2002, $6,132,978 for 2003,
$800,000 for 2004 and $151,600,000 thereafter. On June 30, 1998, the Company made a final principal payment of $2,300,000 under the Company's promissory note to Cooper Industries, Inc. provided under the terms of the Stock Purchase Agreement with Cooper Industries, Inc.

     The components of interest expense are as follows:


                                      YEAR      YEAR      YEAR
                                     ENDED     ENDED     ENDED
                                   MAY 31,   MAY 31,   MAY 31,
                                      1999      1998      1997
                                          (000'S OMITTED)
Interest on debt                   $13,069   $11,319   $ 9,795
Capitalized interest                     -         -      (528)
Amortization of financing fees
 and other                           1,165     1,229     1,555
     Interest expense              $14,234   $12,548   $10,822



     Total interest paid approximates "Interest on debt" stated in the table above.

F.   RESTRUCTURING OF OPERATIONS AND OTHER CHARGES (CREDITS)

  Cameron Purchase Cash Costs:

     In connection with the acquisition of Cameron Forged Products Company ("Cameron"), the Company recorded $7,000,000 for costs related to the relocation of Cameron machinery and dies, severance of Cameron personnel and other costs. All activities associated with these reserves have been completed.

  1994 Cameron Integration Costs:

     The integration of Cameron in May 1994 resulted in the Company's recording an integration restructuring charge totalling $24,100,000 to provide for relocating machinery, equipment, tooling and dies of the Company, relocation and severance costs of Company personnel and the write-down of certain assets of the Company. The reserve was comprised of non-cash charges of $15,800,000 which were fully charged by the end of fiscal year 1995, and a charge of $8,300,000 representing estimated future cash charges. As of May 31, 1999, the Company estimates future cash outlays of approximately $300,000 in the year ended May 31, 2000 and $200,000 thereafter, in accordance with future payments under contractual obligations.

  1997 Restructuring:

     The Company recorded a charge totalling $11,500,000 which included $4,600,000 to provide for severance and other personnel costs associated with workforce reductions at the Company's Grafton, Massachusetts forging facility, $3,400,000 to write-off and dispose of certain Forging equipment, $2,300,000 to reduce the carrying value and dispose of certain assets of the Company's titanium castings operations and $1,200,000 to consolidate the titanium castings operations. The Company made a total of $3,900,000 of cash charges against these reserves during the years ended May 31, 1999, 1998 and 1997 and estimates that the remaining reserves associated with the disposal of Forging equipment and consolidation of the titanium castings operations will require cash outlays of $2,200,000 in the year ended May 31, 2000 and $300,000 thereafter.

     A summary of charges made or estimated to be made against restructuring, integration and disposal reserves is as follows:


                                          FIVE MONTHS
                                                ENDED
                                         MAY 31, 1994      YEAR
                                          THROUGH THE     ENDED
                                           YEAR ENDED   MAY 31,
                                TOTAL    MAY 31, 1997      1998
                                       (000'S OMITTED)
CAMERON PURCHASE CASH COSTS:

  Cost of relocating Cameron's
    machinery and equipment
    and tooling and dies        $ 3,200    $ 2,800      $  100
  Severance of personnel          3,800      3,600           -
     Total cash charges         $ 7,000    $ 6,400      $  100
1994 CAMERON INTEGRATION COSTS:
  Movement of machinery,
   equipment and tooling and
   dies                         $ 4,300    $ 3,200      $  400
  Severance and other personnel
    costs                         4,000      3,600         100
     Total cash charges         $ 8,300    $ 6,800      $  500
1997 RESTRUCTURING:
  Cash:

  Severance and other personnel
    costs                       $ 2,200    $   200      $1,400
  Disposal of Forging equipment   2,300          -         400
  Castings titanium operations    1,900        700           -
     Total cash charges           6,400        900       1,800
  Non-cash:
  Severance and other personnel
    costs                         2,400      2,400           -
  Asset write-off and
    revaluation                   2,700      2,700           -
     Total non-cash charges       5,100      5,100           -
     Total 1997 Restructuring
      charges                   $11,500    $ 6,000      $1,800



                                                           YEAR
                                              YEAR        ENDED
                                             ENDED      MAY 31,
                                           MAY 31,     2000 AND
                                              1999   THEREAFTER
                                      (000'S OMITTED)
CAMERON PURCHASE CASH COSTS:

  Cost of relocating Cameron's
    machinery and equipment
    and tooling and dies                   $   300     $    -
  Severance of personnel                       200          -
     Total cash charges                    $   500     $    -
1994 CAMERON INTEGRATION COSTS:
  Movement of machinery,
    equipment and tooling and
    dies                                   $   200     $  500
  Severance and other personnel
    costs                                      300          -
     Total cash charges                    $   500     $  500
1997 RESTRUCTURING:
  Cash:
  Severance and other personnel
    costs                                  $   600     $    -
  Disposal of Forging equipment                600      1,300
  Castings titanium operations                   -      1,200
     Total cash charges                      1,200      2,500
  Non-Cash:
  Severance and other personnel
    costs                                        -          -
  Asset write-off and
    revaluation                                  -          -
     Total non-cash charges                      -          -
     Total 1997 Restructuring
      charges                              $ 1,200     $2,500


  Other Charges (Credits):

     Other charges (credits) are as follows:


                                      YEAR       YEAR       YEAR
                                     ENDED      ENDED      ENDED
                                   MAY 31,    MAY 31,    MAY 31,
                                      1999       1998       1997
                                           (000'S OMITTED)
Write-off of Australian joint
  venture                          $     -    $     -    $ 2,484
(Recovery) write-off of cash
  surrender value of company-
  owned life insurance polices           -     (4,000)     5,745
(Recovery) write-off of building
  held for sale                          -     (1,900)     1,900
Houston accident costs                   -          -      1,200
Houston accident claim settlement
  costs                             12,955          -          -
Gain on sale of operating assets
  of Millbury facility              (5,000)         -          -
Severance and asset write-down       5,790          -          -
Other                                    -      1,000        250
                                   $13,745    $(4,900)   $11,579


     During fiscal year 1999, the Company recorded a charge totalling $5,790,000 which included $4,700,000 to provide for severance and other personnel costs associated with company-wide headcount reductions and a charge of $1,090,000 to reduce the carrying value and dispose of certain assets of the Company's titanium castings operations. The Company made a total of $1,800,000 of cash charges against this reserve during fiscal year 1999 and estimates the remaining severance and other personnel costs will require a cash outlay of $2,900,000 in the year ending May 31, 2000.

G.   ENVIRONMENTAL MATTERS

     The Company's operations are subject to extensive, stringent and changing federal, state and local environmental laws and regulations, including those regulating the use, handling, storage, discharge and disposal of hazardous substances and the remediation of alleged environmental contamination. Accordingly, the Company is involved from time to time in administrative and judicial inquiries and proceedings regarding environmental matters. Nevertheless, the Company believes that compliance with these laws and regulations will not have a material adverse effect on the Company's operations as a whole. However, it is not possible to predict accurately the amount or timing of costs of any future environmental remediation requirements. The Company continues to design and implement a system of programs and facilities for the management of its raw materials, production processes and industrial waste to promote compliance with environmental requirements. As of May 31, 1999, aggregate environmental reserves amounted to $15.5 million, which includes expected cleanup costs estimated between $4.4 million and $5.4 million upon the eventual sale of the Worcester, Massachusetts facility, certain environmental issues, including the remediation of on-site landfills, at the Houston, Texas facility amounting to approximately $3.0 million, $4.4 million in remediation projects at the Grafton, Massachusetts facility, $0.8 million for remediation at the Buffalo, New York facility and $1.1 million for various Superfund sites. There can be no assurance that the actual costs of remediation will not eventually materially exceed the amount presently accrued.

     Pursuant to an agreement entered into with the U.S. Air Force upon the acquisition of the Grafton facility from the federal government in 1982, the Company agreed to make expenditures totaling $20.8 million for environmental management and remediation at that site, of which $3.3 million remained as of May 31, 1999. Approximately one-half of the remaining Air Force projects are capital in nature and the remainder are covered by existing reserves. These expenditures will not resolve all of the Company's obligations to federal and state regulatory authorities, who are not parties to the agreement, however, and the Company expects to incur an additional amount, currently estimated at approximately $2.8 million, to comply with current federal and state environmental requirements governing the investigation and remediation of contamination at the site.

     The Company's Grafton facility was formerly included in the U.S. Nuclear Regulatory Commission's ("NRC") May 1992 Site Decommissioning Management Plan ("SDMP") for low-level radioactive waste as the result of the disposal of magnesium thorium alloys at the facility in the 1960s and early 1970s under license from the Atomic Energy Commission. On March 31, 1997, the NRC informed the Company that jurisdiction for the Grafton site had been transferred to the Commonwealth of Massachusetts Department of Public Health (the "DPH") and that the Grafton facility had been removed from the SDMP. Although it is unknown what specific remediation and disposal requirements may be imposed on the Company by the DPH, the Company believes that a reserve of $1.5 million, included within the $2.8 million noted above, is sufficient to cover all costs. There can be no assurance, however, that such reserve will be adequate to cover any obligations that the DPH may ultimately impose on the Company.

     The Company, together with numerous other parties, has been named a PRP under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") for the cleanup of the following Superfund sites: Operating Industries, Monterey Park, California; PSC Resources, Palmer, Massachusetts; the Harvey GRQ site, Harvey, Illinois; and the Gemme/Fournier site, Leicester, Massachusetts. The Company believes that a reserve of $1.1 million recorded on its books is sufficient to cover all costs.

     At the Gemme/Fournier site, a proposed agreement would allocate 33% of the cleanup costs to the Company. In September 1995, a consulting firm retained by the PRP group made a preliminary remediation cost estimate of $1.4 million to $2.8 million. The Company's insurance company is defending the Company's interests, and the Company believes that any recovery against the Company would be offset by recovery of insurance proceeds.

     The Company expects to incur between $4.4 and $5.4 million in cleanup expenses upon the planned sale of its Worcester, Massachusetts facility to remedy certain contamination discovered on site. The Massachusetts Department of Environmental Protection has classified the site as a Tier II site under the Massachusetts Contingency Plan.

H.   PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

     The Company has a defined benefit pension plan covering substantially all employees. Benefits are generally based on years of service and a fixed monthly rate or average earnings during the last years of employment. Pension plan assets are invested in equity and fixed income securities, pooled funds including real estate funds and annuities. Company contributions are determined based upon the funding requirements of U.S. and other governmental laws and regulations. The Company also provides most retired employees with health care and life insurance benefits. The majority of these health care and life insurance benefits are provided through insurance companies, some of whose premiums are computed on a cost plus basis. The Company has no plans for funding the liability and will continue to pay for retiree medical costs as they occur.

     In fiscal year 1999, the Company adopted Statement No. 132, "Employers' Disclosures about Pensions and Other Post Retirement Benefits" ("SFAS 132") which revises disclosures about pension and other postretirement benefits. The following information is provided in accordance with the requirements of the statement for the plans discussed above.

   U.S. Pension and Postretirement Benefit Plans


                                             POSTRETIREMENTS
                        PENSION BENEFITS        BENEFITS
                          YEAR       YEAR     YEAR       YEAR
                         ENDED      ENDED    ENDED      ENDED
                       MAY 31,    MAY 31,  MAY 31,    MAY 31,
                          1999       1998     1999       1998
                                   (000's OMITTED)
Change in plan assets:
  Beginning fair value
   of plan assets      $195,987  $164,977  $      -  $      -
  Actual return on
   plan assets           12,299    45,296         -         -
  Benefits paid         (14,499)  (14,286)        -         -
    Ending fair value
      of plan assets   $193,787  $195,987  $      -  $      -

Change in benefit
 obligations:
  Beginning benefit
   obligations         $180,707  $169,965  $ 46,638  $ 46,443
  Service cost            5,326     4,961       166       160
  Interest cost          11,694    12,179     3,063     3,372
  Amendments                  -         -      (271)        -
  Special termination
   costs (benefits)         522         -      (234)        -
  Actuarial (gains)
   losses                (1,054)    8,794       657     2,476
  Benefits paid         (15,490)  (15,192)   (5,756)   (5,813)
    Ending benefit
     obligations       $181,705  $180,707  $ 44,263  $ 46,638

Reconciliation to
 balance sheet amounts:
  Funded status of the
   plan (underfunded)  $ 12,083  $ 15,280  $(44,263) $(46,638)
  Unrecognized
   actuarial net
    (gain) loss         (24,057)  (28,221)    2,020     1,335
  Unrecognized prior
   service cost           6,462     7,503       358       673
  Unrecognized
   transition
    obligation            1,271     2,021         -         -
    Accrued benefit
     cost              $ (4,241) $ (3,417) $(41,885) $(44,630)



                                             POSTRETIREMENTS
                        PENSION BENEFITS        BENEFITS
                          YEAR       YEAR     YEAR       YEAR
                         ENDED      ENDED    ENDED      ENDED
                       MAY 31,    MAY 31,  MAY 31,    MAY 31,
                          1999       1998     1999       1998
                                  (000's OMITTED)
Amounts recognized in
 the balance sheets:
  Prepaid benefit cost $ 3,842   $ 3,750   $      -  $      -
  Accrued benefit
   liability            (9,785)   (9,990)         -         -
  Pension intangible
   asset                 1,387     1,847          -         -
  Accumulated other
   comprehensive
   (income) loss           315       976          -         -
  Accrued retirement
   benefits obligation       -         -    (41,885)  (44,630)
    Accrued benefit
     cost              $(4,241)  $(3,417)  $(41,885) $(44,630)



     Included in the aggregated data in the above tables are amounts applicable to the Company's pension plans with accumulated benefit obligations in excess of plan assets. The Company maintains two unfunded pension plans and the amounts related to such plans were as follows:


                                        YEAR         YEAR
                                       ENDED        ENDED
                                     MAY 31,      MAY 31,
                                        1999         1998
                                        (000's OMITTED)
Projected benefit obligation         $ 11,952     $ 11,202
Accumulated benefit obligation       $  9,785     $  9,990


     The assumptions used in determining the benefit obligations in fiscal years 1999 and 1998 were as follows:


                                             POSTRETIREMENTS
                       PENSION BENEFITS         BENEFITS
                          YEAR      YEAR      YEAR      YEAR
                         ENDED     ENDED     ENDED     ENDED
                       MAY 31,   MAY 31,   MAY 31,    MAY 31,
                          1999      1998      1999       1998
Discount rate           6.75%    7.00%      6.75%     7.00%
Expected return on
 plan assets           10.50%   10.00%         -         -
Rate of compensation
 increase               3.00%    4.00-5.00%    -         -


     The assumed health care cost trend rate has a significant effect on the amounts reported. For the year ended May 31, 1999, the medical trend rates for indemnity and Health Maintenance Organization ("HMO") inflationary costs are 6.0% and 4.0%, respectively. The rates for indemnity and HMO for the year ended May 31, 2000 are 5.5% and 4.0% and are ultimately estimated at 5.0% and 4.0%, respectively, for the year ended May 31, 2001.


                                1 PERCENTAGE      1 PERCENTAGE
                                POINT INCREASE    POINT DECREASE
                                      (000's OMITTED)

Effect on total of service
 and interest cost components       $  235         $  (214)
Effect on postretirement
 benefit obligation                 $3,074         $(2,816)



     The net cost for the Company's U.S. pension plans consisted of the following components:


                                      YEAR      YEAR      YEAR
                                     ENDED     ENDED     ENDED
                                   MAY 31,   MAY 31,   MAY 31,
                                      1999      1998      1997
                                          (000's OMITTED)
Service cost                       $  5,326  $  4,961  $  4,298
Interest cost                        11,694    12,179    11,302
Expected return on plan assets      (17,653)  (14,611)  (14,658)
Amortization of prior service cost    1,041     1,041       820
Amortization of transitional

 (asset) or obligation                  750       750       750
Recognized actuarial loss               135        97         6
Enhanced benefit package for
 early retirement                       522         -     3,775
  Net pension cost                 $  1,815  $  4,417  $  6,293


     The cost of postretirement benefits other than pensions consisted of the following components:


                                      YEAR      YEAR      YEAR
                                     ENDED     ENDED     ENDED
                                   MAY 31,   MAY 31,   MAY 31,
                                      1999      1998      1997
                                          (000's OMITTED)
Service cost                       $  166    $  160    $   380
Prior service cost                     44        61          -
Benefit from early retirement
 package                             (234)        -     (1,375)
Interest cost                       3,062     3,372      3,550
Net amortization and deferral           -         -        409
 Postretirement benefit cost       $3,038    $3,593    $ 2,964



  U.K. Pension Plan


                                       YEAR          YEAR
                                      ENDED         ENDED
                                    MAY 31,       MAY 31,
                                       1999          1998
                                        (000's OMITTED)
Change in Plan Assets:
  Beginning fair value of plan
   assets                           $26,686       $21,873
  Actual return on plan assets        1,259         4,595
  Company contributions                 840           776
  Plan participants' contributions      418           388
  Benefits and expenses paid         (1,152)         (445)
    Ending fair value of plan
     assets                         $28,051       $27,187




                                       YEAR          YEAR
                                      ENDED         ENDED
                                    MAY 31,       MAY 31,
                                       1999          1998
                                        (000's OMITTED)
Change in Benefit Obligations:

  Beginning benefit obligations     $25,306       $21,035
  Service cost                          896           737
  Interest cost                       1,568         1,674
  Plan participants' contributions      418           388
  Liability loss                      2,558         2,183
  Benefits paid                        (942)         (236)
    Ending benefit obligation       $29,804       $25,781



                                        YEAR         YEAR
                                       ENDED        ENDED
                                     MAY 31,      MAY 31,
                                        1999         1998
                                        (000's OMITTED)
Reconciliation to balance
 sheet amounts:
  Funded status of the plan
   (underfunded)                     $(1,753)     $ 1,406
  Unrecognized net loss/(gain)         2,042       (1,322)
    Prepaid pension cost             $   289      $    84




     The assumptions used in determining the benefit obligation in fiscal years 1999 and 1998 were as follows:


                                    YEAR          YEAR
                                   ENDED         ENDED
                                 MAY 31,       MAY 31,
                                    1999          1998
Discount rate                      5.75%         6.25%
Expected return on plan assets     6.25%         6.25%
Rate of compensation increase      3.25%         3.25%



     Pension expense for the U.K. pension plan consisted of the following components:


                                      YEAR     YEAR       YEAR
                                     ENDED     ENDED     ENDED
                                   MAY 31,   MAY 31,   MAY 31,
                                      1999      1998      1997
                                           (000'S OMITTED)
Service cost                       $   924   $   746   $   629
Interest cost                        1,617     1,695     1,507
Expected return on assets           (1,739)   (1,800)   (1,640)
     Net pension expense           $   802   $   641   $   496


  Defined Contribution Plan

     The Company also makes a 401(k) plan available to most full-time employees. Employer contributions to the defined contribution plan are made at the Company's discretion and are reviewed periodically. The Company made cash contribution of $704,000 for the year ended May 31, 1999. There were no cash contributions in the years ended May 31, 1998 and 1997. Additionally, for the years ended May 31, 1999, 1998 and 1997, the Company contributed 176,617, 100,409 and 97,696 shares of its common stock from Treasury to its defined contribution plan, respectively, and recorded expense relating thereto of $2,552,000, $2,439,000 and $2,057,000, respectively.

I.   FEDERAL, FOREIGN AND STATE INCOME TAXES

     The components of the net provision (benefit) for income taxes for the years ended May 31, 1999, 1998 and 1997 are as follows:


                                  YEAR       YEAR       YEAR
                                 ENDED      ENDED      ENDED
                               MAY 31,    MAY 31,    MAY 31,
                                  1999       1998       1997
                                       (000's OMITTED)
Current tax provision:
  Federal                      $13,864    $ 5,778    $  7,900
  State                          2,000      1,250         680
  Foreign                        1,003      2,827       2,170
                                16,867      9,855      10,750
Deferred tax (credit) provision:
  Federal                       (5,600)     6,500     (34,080)
  State                           (800)         -        (480)
  Foreign                            -          -      (1,870)
                                (6,400)     6,500     (36,430)
     Net provision (benefit)
      for income taxes         $10,467    $16,355    $(25,680)


     In the year ended May 31, 1999, the Company provided $10,467,000 for income taxes. In the year ended May 31, 1998, the Company provided $16,355,000 for income taxes, net of a tax benefit of approximately $1,800,000 relating to the utilization of NOL carryforwards. In fiscal year 1998, the Company recorded a $2,920,000 tax benefit against the extraordinary loss of $8,112,000 associated with the early extinguishment of the Company's 10 3/4% Senior Notes.

     The provision (benefit) for income taxes before extraordinary item is at a rate other than the federal statutory tax rate for the following reasons:


                                      YEAR      YEAR      YEAR
                                     ENDED     ENDED     ENDED
                                   MAY 31,   MAY 31,   MAY 31,
                                      1999      1998      1997
                                          (000'S OMITTED)
Provision at the applicable
  U.S. federal statutory tax rate  $16,623   $19,403   $  8,442
Benefit from net permanent tax
  differences                         (510)   (4,059)         -
Benefit of higher statutory tax
  rates in applicable prior years
  realized in Section 172(f)
  carryback claims                       -         -     (2,700)
State income taxes                   1,300     1,640        200
(Decrease) increase of deferred
  tax asset valuation allowance     (6,400)    1,168    (30,626)
Other                                 (546)   (1,797)      (996)
Income tax provision (benefit)
  before extraordinary loss tax
  benefit                          $10,467   $16,355   $(25,680)



     The principal components of deferred tax assets and liabilities were as follows:


                                    MAY 31, 1999 MAY 31, 1998
                                         (000'S OMITTED)
DEFERRED TAX ASSETS

  Provision for postretirement
    benefits                         $ 17,173      $ 18,298
  Net operating loss carryforwards      6,714         4,667
  Restructuring provisions             11,120         8,406
  Alternative minimum tax
    carryforward credit                 2,781         5,964
  Other                                 9,145         8,205
                                       46,933        45,540
  Valuation allowance                 (26,613)      (32,269)
                                       20,320        13,271
DEFERRED TAX LIABILITIES
  Accelerated depreciation             13,594        12,409
  Other                                   326           862
                                       13,920        13,271
Net deferred tax asset               $  6,400      $      -


     The Company has recorded a valuation allowance for deferred tax assets because of uncertainties associated with the realization of some of the deferred tax benefits. The change in the valuation allowance primarily reflects the expected utilization of AMT credits, use of certain state NOL carryforwards and credits associated with various other deferred assets.

J.   NET INCOME PER SHARE

     There were no adjustments required to be made to income before extraordinary item for purposes of computing basic and diluted net income per share. A reconciliation of the average number of common shares outstanding used in the calculation of basic and diluted net income per share is as follows:


                                   MAY 31,    MAY 31,     MAY 31,
                                     1999       1998        1997
Shares used to compute basic
  net income per share          36,149,072 36,331,305  35,824,576
Dilutive effect of stock
  options                          440,277  1,025,553   1,202,247
Shares used to compute
  diluted net income per
  share                         36,589,349 37,356,858  37,026,823



     There were stock options outstanding that were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares and, therefore would be antidilutive. The following table summarizes all options exceeding average market price as of the years ended May 31, 1999, 1998 and 1997:


                              MAY 31,     MAY 31,    MAY 31,
                                 1999        1998       1997
Options exceeding
 average market price         1,243,145   240,000    185,000

Exercise price range          $16.56-     $25.50     $23.00
                              $25.50


K.   STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS

     The Company, through administration by the Compensation Committee of the Company's Board of Directors (the "Committee"), may grant awards under the Company's Long-Term Incentive Plans in the form of non-qualified stock options or incentive stock options to those key employees it selects to purchase in the aggregate up to 3,400,000 shares of newly issued or treasury common stock. Options expire after 10 years from the date of grant and generally become exercisable ratably over a three to seven year period commencing from the date of grant. The exercise price of stock options may not be less than 100% of the fair market value on the date of grant. Awards of stock appreciation rights ("SAR's") may also be granted, either in tandem with grants of stock options (and exercisable as an alternative to the exercise of stock options) or separately.

     In addition, the Committee may grant other awards that consist of, are denominated in or are payable in shares or that are valued by reference to shares, including, for example, restricted shares, phantom shares, performance units, performance bonus awards or other awards payable in cash, shares or a combination thereof at the Committee's discretion.

     Information concerning stock options issued to officers and other employees is presented in the following table.


                            YEAR   WEIGHTED     YEAR   WEIGHTED
                           ENDED    AVERAGE    ENDED    AVERAGE
                         MAY 31,   EXERCISE  MAY 31,   EXERCISE
                            1999      PRICE     1998      PRICE
                                   (SHARES IN THOUSANDS)
Number of shares under
  option:
  Outstanding at
    beginning of year    2,462     $14.46    2,648     $12.56
  Granted                  322      13.24      356      24.11
  Exercised               (141)     10.86     (500)     10.74
  Canceled or expired     (197)     18.19      (42)     18.95
  Outstanding at end
    of year              2,446     $14.20    2,462     $14.46
  Exercisable at end
    of year              1,723               1,598



                                           YEAR     WEIGHTED
                                          ENDED      AVERAGE
                                        MAY 31,     EXERCISE
                                           1997        PRICE
                                        (SHARES IN THOUSANDS)
Number of shares under
  option:
  Outstanding at
    beginning of year                   2,295       $ 9.46
  Granted                                 817        18.34
  Exercised                              (415)        6.60
  Canceled or expired                     (49)       14.18
  Outstanding at end
    of year                             2,648       $12.56
  Exercisable at end
    of year                             1,189


     At May 31, 1999 and 1998, 1,186,191 and 1,304,207 shares were available for future grants, respectively.

     The following tables summarize information about stock options outstanding at May 31, 1999:


                  OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                       WTD. AVG.   WTD.                  WTD.
   RANGE OF            REMAINING   AVG.                  AVG.
   EXERCISE           CONTRACTUAL  EXER.                 EXER.
    PRICES     SHARES  LIFE(YRS.)  PRICE      SHARES     PRICE
                           (SHARES IN THOUSANDS)
$ 3.00-$ 7.99    675     2.8       $ 5.77       675      $ 5.77
$ 8.00-$12.99    257     6.4       $12.25       232      $12.51
$13.00-$17.99  1,032     7.3       $15.83       551      $16.68
$18.00-$22.99    104     5.1       $20.20        82      $20.15
$23.00-$27.99    378     7.7       $24.48       183      $24.06
               2,446     5.9       $14.20     1,723      $12.79


     In addition to stock options, the Company grants performance shares to key executive employees. There were no performance shares granted during the year ended May 31, 1999 and 1998. During the year ended May 31, 1997, awards of 118,000 shares of the Company's common stock were made, subject to restrictions based upon continued employment and the performance of the Company. There was no compensation expense relating to the awards for the year ended May 31, 1999. Compensation expense totalling $3,412,000 and $1,403,000 relating to the awards were recorded during the years ended May 31, 1998 and 1997, respectively.

EMPLOYEE STOCK PURCHASE PLAN

     Effective January 1, 1996, the Company adopted a qualified, noncompensatory Employee Stock Purchase Plan. This plan enables substantially all employees to subscribe to purchase shares of the Company's common stock on an annual basis. Such shares are subscribed at the lower of 85% of their fair market value on the first day of the plan year, January 1, or 85% of their fair market value on the last business day of the plan year, usually December 31. Each eligible employee's participation is limited to 10% of base wages and a maximum of 450,000 shares are authorized for subscription. Employee subscriptions for the twelve months ended December 31, 1998 were 80,147 shares at $8.77 per share based on 85% of the fair market value on December 31, 1998 ($10.31). Under the terms of the Merger agreement between Wyman-Gordon Company and Precision Castparts Corp.("PCC"), the Company terminated the 1999 Employee Stock Purchase Plan on May 17, 1999. All proceeds received under this plan were used to purchase shares of the Company's common stock at a price per share equal to 85% of the $10.31 closing price on December 31, 1998, or $8.77 per share. Employees have the option of tendering these shares to PCC at a price of $20.00 per share in accordance with PCC's tender offer. See footnote N. Pending Merger.

     Accounting for stock-based plans is in accordance with Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation expense has been recognized for fixed stock option plans or the Employee
Stock Purchase Plan.

     As required by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has determined the weighted average fair values of stock-based arrangements granted during the years ended May 31, 1999, 1998 and 1997 to be $7.77, $14.94 and $11.28, respectively. The fair values of stock-based compensation awards granted were estimated using the Black-Scholes model with the following assumptions.


 YEAR                EXPECTED                          RISK-FREE
 ENDED      GRANT     OPTION                 DIVIDEND  INTEREST
MAY 31,     DATE       TERM    VOLATILITY      YIELD     RATE
1999       7/31/98    7 years     50%           --       5.54%
          10/21/98    7 years     50%           --       5.54%
           1/20/99    7 years     50%           --       5.54%
1998      10/15/97   10 years     41%           --       5.57%
           1/14/98    9 years     41%           --       5.57%
           2/17/98   10 years     41%           --       5.57%
1997       7/16/96    9 years     38%           --       6.67%
          10/16/96   10 years     38%           --       6.67%
           1/15/97   10 years     38%           --       6.67%
           3/17/97    9 years     38%           --       6.67%


     Had compensation expense for the Company's stock-based plans and Employee Stock Purchase Plan been accounted for using the fair value method prescribed by SFAS No. 123, net income and earnings per share would have been as follows:


                                      1999      1998      1997
                               (000'S OMITTED, EXCEPT PER-SHARE DATA)
Net income as reported             $37,028   $33,890   $50,023
Pro forma net income under
  SFAS No. 123                      31,595    32,062    47,399
Net income per share as
  reported:

  Basic                            $  1.02   $   .93   $  1.40
  Diluted                             1.01       .91      1.35
Pro forma net income per
  share under SFAS No. 123:

  Basic                            $   .87   $   .88   $  1.32
  Diluted                              .86       .86      1.28


     The effects of applying SFAS No. 123 in the above pro forma disclosure are not indicative of future amounts.

L.   STOCK PURCHASE RIGHTS

     On October 21, 1998, the Company's Board of Directors unanimously adopted a shareholder rights agreement under which preferred share purchase rights were distributed as a dividend on shares of Wyman-Gordon Company's common stock. The rights will be exercisable only if a person or group acquires 15 percent or more of the Company's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15 percent or more of the common stock or the determination by the Board of Directors that any person is an "Adverse Person." Each right entitles the registered holder thereof to purchase from the Company a unit consisting of one ten-thousandth of a share of Series B Junior Participating Cumulative Preferred Stock, at a cash exercise price of $75 per unit. The dividend distribution was made on November 30, 1998, payable to stockholders of record on that date.

     The rights will expire on November 30, 2008, subject to earlier redemption or exchange by Wyman-Gordon Company as described in the plan. The rights distribution is not taxable to stockholders.

     During fiscal year 1999, the Company's Board of Directors authorized a stock repurchase program to acquire up to 4 million shares of Wyman-Gordon Company's common stock. The shares may be purchased from time-to-time in the open market. As of May 31, 1999, the Company had purchased 1,273,900 shares, at an average price of $10.28 per share, under this program.

M.   COMMITMENTS AND CONTINGENCIES

     At May 31, 1999, certain lawsuits arising in the normal course of business were pending. In the opinion of management, the outcome of these legal matters will not have a material adverse effect on the Company's financial position and results of operations.

     The Company has entered into various foreign exchange contracts to manage its foreign exchange risks. Through its foreign currency hedging activities, the Company seeks to minimize the risk that the eventual cash flows resulting from purchase and sale transactions denominated in other than the functional currency of the operating unit will be affected by changes in exchange rates. Foreign currency transaction exposures generally are the responsibility of the Company's individual operating units to manage as an integral part of their business. The Company hedges its foreign currency transaction exposures based on judgment, generally through the use of forward exchange contracts. Gains and losses on the Company's foreign currency transaction hedges are recognized as an adjustment to the underlying hedged transactions. Deferred gains and losses on foreign exchange contracts were not significant at May 31, 1999 and 1998. The Company had foreign exchange contracts totaling
$13,486,000 at May 31, 1999. Such contracts include forward contracts of $4,855,000 for the purchase of U.K. pounds and $8,631,000 for the sale of U.K. pounds. These contracts hedge certain normal operating purchase and sales transactions, generally mature within six months and require the Company to exchange U.K. pounds for non-U.K. currencies or non-U.K.
currencies for U.K. pounds. Translation and transaction gains and losses included in the Consolidated Statements of Net Income and Consolidated Statements of Comprehensive Income for the years ended May 31, 1999, 1998 and 1997 were not significant.

     On December 22, 1996, a serious industrial accident occurred at the Houston, Texas, facility of Wyman-Gordon Forgings, Inc. ("WGFI"), a wholly-owned subsidiary of the Company, in which eight employees were killed, and three employees and several subcontractor employees were injured.

     The Company and WGFI have settled the lawsuits brought by all decedents' families and other claimants on terms acceptable to the Company and its insurance carriers. The amounts paid in settlement of the lawsuits exceeded the Company's available liability insurance. The Company recorded a charge of $13.8 million in the third quarter of fiscal year 1999 that covered its share of the costs of defending the lawsuits and funding the agreed settlements.

     On September 25, 1997, the Company received a subpoena from the United States Department of Justice informing it that the Department of Defense and other federal agencies had commenced an investigation with respect to the manufacture and sale of investment castings at the Company's Tilton, New Hampshire facility. The Company does not believe that the federal investigation is likely to result in a material adverse impact on the Company's financial condition or results of operations, although no assurance as to the outcome or impact of that investigation can be given.

N.   PENDING MERGER

     On May 17, 1999, Precision Castparts, Corp. ("PCC") and the Company announced that PCC has agreed to acquire 100 percent of the Company's common stock in a cash tender offer of $20 per share, valued at approximately $825,000,000, including the assumption of $104,000,000 of net debt. Upon completion of the tender offer and subsequent merger, Wyman-Gordon will become a wholly-owned subsidiary of PCC. The completion of the tender offer is conditioned upon the tender of at least two-thirds of the outstanding shares of Wyman-Gordon and certain other conditions, including compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976. PCC, headquartered in Portland, Oregon, is a worldwide manufacturer of complex metal components and products.

O.   SEGMENT INFORMATION

     In fiscal year 1999, the Company adopted Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information", which revises reporting and disclosure requirements for operating segments. The Statement requires that the Company present segment data based on the way that management organizes the businesses within the Company for making operating decisions and assessing performance. The three segments, based on markets served, are Aerospace, Energy and Other.

     Aerospace Market

     The Aerospace Products Segment produces components utilizing all of the Company's manufacturing disciplines: forging, investment casting and composites. The parts produced in this segment are used extensively by the major jet engine manufacturers and airframe builders within the commercial and military aircraft industry. A variety of engine parts produced by the Company include fan discs, compressor discs, turbine discs, seals, shafts, hubs, reversers and valves. Aerospace airframe components include landing gear, bulkheads, wing spars, engine mounts, struts, wing and tail flaps and bulkheads. The Company produces these components from titanium, nickel, steel, aluminum and composite materials.

     Energy Market

     The Company is a major supplier of products used in nuclear and fossil-fueled commercial power plants, co-generation projects and retrofit and life extension applications as well as in the oil and gas industry. Products produced within the energy product segment include extruded seamless thick wall pipe, connectors, and valves. The Company produces rotating components, such as discs and spacers, and valve components for land-based steam turbine and gas turbine generators.

     Other Market

     The Company manufactures a variety of products for defense related applications. Some of the products produced within this segment include steel casings for bombs and rockets, components for propulsion systems for nuclear submarines and aircraft carriers as well as pump, valve, structural and non-nuclear propulsion forgings. The Company manufactures extruded missile, rocket and bomb casings and supplies extruded products for nuclear submarines and aircraft carriers, including thick wall piping for nuclear propulsion systems, torpedo tubes and catapult launch tubes. The Company also manufactures products for commercial applications such as food processing, semiconductor manufacturing, diesel turbochargers and sporting equipment.

     The following table summarizes segment information:


                                      YEAR      YEAR      YEAR
                                     ENDED     ENDED     ENDED
                                   MAY 31,   MAY 31,   MAY 31,
                                      1999      1998      1997
Net sales
  Aerospace products               $705,763  $622,718  $475,131
  Energy products                   117,229   101,353    97,117
  Other products                     26,269    28,842    36,494
    Consolidated net sales         $849,261  $752,913  $608,742
EBITDA(1)
  Aerospace products               $101,053  $ 81,175  $ 75,013
  Energy products                    10,563    11,413     9,563
  Other products                      2,597     4,775     2,808
  Corporate                         (11,163)  (10,805)   (8,264)
    Total EBITDA                    103,050    86,558    79,120
  Depreciation and Amortization      27,576    23,473    20,872
  Other charges (credit)             13,745    (4,900)   23,083
  Interest expense                   14,234    12,548    10,822
    Income before income taxes
     and extraordinary item        $ 47,495  $ 55,437  $ 24,343



(1) Earnings before interest, taxes, depreciation, amortization, extraordinary items and other charges (credits).

     The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Expenses that are not directly identifiable to a business market are allocated. Common administrative expenses are allocated based on revenue, common period costs are allocated based on value added.

     In fiscal year 1998, the Company recorded an extraordinary loss, net of income tax benefit of $2,920,000, of $5,192,000. The extraordinary loss is not included in the segment EBITDAs for fiscal year 1998 disclosed above.

     The Company's management uses Revenues and EBITDA by business market as its primary information for decision-making purposes. The Company's revenues are predominantly generated in the Aerospace market segment. All plants with the exception of the Buffalo, New York facility, which has approximately $25,783,000 of total assets and generates all of its revenues from the Energy market segment, generate the majority of its revenues from the Aerospace market. Certain plants manufacture products for all segments; however, due to the significance of the Aerospace market segment (83% of revenues), assets of the Company are not managed by business markets but are managed on a plant-by-plant basis. Because the Company does not prepare and management does not use asset information by the segments identified, assets by segments are not presented in these financial statements.

     Certain information on a geographic basis follows:


                                      YEAR      YEAR      YEAR
                                     ENDED     ENDED     ENDED
                                   MAY 31,   MAY 31,   MAY 31,
                                      1999      1998      1997
                                          (000'S OMITTED)
REVENUES FROM UNAFFILIATED
  CUSTOMERS:
United States (including direct
  export sales)                    $771,961  $676,342  $541,456
United Kingdom                       77,300    76,571    67,286
                                   $849,261  $752,913  $608,742

EXPORT SALES:
United States direct export sales  $139,113  $118,407  $ 88,888

IDENTIFIABLE ASSETS (EXCLUDING
  INTERCOMPANY):

United States                      $509,174  $479,181  $390,540
United Kingdom                       62,190    63,759    54,777
General Corporate                    10,346     8,670     9,054
                                   $581,710  $551,610  $454,371


     General Electric Company ("GE") and United Technologies Corporation ("UT") have currently or historically each accounted for 10%, or more, of the Company's revenues as follows:


                   YEAR             YEAR              YEAR
                  ENDED            ENDED             ENDED
                MAY 31,          MAY 31,           MAY 31,
                   1999   %         1998   %          1997   %
                      (000's OMITTED, EXCEPT PERCENTAGES)
GE             $213,598  25     $169,894   23     $156,764   26
UT               (1)     (1)      76,786   10       60,921   10


(1)  Revenues for the year ended May 31, 1999 were less than 10%.

P.   SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Selected quarterly financial data for the years ended May 31, 1999 and 1998 were as follows:


                                     QUARTER
                            FIRST  SECOND    THIRD     FOURTH
                     (000'S OMITTED, EXCEPT PER-SHARE DATA)
YEAR ENDED MAY 31, 1999
Revenue                  $189,664  $238,829  $211,223  $209,545
Cost of goods sold        161,067   197,551   188,506   168,778
Other charges (credits)    (5,000)        -    18,990      (245)
Income (loss) from
  operations               20,117    26,920   (10,923)   26,838
Net income (loss)          11,852    15,046    (9,357)   19,487
Net income (loss) per
 share:
  Basic                       .32       .41      (.26)      .55
  Diluted                     .32       .41      (.26)      .54
YEAR ENDED MAY 31, 1998
Revenue                  $180,009  $189,370  $181,764  $201,771
Cost of goods sold        146,764   157,422   159,229   173,852
Other charges (credits)    (1,900)   (3,000)        -         -
Income from operations     21,750    21,771     9,577    15,794
Income before extra-
  ordinary item            11,859    13,336     3,963     9,924
Extraordinary item,
  net of tax                    -         -    (5,192)        -
Net income (loss)          11,859    13,336    (1,229)    9,924
Basic net income per
  share:
  Income before extra-
    ordinary item             .33       .37       .11       .27
  Net income (loss)           .33       .37      (.03)      .27
Diluted net income per
  share:
  Income before extra-
    ordinary item             .32       .36       .11       .27
  Net income (loss)           .32       .36      (.03)      .27


ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The executive officers and directors of the Company are as follows:


NAME                           AGE      POSITION
David P. Gruber                57       Chairman and Chief
                                        Executive Officer
J. Douglas Whelan              60       President, Chief
                                        Operating Officer and
                                        Director
William T. McGovern            52       Vice President, Human
                                        Resources
Sanjay N. Shah                 48       Vice President, Corporate
                                        Strategy Planning
                                        and Business Development
J. Stewart Smith               57       President,
                                        Turbine Products
Colin Stead                    60       Senior Vice President,
                                        Quality and Technology
Wallace F. Whitney, Jr.        56       Vice President, General
                                        Counsel and Clerk
Frank J. Zugel                 54       President, Structural
                                        and Energy Products
E. Paul Casey                  69       Director
Warner S. Fletcher             54       Director
Robert G. Foster               61       Director
Charles W. Grigg               60       Director
M Howard Jacobson              66       Director
Robert L. Leibensperger        60       Director
Andrew E. Lietz                60       Director
David A. White, Jr.            57       Director


     DAVID P. GRUBER was elected Chairman and Chief Executive Officer of the Company on October 15, 1997, having previously served as President and Chief Executive Officer since May 1994 and as President and Chief Operating Officer since he joined the Company in October 1991. Director of the Company since 1992. Term expires in 2001. Prior to joining the Company, Mr. Gruber served as Vice President, Advanced Ceramics, of Compagnie de Saint Gobain (which acquired Norton Company in 1990), a position he held with Norton Company since 1987. Mr. Gruber previously held various executive and technical positions with Norton Company since 1978. He is a Director of State Street Corporation, a Trustee of the Manufacturers' Alliance for Productivity and Innovation, and a member of the Mechanical Engineering Advisory Committee of Worcester Polytechnic Institute.

     J. DOUGLAS WHELAN was elected President and Chief Operating Officer of the Company on October 15, 1997, having previously served as President, Forgings since he joined the Company in March 1994. Director of the Company since 1998. Term expires in 2001. Prior to joining the Company, he had served for a short time as the President of Ladish Co., Inc., a forging company in Cudahy, Wisconsin, and prior thereto, had been Vice President, Operations of Cameron Forged Products Company, with which company and its predecessors he had been employed since 1965 in various executive capacities. Mr. Whelan is a Director of Sifco Industries, Inc. and a member of the President's Council of Manufacturers Alliance.

     WILLIAM T. MCGOVERN joined the Company in 1999 as Vice President, Human Resources. Prior to that time, he had served as Vice President, Human Resources, Contract and Commercial SBU of Staples, Inc. since 1995. From 1994 to 1995 he had been employed as Training Director for the City of Worcester, Massachusetts.

     SANJAY N. SHAH was elected Vice President, Corporate Strategy Planning and Business Development in May 1994, having previously served as Vice President and Assistant General Manager of the Company's Aerospace Forgings Division. He has held a number of executive, research, engineering and manufacturing positions at the Company since joining the Company in 1975.

     J. STEWART SMITH was elected President, Turbine Products of the Company in January 1999, having previously served as President, Manufacturing since 1997 and before then as Vice President, Manufacturing and Engineering of the Forgings Division since he joined the Company in 1994. Prior to that time, Mr. Smith had held various technical and manufacturing positions with Cameron and its predecessors since joining that company in 1978.

     COLIN STEAD was elected Senior Vice President, Quality and Technology of the Company on October 15, 1997, having previously served as Vice President, Quality and Metallurgy of the Forgings Division since 1994. Prior thereto, he had served in various technical and quality positions with Cameron and its predecessors since joining that company in 1984.

     WALLACE F. WHITNEY, JR. joined the Company in 1991. Prior to that time, he had been Vice President, General Counsel and Secretary of Norton Company since 1988, where he had been employed in various legal capacities since 1973.

     FRANK J. ZUGEL was elected President, Structural and Energy Products of the Company in January, 1999, having previously served as President, Marketing since 1997 and before then as President, Investment Castings, since he joined the Company in 1993. Prior to that time, he had served as President of Stainless Steel Products, Inc., a metal fabricator for aerospace applications, since 1992.

     E. PAUL CASEY, Chairman and General Partner, Metapoint Partners, Peabody, Massachusetts (an investment partnership which he established in 1988), has been a Director of the Company since 1993. Term expires in 1999. He served as Vice Chairman of Textron, Inc. from 1986 to 1987 and as Chief Executive Officer and President of Ex-Cell-O Corporation during 1978 to 1986. Mr. Casey is a Director of Comerica, Inc. and Hood Enterprises, Inc., a Trustee of Henry Ford Health Care System and President of the Hobe Sound, Florida Community Chest.

     WARNER S. FLETCHER, Attorney and Director of the law firm of Fletcher, Tilton & Whipple, P.C., Worcester, Massachusetts, has been a Director of the Company since 1987. Term expires in 1999. Mr. Fletcher is an Advisory Director of Bank of Boston, Worcester. He is also Chairman of The Stoddard Charitable Trust, a Trustee of The Fletcher Foundation, the George I. Alden Trust, Worcester Polytechnic Institute, Worcester Foundation for Experimental Biology, Bancroft School and the Worcester Art Museum.

     ROBERT G. FOSTER, President, Chief Executive Officer and Chairman of the Board of Commonwealth BioVentures, Inc., Portland, Maine (a venture capital company engaged in biotechnology) since 1987. Director of the Company since 1989. Term expires 2000. He is also a Director of United Timber Corp., Meridian Medical Technologies, Phytera, the Small Enterprise Growth Fund for the State of Maine, Intellicare American and Epic Pharmaceuticals.

     CHARLES W. GRIGG, Chairman and Chief Executive Officer of SPS Technologies, Inc. (a manufacturer of high technology products in the field of fastening, precision components and materials handling), was elected a Director in 1996. Term expires 2000. Prior to joining SPS Technologies in 1993, Mr. Grigg spent ten years at Watts Industries, Inc. (a Massachusetts manufacturer of valves for industrial applications), the last nine of which as President and Chief Operating Officer.

     M HOWARD JACOBSON, Senior Advisor, Bankers Trust, New York, has been a Director of the Company since 1993. Term expires in 1999. Mr. Jacobson was for many years President and Treasurer and a Director of Idle Wild Foods, Inc. until that company was sold in 1986. Mr. Jacobson is a Director of Allmerica Financial Corporation and Stonyfield Farm, Inc. He is Chairman of the Overseers of WGBH Public Broadcasting, the Massachusetts Biotechnology Research Institute, a Trustee of the Worcester Foundation for Biomedical Research, a Trustee of the Worcester Polytechnic Institute, UMass Memorial Healthcare and a member of the Harvard University Overseers' Committee on University Resources. He is also a member of the Commonwealth of Massachusetts Board of Higher Education.

     ROBERT L. LEIBENSPERGER, Executive Vice President, Chief Operating Officer and President -- Bearings of The Timken Company, Canton, Ohio (a manufacturer of precision bearings.) Mr. Leibensperger joined the Company's Board of Directors in January 1998. Term expires 2001. Mr. Leibensperger has been employed by The Timken Company since 1960, where he has held various research, engineering, sales and marketing, and executive positions. Mr. Leibensperger is a member of the American Bearing Manufacturers Association Executive Committee, the Council on Competitiveness Global R&D Committee, the Stark County (Ohio) Capital Campaigns Committee, the Cultural Center for the Arts (Canton, Ohio) House & Grounds Committee and the Goodwill Industries (Canton, Ohio) Transportation Services Committee.

     ANDREW E. LIETZ, President and Chief Executive Officer and Director of HADCO Corporation, Salem, New Hampshire. (Manufacturer of electronic interconnect products.) Mr. Lietz joined the Company's Board of Directors in January 1998. Term expires in 2001. Mr. Lietz has held various executive positions with HADCO Corporation since 1984. He is director of EnergyNorth, Inc., Business and Industry Association and National Electronics Manufacturing Initiative, as well as a member of the advisory Board of the University of New Hampshire Whittemore School of Business and the Executive Committee of New Hampshire Industrial Research Center.

     DAVID A. WHITE, JR., Senior Vice President of Strategic Planning for Cooper, was elected a Director in 1996. Term expires in 1999. Since joining Cooper as a Planning Analyst in 1971, Mr. White has served in various planning and finance capacities. In 1980, he was named Vice President and General Manager of the Cooper Power Tools Division and in 1988 he became Vice President, Corporate Planning and Development. He assumed his present position in 1996. Mr. White serves as Vice Chairman of the Strategic Planning and Development Council of the Manufacturers' Alliance for Productivity and Innovation.

     In addition to the executive officers of the Company, David J. Sulzbach, who has been employed by the Company in various financial capacities since 1977, serves as Corporate Controller and Principal Accounting Officer of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports and amendments thereto furnished to the Company and written representations that no other reports were required during, or with respect to, the Company's fiscal year ended May 31, 1999, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were satisfied except for the Securities and Exchange Commission filings on Form 4 for Mr. Gruber and a former director of the Company which were not timely filed. Such filings, have been subsequently corrected.

ITEM 11.  EXECUTIVE COMPENSATION

     The remuneration of the Company's Chief Executive Officer and each of the four most highly compensated executive officers at May 31, 1999 for services rendered to the Company during its fiscal year then ended and the Company's prior two fiscal years ended May 31, 1998 and 1997 is reported in the table set forth below.


                        SUMMARY COMPENSATION TABLE

                                                        ALL

  NAME AND         FISCAL       ANNUAL         LONG-    OTHER
  PRINCIPAL        YEAR       COMPENSATION     TERM     COMPEN-
  POSITION         ENDED     SALARY   BONUS    AWARDS   SATION(1)
David P. Gruber   05/31/99  $491,797 $ 85,500     -     $11,909
 Chairman and     05/31/98   458,340   85,500     -      24,738
 Chief Executive  05/31/97   400,004  286,875     -      16,001
 Officer

J. Douglas Whelan 05/31/99   309,711   45,000     -      13,566
 President and    05/31/98   295,833   45,000     -      18,144
 Chief Operating  05/31/97   242,333  123,750     -      14,677
 Officer

J. Stewart Smith  05/31/99   194,108   24,700     -      68,892
 President,       05/31/98   174,853   68,980     -       6,958
 Turbine Products 05/31/97   142,850  208,320     -       5,482

Wallace F.

 Whitney, Jr.     05/31/99   191,000   20,460     -       8,124
 Vice President,  05/31/98   184,168   20,460     -       9,744
 General Counsel  05/31/97   173,340   78,000     -       6,827
 and Clerk

Frank J. Zugel    05/31/99   223,724   28,600     -      13,179
 President,       05/31/98   215,004   28,600     -      13,110
 Structural and   05/31/97   198,335   76,200     -       9,569
 Energy Products


(1) Consists of group term life insurance premiums, the value of the shares allocated to the executive's account under the Company's Savings/Investment Plan and Deferred Compensation Plan as a matching contribution, in the case of Mr. Smith and Mr. Whelan moving expense reimbursement and related income tax gross up in 1999 and 1998, respectively, and in the case of Mr. Zugel, car allowance.

     During the Company's fiscal year ended May 31, 1999 Messrs. Gruber, Whelan, Smith, Whitney and Zugel were not granted any stock options because such officers participate in the Executive Long-Term Incentive Plan (the "LTIP") described below.

     The following table relates to aggregate grants of options under the 1997 Long-Term Incentive Plan and predecessor plans.

                       AGGREGATE OPTION EXERCISES IN
                      THE COMPANY'S 1999 FISCAL YEAR
                      AND MAY 31, 1999 OPTION VALUES


                                                      VALUE OF
                                      NUMBER OF      UNEXERCISED
                  NO. OF             UNEXERCISED     IN-THE-MONEY
                  SHARES               OPTIONS         OPTIONS
                 ACQUIRED             AT 5/31/99     AT 5/31/99
                    ON      VALUE    (EXERCISABLE/   (EXERCISABLE/
   NAME          EXERCISE  REALIZED  UNEXERCISABLE)  UNEXERCISABLE)
D.P. Gruber         -         -     148,750/29,250 $  638,765/$78,609
J.D. Whelan         -         -      54,000/19,750 $  270,125/$53,078
J.S. Smith          -         -       7/364/11,539 $   49,700/$29,569
W.F. Whitney, Jr. 5,000    $43,000  122,375/14,625 $1,055,508/$39,305
F.J. Zugel        6,000    $93,000   87,109/19,750 $  323,142/$53,078


AGREEMENTS WITH MANAGEMENT

     Chairman and Chief Executive Officer

     At the time of his election as President and Chief Executive Officer in 1994, Mr. Gruber and the Company entered into an agreement that provides for a two year rolling term of employment and for continuation of employee benefits in the event of termination of his employment under specified conditions. Mr. Gruber and the Company have also entered into a severance agreement, a performance share agreement and irrevocable trust arrangement, as well as the agreements pursuant to the LTIP. In addition, when Mr. Gruber became Chief Executive Officer the Compensation Committee of the Company's Board of Directors ("the Committee") granted him 150,000 shares under a performance share agreement at which time the Company's stock price was $5.125 per share. The shares granted to Mr. Gruber pursuant to this agreement were subject to restrictions. Under the performance share agreement, the shares vested in Mr. Gruber only if he remained in the employ of the Company for a period of five years and if the Company's stock reached target price levels of at least $10 per share with full vesting at $12 per share. The $12 target has been achieved, and consequently the Committee approved an arrangement whereby the 150,000 shares were transferred to an irrevocable trust that held the shares until May 24, 1999 when they were distributed to Mr. Gruber. Mr. Gruber sold 70,500 of such shares in May 1999 to provide funds for the payment of income taxes due upon the distribution of shares to him. Mr. Gruber now beneficially owns 123,030 Shares, including the shares issued to him in accordance with his performance share agreement and the 28,500 shares granted to him under the LTIP. In addition, Mr. Gruber has been granted options to purchase a total of 178,000 shares.

       Severance Agreements

     The Company has entered into severance agreements with each of its executive officers and with Mr. Sulzbach that would provide such officers with specified benefits in the event of termination of employment within three years following a change of control of the Company when both employment termination and such change in control occur under conditions defined in the agreements. Such benefits include a payment equal to a maximum of 250% of the executive officer's annual compensation, continuation of insurance coverage for up to twenty-four months following termination and accelerated vesting of existing options and stock appreciation rights and certain benefits under the Company's deferred compensation plan. No benefits are payable under the severance agreements in the event of an executive officer's termination for cause, in the event of retirement, disability or death or in cases of voluntary termination in circumstances other than those specified in the agreements that would entitle an executive officer to benefits. At its meeting on March 17, 1999, the Committee amended the severance agreements to provide that following a "change of control" of the Company SERP benefits (described below under "Pension Benefits") for SERP participants will continue to accrue for a period of two years following a qualifying termination of employment.

     Executive Long-Term Incentive Plan

     In 1996 the Committee developed an Executive Long-Term Incentive Plan ("LTIP") which results in significant payouts to the participants if significant price appreciation in the Company's stock is achieved. Under the LTIP the Company's executive officers (including Messrs. Gruber, Whelan, Smith, Whitney and Zugel) and other key executives will not participate in the annual grant of stock options for the five year term of the LTIP. The LTIP provides for a one-time grant of stock options which are the normal options under the Company's stock option plans except that they vest in equal installments over four years rather than three. The second element of the LTIP consists of performance stock options that are ten year options that vest upon the achievement of certain stock prices. For example, 10% of the performance stock options vest if the stock reaches $21.00 per share, and at $30.00 per share the performance stock options become fully vested. In any event, the options vest seven years after the date of grant. The third element of the LTIP consists of performance shares which are subject to risk of loss and forfeiture if the price of the shares does not achieve certain price levels. The price levels are the same as under the performance stock options, and if the stock reaches a price of $21.00 per share, 10% of the performance shares vest and are not subject to forfeiture. Similarly if the price reaches $30.00 per share, the performance shares vest in their entirety. If the stock fails to reach the target levels during the five year term of the LTIP, then the performance shares are forfeited to the extent the target levels have not been attained. At the time of the grants to executive officers under the LTIP on April 17, 1996, the price of the Company's stock was 16 5/8 per share.

     As of September 15, 1997 the price of the Company's stock had reached the $27 per share level and therefore 80% of the performance stock options have vested and restrictions on 80% of the performance shares have lapsed. Under the terms of the LTIP, the Committee has granted 202,125 stock options, 928,375 performance stock options, and 226,800 performance shares, including the grant to Mr. Gruber of 25,000 stock options, 115,000 performance stock options and 28,500 performance shares. In the event of a change of control of the Company, including a change of control resulting from the PCC tender offer, any remaining invested stock options and performance stock options immediately vest and any and all restrictions lapse. At its meeting on May 13, 1999 the Committee voted that in the event that a "change of control" of the Company results from the PCC tender offer the remaining 20% of the performance shares that had not previously vested shall vest and the restrictions or such shares shall lapse.

     As a result of the consummation of the transactions contemplated by the Merger Agreement with PCC unvested performance shares under the LTIP and unvested options set forth in the following table held by the officers will become fully vested.


                           NUMBER
                             OF         NUMBER      OPTION
                           PERFORM-       OF        SHARES
                            ANCE        OPTION      EXERCISE
        NAME               SHARES       SHARES      PRICE($)
David P. Gruber            5,700        29,250      16.625
J. Douglas Whelan          3,800        19,750      16.625
William T. McGovern            -        15,000       9.875
Sanjay N. Shah             2,800        14,625      16.625
J. Stewart Smith           1,820        11,539      16.75
Colin Stead                1,820        11,539      16.75
David J. Sulzbach          1,820        11,539      16.75
Wallace F. Whitney, Jr.    2,800        14,625      16.625
Frank J. Zugel             3,800        19,750      16.625



PENSION BENEFITS

     Salaried employees and executive officers of the Company participate in the Company's qualified defined benefit pension plan (the "Plan"). Under the terms of the Plan each eligible employee receives a retirement benefit based on the number of years of his or her credited service (to a maximum 35 years) and average annual total earnings (salary plus incentive bonus only) for the five consecutive most highly paid years during the ten years preceding retirement. In addition, the executive officers covered by the Summary Compensation Table and certain other key executives designated by the Committee are eligible to receive benefits under the Supplemental Retirement Plan for Senior Executives (the "SERP"). Under the SERP, participants who have been employed by the Company for at least five years who retire at age 62 are entitled to receive a pension equal to their highest average annual earnings during any preceding 60- consecutive month period multiplied by 4% for each year of service up to ten years and 2% per year from ten to fifteen years. This supplemental benefit is reduced if the participant retires prior to age 62 and is further reduced by benefits payable under the Company's qualified pension plan and by social security payments. If the Committee so determines, payments under the SERP may be terminated if a retired participant becomes "substantively employed," as defined in the SERP, by another employer before age 65. The following table indicates the aggregate estimated annual benefit payable, as single life annuity amounts, under both the Plan and the SERP to participants retiring in various categories of earnings and years of service. To the extent that an annual retirement benefit exceeds the limits imposed by the Internal Revenue Code, the difference will be paid from the general operating funds of the Company.

     As of May 31, 1999, the individuals named in the Summary Compensation Table had full credited years of service with the Company as follows: Mr. Gruber, seven years; Mr. Whelan, five years; Mr. Smith, five years; Mr. Whitney, eight years, and Mr. Zugel, six years.

                             PENSION BENEFITS


                                YEARS OF SERVICE

                                                     15 AND
REMUNERATION                  5           10          ABOVE
$250,000                    50,000      100,000      125,000
 350,000                    70,000      140,000      175,000
 450,000                    90,000      180,000      225,000
 550,000                   110,000      220,000      275,000
 650,000                   130,000      260,000      325,000
 750,000                   150,000      300,000      375,000



TOTAL STOCKHOLDER RETURN

    The graph presented below compares the yearly percentage change in the Company's cumulative total stockholder return, assuming dividend reinvestment, with the cumulative total return of the Dow Jones Equity Market Index, a broad market index, and the Dow Jones Aerospace & Defense Sector index, which includes several of the Company's most significant customers and other aerospace industry companies, for the five-year period ending May 31, 1999.

     The Stock Performance Graph assumes an investment of $100 in each of the Company and the two indices, and the reinvestment of any dividends. The historical information set forth below is not necessary indicative of future performance.

           COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
            WYMAN-GORDON COMPANY, DOW JONES EQUITY MARKET INDEX
                AND DOW JONES AEROSPACE AND DEFENSE SECTOR


                         5/27/94     6/2/95       5/31/96
Aerospace & Defense      100         139.5        207.1
Equity Mkt Index         100         119.4        153.7
Wyman-Gordon Co.         100         175.7        273.8



                         5/30/97     5/29/98      5/28/99
Aerospace & Defense      250.3       266.8        251.5
Equity Mkt Index         197.7       259.5        314.8
Wyman-Gordon Co.         356.9       311.8        302.9


COMPENSATION COMMITTEE REPORT

     OVERALL POLICY

     The Compensation Committee (the "Committee") of the Board of Directors is composed entirely of non-employee directors. The Committee is responsible for setting and administering the policies that govern the Company's executive compensation and stock ownership programs.

     The Company's executive compensation program is designed to be closely linked to corporate performance and return to stockholders. To this end, the Company maintains an overall compensation policy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified annual performance goals and to appreciation in the Company's stock price. The overall objectives of this strategy are to attract and retain talented executives, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and stockholder interests through equity based incentive plans and finally to provide a compensation package that recognizes individual contributions as well as overall business results.

     The Committee approves the compensation of David P. Gruber, Chairman and Chief Executive Officer, and corporate executives, including Messrs. Whelan, Smith, Whitney and Zugel, who report to Mr. Gruber. The Committee also sets policies in order to ensure consistency throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is determined by the Committee (other than Mr. Gruber), the Committee takes into account Mr. Gruber'sevaluation of their performance.

     There are three principal elements of the Company's executive compensation program: base salary, annual bonus and long-term stock-based incentives consisting of stock options and performance share grants. The Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Mr. Gruber, are discussed below. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation package provided by the Company to the individual, including pension benefits, supplemental retirement benefits, savings plans, severance plans, insurance and other benefits, as well as the programs described below. In carrying out its responsibilities the Committee has in recent years obtained advice from William M. Mercer & Co. and Towers Perrin, compensation consulting firms.

BASE SALARIES

     Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace, including a comparison to base salaries for comparable positions at other companies.

     Annual salary adjustments are determined by evaluating the performance of the Company and of each executive officer, and also take into account changed responsibilities. The Committee also uses industry surveys to assist in ensuring that executive salaries are consistent with industry practice.

     Mr. Gruber serves as Chairman and Chief Executive Officer of the Company pursuant to a May 16, 1994 Employment Agreement. Mr. Gruber's Employment Agreement calls for the payment of an annual base salary of $300,000 during his service as the Company's Chief Executive Officer or such higher amount as the Board may determine. The Committee and the Board have set Mr. Gruber's annual salary to $510,000 and have voted to increase such annual salary to $525,000 effective October 1999.

ANNUAL BONUS

     The Company maintains a Management Incentive Plan ("MIP") under which executive officers are eligible for an annual cash bonus. The Committee approves individual employee's participation in, and awards under, the MIP based on recommendations of Mr. Gruber. The Committee established goals for earnings per share and return on investment as the basis of MIP payouts for fiscal year 1999. In addition, the Committee retained a 20% discretionary factor in determining annual incentive compensation. Under the MIP, Mr. Gruber can receive an incentive payment up to 90% of his base salary. For other participants in the MIP, the maximum bonus opportunities range from 55% to 75% of base salary. The Company did not meet its goals for earnings per share and return on investment for fiscal year 1999 primarily because of the costs of the Houston accident settlement and aftereffects of the 29,000 ton press outage.

Recognizing, however, the efforts by management on behalf of the Company and its shareholders, the Committee authorized bonus payments equal to the bonus payments that the MIP participants received for fiscal year 1998. As a result, Mr. Gruber earned a bonus of $85,500 for fiscal year 1999 while other executive officers earned bonuses ranging from 10% to 14% of base salary.

STOCK BASED COMPENSATION

     Under the Company's 1997 Long-Term Incentive Plan, which was approved by stockholders at the 1997 Annual Meeting of Stockholders, and under predecessor plans, options with respect to the Company's common stock may be granted to the Company's key employees. In addition, the Committee may grant other stock-based awards such as restricted shares, performance shares, stock appreciation rights, phantom shares, performance units and bonus awards. The Committee sets guidelines for the size of awards based on similar factors, including industry surveys, as those used to determine base salaries and annual bonus.

     Stock-based compensation is designed to align the interests of executives with those of the stockholders. The approach is designed to provide an incentive for the creation of stockholder value since the benefit of the compensation package cannot be realized unless stock price appreciates. In the past the Committee has made annual grants of stock options, and during the Company's 1999 Fiscal Year the Committee granted options to a total of 147 key employees. The Committee believes that broad dissemination of options within the Company enhances the benefits to the Company of stock-based incentives. The Committee also believes that significant equity interests in the Company held by the Company's management align the interests of stockholders and management and foster an emphasis on the creation of stockholder value.

     In order to focus on the creation of long-term stockholder value, and with the advice of Towers Perrin, in 1996 the Committee developed the LTIP (described above), which results in significant payouts to the participants if significant price appreciation in the Company's stock is achieved. Under the LTIP the Company's executive officers (including Messrs. Gruber, Whelan, Smith, Whitney and Zugel) and other key executives do not participate in the annual grant of stock options for the five year term of the LTIP. Stock grants to Mr. Gruber and other officers under the LTIP and under other plans and agreements are described above on pages 85-87.

TAX MATTERS

     The Omnibus Budget Reconciliation Act of 1993 imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its five most highly compensated officers. The Committee intends to try to preserve the tax deductibility of all executive compensation while maintaining the Company's compensation program as described in this report. Towards this end the Company's 1997 Long-Term Incentive Plan approved by the shareholders at the 1997 Annual Meeting of Shareholders has been designed in such a manner so that awards thereunder to the Company's executive officers, including LTIP awards, will qualify as performance-based compensation and, therefore, deductible by the Company.

CONCLUSION

     Through the incentive and stock-based option programs described above, a significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to corporate performance and return to stockholders.

                                E. Paul Casey, Chairman
                                Charles W. Grigg
                                Andrew E. Lietz

ITEM 12. SHARES OF COMPANY STOCK BENEFICIALLY OWNED BY CERTAIN
OWNERS AND BY MANAGEMENT

     The following table sets forth as of July 31, 1999 (except as otherwise indicated) certain information regarding the beneficial ownership of the Shares of the Company's common stock by (i) each person or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of 5% or more of the outstanding Shares, (ii) each of the Company's directors, nominees for director and executive officers and (iii) all directors and executive officers as a group. Except as otherwise indicated, each person listed below has sole voting and investment power over the shares of Common Stock shown as beneficially owned.


                            NUMBER OF      OPTIONS
                              SHARES      EXERCISABLE   PERCENT
                           BENEFICIALLY     WITHIN         OF
NAME                          OWNED(1)      60 DAYS     CLASS(2)
ICM Asset Management,
 Inc.(3)                    3,649,523            -       10.3%
601 W. Main Ave.
Suite 600
Spokane, WA 99201

Scudder Kemper
 Investments, Inc.(4)       2,130,500            -        6.0%
345 Park Ave.
New York, NY  10154

Directors and Officers:
 E. Paul Casey                 25,372        3,999
 Warner S. Fletcher(5)(6)   2,684,349        3,999        7.6%
 Robert G. Foster               1,072        3,999
 Charles W. Grigg               3,372        1,666
 David P. Gruber              123,030      148,750
 M Howard Jacobson              1,372        3,999
 Robert L. Leibensperger        1,372          666
 Andrew E. Lietz                5,372          666
 William T. McGovern                -            -
 Sanjay N. Shah                14,247      151,340
 J. Stewart Smith              10,010        9,395
 Colin Stead                   15,040       25,792
 J. Douglas Whelan             24,491       54,000
 David J. White, Jr.            1,500        1,666
 Wallace F. Whitney, Jr.       12,507      122,375
 Frank J. Zugel                24,463       75,709
 All directors and
  executive officers as
  a group(5)(6)               744,956      608,021        3.7%


(1) The address of all directors and executive officers is Wyman-Gordon Company, 244 Worcester Street, North Grafton, MA 01536.

(2) Unless other wise indicated, less than one percent. Includes exercisable options.

(3) Based on information contained in Schedule 13G filed by ICM Asset Management, Inc. with the Securities and Exchange
     Commission on March 10, 1999.

(4) Based on information contained in a Schedule 13G filed by Scudder Kemper Investments, Inc. with the Securities and Exchange Commission on February 16, 1999.

(5) Warner S. Fletcher is one of the five trustees of The Stoddard Charitable Trust (the "Stoddard Trust"), a charitable trust which owns 1,458,000 Shares. The Shares owned by the Stoddard Trust are therefore reported in the above table. Mr. Fletcher disclaims any beneficial interest in the Shares owned by the Stoddard Trust.

(6) Mr. Fletcher is a trustee of the Fletcher Foundation, which hold 311,000 Shares and of other trusts that hold 119,880 Shares for the benefit of Judith S. King, a former director of the Company, and her sister, who are his cousins, and 313,733 Shares for the benefit of his sister. Although the Shares owned by the Fletcher Foundation and by such trusts are therefore reported in the above table, Mr. Fletcher disclaims beneficial ownership of such Shares.

     CHANGE OF CONTROL

     On May 17, 1999, the Company and Precision Castparts Corp. ("PCC") entered into a Merger Agreement pursuant to the terms of which WGC Acquisition Corp., a wholly owned subsidiary of PCC, commenced on May 21, 1999, a cash tender offer for all of the outstanding shares of common stock of the Company at a price of $20.00 per share. Consummation of the tender offer is subject, among other things, to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). PCC and the staff of the Federal Trade Commission (the "FTC") have agreed that PCC will not consummate the tender offer until ten calendar days after PCC has notified the FTC of its intent to complete the transaction. PCC has also agreed that it will not provide such notice until at least 3:00 p.m. Eastern Time on August 24, 1999. The agreement regarding timing is intended to provide additional time for PCC to negotiate with the FTC.

     As a result, the expiration date of the tender offer has been extended until midnight, New York City time, on September 10, 1999; provided, however, that if the applicable waiting period (and any extension thereof) under the HSR Act in respect of the tender offer is terminated prior to August 31, 1999, the expiration date of the tender offer will be the date that is ten business days immediately following public disclosure of the expiration or termination of the waiting period under the HSR Act. As of August 20, 1999, approximately 21,873,878 shares of common stock of the Company had been tendered in the tender offer. This constitutes approximately 62.6% of the Company's outstanding shares as of the commencement of the tender offer.

     WGC Acquisition Corp. has also made a tender offer for the Company's outstanding 8% Senior Notes due 2007 and has extended the Senior Notes tender offer to coincide with the extension of the tender offer for the Company's common stock.

     For further information concerning the tender offer, see the Company's
Schedule 14D-9, Solicitation/Recommendation Statement Pursuant to the Section 14(d)(4) of the Securities Exchange Act of 1934 and the amendments to said
Schedule 14D-9.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     None

                                  PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON
FORM 8-K

     (a)(1) Documents Filed as a Part of this Report


                                                        PAGES
1.   Financial Statements:
       Report of Management                              38
       Report of Independent Auditors                    39
       Consolidated Statements of Income                 40
       Consolidated Balance Sheets                       41
       Consolidated Statements of Cash Flows             42
       Consolidated Statements of Stockholders' Equity   43
       Consolidated Statements of Comprehensive Income   45
       Notes to Consolidated Financial Statements        46



     (a)(2) Schedules

     Valuation and qualifying accounts are not material to the Company's consolidated financial statements. All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

2.   Exhibits:

     Exhibits to the Form 10-K have been included only with the copies of the Form 10-K filed with the Commission. Upon request to the Company and payment of a reasonable fee, copies of the individual exhibits will be furnished.


                               EXHIBIT INDEX

EXHIBIT                   DESCRIPTION                                                PAGE
 3.A    Restated Articles of Organization of Wyman-Gordon Company - incorporated by reference to Exhibit 3A to the Company's Form 10-K for the year ended
        June 3, 1995.                                                                -
 3.B    Bylaws of Wyman-Gordon Company, as amended through May 24, 1994 -
        incorporated by reference to Exhibit 3B to the Company's Form 10-K for
        the year ended June 3, 1995.                                                 -
 4.A    Amended and Restated Rights Agreement, dated as of January 10, 1994 between the Company and State Street Bank & Trust Company, as Rights
        Agent - incorporated by reference to Exhibit 1 to the Company's Report
        on Form 8-A/A dated January 21, 1994.                                        -
 4.B    Indenture dated as of March 16, 1993 among Wyman-Gordon Company, its
        Subsidiaries and State Street Bank and Trust Company as Trustee with respect to Wyman-Gordon Company's 10 3/4% Senior Notes due 2003 -
        incorporated by reference to Exhibit 4C to the Company's Report on Form
        10-K for the year ended December 31, 1992.                                   -
 4.C    10 3/4% Senior Notes due 2003. Supplemental Indenture dated May 19, 1994
        - incorporated by reference to Exhibit 5 to the Company's Report on Form
        8-K dated May 26, 1994.                                                      -
 4.D    10 3/4% Senior Notes due 2003. Second Supplemental Indenture and
        Guarantee dated May 27, 1994 - incorporated by reference to the
        Company's Report on Form 8-K dated May 26, 1994.                             -
 4.E    Instruments defining the rights of holders of long-term debt are omitted pursuant to paragraph (b)(4)(iii) of Regulation S-K Item 601. The
        Company agrees to furnish such instruments to the Commission upon
        request.                                                                     -
 4.F    10 3/4% Senior Notes due 2003. Third Supplemental Indenture dated
        December 9, 1997.                                                            -
 4.G    Indenture dated as of December 15, 1997 among Wyman-Gordon Company, its
        Subsidiaries and State Street Bank and Trust Company as Trustee with
        respect to Wyman-Gordon Company's 8% Senior Notes due 2007.                  -



EXHIBIT                   DESCRIPTION                                                PAGE
 4.H    8% Senior Notes due 2007. Supplemental Indenture dated December 15,
        1997.                                                                        -
 10.A   J. Stewart Smith, Performance Stock Option Agreement under the
        Wyman-Gordon Company Long-term Incentive Plan dated July 16, 1996
        incorporated by reference on Form 10-K dated May 31, 1998.                   -
 10.B   David P. Gruber, Performance Stock Option Agreement under the
        Wyman-Gordon Company Long-term Incentive Plan dated April 17, 1996 incorporated by reference to Exhibit 10.H of the Company's Report on
        Form 10-K dated May 31, 1996.                                                -
 10.C   Sanjay N. Shah, Performance Stock Option Agreement under the
        Wyman-Gordon Company Long-term Incentive Plan dated April 17, 1996 incorporated by reference to Exhibit 10.I of the Company's Report on
        Form 10-K dated May 31, 1996.                                                -
10.D    J. Douglas Whelan, Performance Stock Option Agreement under the
        Wyman-Gordon Company Long-term Incentive Plan dated April 17, 1996 incorporated by reference to Exhibit 10.J of the Company's Report on
        Form 10-K dated May 31, 1996.                                                -
 10.E   Wallace F. Whitney, Jr, Performance Stock Option Agreement under the
        Wyman-Gordon Company Long-term Incentive Plan dated April 17, 1996 incorporated by reference to Exhibit 10.K of the Company's Report on
        Form 10-K dated May 31, 1996.                                                -
 10.F   Frank J. Zugel, Performance Stock Option Agreement under the
        Wyman-Gordon Company Long-term Incentive Plan dated April 17, 1996 incorporated by reference to Exhibit 10.L of the Company's Report on
        Form 10-K dated May 31, 1996.                                                -
 10.G   J. Stewart Smith, Performance Share Agreement under the Wyman-Gordon
        Company Long-term Incentive Plan dated July 16, 1996 incorporated by reference to Exhibit 10.M of the Company's Report on Form 10-K dated May
        31, 1998.                                                                    -
 10.H   David P. Gruber, Performance Share Agreement under the Wyman-Gordon
        Company Long-term Incentive Plan dated April 17, 1996 incorporated by reference to Exhibit 10.N of the Company's Report on Form 10-K dated May
        31, 1996.                                                                    -



EXHIBIT                   DESCRIPTION                                                PAGE

 10.I   Sanjay N. Shah, Performance Share Agreement under the Wyman-Gordon
        Company Long-term Incentive Plan dated April 17, 1996 incorporated by reference to Exhibit 10.O of the Company's Report on Form 10-K dated May
        31, 1996.                                                                    -
 10.J   J. Douglas Whelan, Performance Share Agreement under the Wyman-Gordon
        Company Long-term Incentive Plan dated April 17, 1996 incorporated by reference to Exhibit 10.P of the Company's Report on Form 10-K dated May
        31, 1996.                                                                    -
 10.K   Wallace F. Whitney, Jr., Performance Share Agreement under the
        Wyman-Gordon Company Long-term Incentive Plan dated April 17, 1996 incorporated by reference to Exhibit 10.Q of the Company's Report on
        Form 10-K dated May 31, 1996.                                                -
 10.L   Frank J. Zugel, Performance Share Agreement under the Wyman-Gordon
        Company Long-term Incentive Plan dated April 17, 1996 incorporated by reference to Exhibit 10.R of the Company's Report on Form 10-K dated May
        31, 1996.                                                                    -
 10.M   David P. Gruber, Stock Option Agreement under the Wyman-Gordon Company
        Long-term Incentive Plan dated April 17, 1996 - incorporated by reference to Exhibit 10.T of the Company's Report on Form 10-K dated May
        31, 1996.                                                                    -
 10.N   Sanjay N. Shah, Stock Option Agreement under the Wyman-Gordon Company
        Long-term Incentive Plan dated April 17, 1996 - incorporated by reference to Exhibit 10.U of the Company's Report on Form 10-K dated May
        31, 1996.                                                                    -
 10.O   J. Douglas Whelan, Stock Option Agreement under the Wyman-Gordon Company
        Long-term Incentive Plan dated April 17, 1996 - incorporated by reference to Exhibit 10.V of the Company's Report on Form 10-K dated May
        31, 1996.                                                                    -
 10.P   Wallace F. Whitney, Jr., Stock Option Agreement under the Wyman-Gordon
        Company Long-term Incentive Plan dated April 17, 1996 incorporated by reference to Exhibit 10.W of the Company's Report on Form 10-K dated May
        31, 1996.                                                                    -
 10.Q   Frank J. Zugel, Stock Option Agreement under the Wyman-Gordon Company
        Long-term Incentive Plan dated April 17, 1996 - incorporated by reference to Exhibit 10.X of the Company's Report on Form 10-K dated May
        31, 1996.                                                                    -



EXHIBIT                   DESCRIPTION                                                PAGE

 10.R   Amendment to Performance Share Agreement under the Wyman-Gordon Company
        Long-term Incentive Plan dated May 24, 1994 between Wyman-Gordon Company and David P. Gruber - incorporated by reference to Exhibit 10.Y of the
        Company's Report on Form 10-K dated May 31, 1996.                            -
 10.S   Revolving Credit Agreement dated as of May 20, 1994 among Wyman-Gordon
        Receivables Corporation, the Financial Institutions Parties Hereto and
        Shawmut Bank N.A. as Issuing Bank, as Facility Agent and as Collateral
        Agent - incorporated by reference to the Company's Report on Form 8-K
        dated May 26, 1994.                                                          -
 10.T   Receivables Purchase and Sale Agreement dated as of May 20, 1994 among
        Wyman-Gordon Company, Wyman-Gordon Investment Castings, Inc. and
        Precision Founders Inc. as the Sellers, Wyman- Gordon Company as the
        Servicer and Wyman-Gordon Receivables Corporation as the Purchaser -
        incorporated by reference to the Company's Report on Form 8-K dated May
        26, 1994.                                                                    -
 10.U   Performance Share Agreement under the Wyman-Gordon Company Long-term
        Incentive Plan between the Company and David P. Gruber dated as of May
        24, 1994 - incorporated by reference to the Company's Report on Form 8-K
        dated May 26, 1994.                                                          -
 10.V   Long-term Incentive Plan dated July 19, 1995 incorporated by reference to Appendix A of the Company's "Proxy Statement for Annual Meeting of
        Stockholders" on October 18, 1995.                                           -
 10.W   Wyman-Gordon Company Non-Employee Director Stock Option Plan dated
        January 18, 1995 incorporated by reference to Appendix C of the
        Company's "Proxy Statement for Annual Meeting of Stockholders" on
        October 18, 1995.                                                            -
 10.X   Wyman-Gordon Company Long-term Incentive Plan dated January 15, 1997 incorporated by reference to Appendix A of the Company's "Proxy
        Statement for Annual Meeting to Stockholders" to be held on October 15,
        1997.                                                                        -
 10.Y   Colin Stead, Performance Stock Option Agreement under the Wyman-Gordon
        Company Long-term Incentive Plan dated July 16, 1996 incorporated by reference to Exhibit 10.AI of the Company's Report on Form 10-K dated
        May 31, 1998.                                                                -
 10.Z   Colin Stead, Performance Share Agreement under the Wyman-Gordon Company
        Long-term Incentive Plan dated July 16, 1996 - incorporated by reference to Exhibit 10.AJ of the Company's Report on Form 10-K dated May 31,
        1998.                                                                        -



EXHIBIT                   DESCRIPTION                                                PAGE
 10.AA  Agreement and Plan of Merger, dated May 17, 1999, by and among Precision
        Castparts Corp., WGC Acquisition Corp. and Wyman-Gordon Company
        (incorporated herein by reference to Exhibit 3 to the Company's
        Solicitation/Recommendation Statement on Schedule 14D-9, dated May 21,
        1999 (File No. 005-10796)).                                                  -
 10.AB  Form of Executive Severance Agreement. Wyman-Gordon Company has entered into such agreements with the following of its officers: David P.
        Gruber, J. Douglas Whelan, Sanjay N. Shah, J. Stewart Smith, Colin
        Stead, Wallace F. Whitney, Jr., Frank J. Zugel, William T. McGovern and
        David J. Sulzbach (incorporated herein by reference to Exhibit 4 to the
        Company's Solicitation/Recommendation Statement on Schedule 14D-9, dated
        May 21, 1999 (File No. 005-10796)).                                          -
 10.AC  Form of Amendment to Severance Agreement. Wyman-Gordon Company has
        entered into such agreements with the following of its officers: David
        P. Gruber, J. Douglas Whelan, Sanjay N. Shah, J. Stewart Smith, Colin
        Stead, Wallace F. Whitney, Jr., Frank J. Zugel and William T. McGovern
        (incorporated herein by reference to Exhibit 5 to the Company's
        Solicitation/Recommendation Statement on Schedule 14D-9, dated May 21,
        1999 (File No. 005-10796)).                                                  -
 21     List of Subsidiaries                                                         E-1
 23     Consent of Ernst & Young LLP                                                 102
 27     Financial Data Schedule                                                      E-2


     (b) Reports on Form 8-K

     On August 11, 1998, the Company filed a Form 8-K with the Commission to report that it and Titanium Metals Corporation completed a transaction in which the parties have combined their respective titanium castings businesses into a jointly-owned venture.

     On October 29, 1999, the Company filed a Form 8-K with the Commission to report the adoption of (i) certain amendments to the Company's By-laws and (ii) a Shareholder Rights Agreement.

     On April 4, 1999, the Company filed a Form 8-K with the Commission to report the resignation of Edward J. Davis, the Company's Vice President, Chief Financial Officer and Treasurer.

     On April 9, 1999, the Company filed a Form 8-K with the Commission to report a pre-tax charge of $13.8 million relating to the settlement of claims associated with a previously reported industrial accident that occurred on December 22, 1996.

EXHIBIT 23

                      CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Form S-8, File Numbers 2-56547, 2-75980, 33-26980, 33-48068 and 33-64503)
pertaining to the Wyman-Gordon Company Executive Long-Term Incentive Program
(1975) -- Amendment No. 6, the Wyman-Gordon Company Stock Purchase Plan, the Wyman-Gordon Company Savings/Investment Plan, the Wyman-Gordon Company Long-Term Incentive Plan and the Wyman-Gordon Company Employee Stock Purchase Plan; and the Registration Statements (Form S-3, File Numbers 33-63459 and 333-32149) of Wyman-Gordon Company and in the related Prospectuses of our report dated June 23, 1999, with respect to the consolidated financial statements of Wyman-Gordon Company and subsidiaries included in this Annual Report (Form 10-K) for the year ended May 31, 1999.

                              /s/ ERNST & YOUNG LLP

Boston, Massachusetts
August 26, 1999

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              Wyman-Gordon Company
                              (REGISTRANT)

                              By:   /s/ DAVID J. SULZBACH
                                    David J. Sulzbach
                                    Vice President, Finance
                                    and Corporate Controller
                                    and Principal Accounting
                                    Officer

                              Date: August 27, 1999

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


      SIGNATURE                 TITLE                   DATE
/s/ DAVID P. GRUBER       Chairman of the Board   August 27, 1999
    David P. Gruber       of Directors and Chief
                          Executive Officer

/s/ J. DOUGLAS WHELAN     President and Chief     August 27, 1999
    J. Douglas Whelan     Operating Officer

/s/ DAVID J. SULZBACH     Vice President,         August 27, 1999
    David J. Sulzbach     Finance and Corporate
                          Controller and
                          Principal Accounting
                          Officer

/s/ E. PAUL CASEY         Director                August 27, 1999
    E. Paul Casey

/s/ WARNER S. FLETCHER    Director                August 27, 1999
    Warner E. Fletcher

/s/ ROBERT G. FOSTER      Director                August 27, 1999
    Robert G. Foster

/s/ CHARLES W. GRIGG      Director                August 27, 1999
    Charles W. Grigg

/s/ M HOWARD JACOBSON     Director                August 27, 1999
    M Howard Jacobson



      SIGNATURE                 TITLE                   DATE
/s/ ROBERT L. LEIBENSPERGER   Director            August 27, 1999
    Robert L. Leibensperger

/s/ ANDREW E. LIETZ           Director            August 27, 1999
    Andrew E. Lietz

/s/ DAVID A. WHITE, JR.       Director            August 27, 1999
    David A. White, Jr.


                                   EXHIBIT II

Quarterly Report on Form 10-Q of Wyman-Gordon Company for the quarterly period ended August 31, 1999

                                    FORM 10-Q

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

(Mark One)

{ X } QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
      SECURITIES EXCHANGE ACT OF 1934

              For the quarterly period ended August 31, 1999

                                       OR

{   } TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
      SECURITIES EXCHANGE ACT OF 1934

           for the transition period from           to

                          COMMISSION FILE NUMBER 0-3085

                              WYMAN-GORDON COMPANY
             (Exact name of registrant as specified in its charter)

         MASSACHUSETTS                                        04-1992780
(State or other jurisdiction                               (I.R.S. Employer
incorporation or organization)                            Identification No.)

244 WORCESTER STREET, BOX 8001, NO. GRAFTON, MASSACHUSETTS     01536-8001
      (Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code  508-839-4441

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                 Yes  X     No

    Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.


                                    OUTSTANDING AT
        CLASS                       OCTOBER 2, 1999
 Common Stock, $1 Par Value           36,103,428


PART I.

ITEM 1.  FINANCIAL STATEMENTS


                    WYMAN-GORDON COMPANY AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF INCOME

                                 (Unaudited)


                                                THREE MONTHS ENDED
                                              AUGUST 31,    AUGUST 31,
                                                 1999         1998
                                       (000's omitted, except per share data)

Revenue                                        $ 176,495    $ 189,664

Less:
  Cost of goods sold                             147,767      161,067
  Selling, general and
    administrative expenses                       11,976       13,480
  Other charges(credits)                          (1,200)      (5,000)
                                                 158,543      169,547

Income from operations                            17,952       20,117

Other deductions:
  Interest expense                                 3,599        3,529
  Miscellaneous, net                                 305          256
                                                   3,904        3,785

Income before income taxes                        14,048       16,332
Provision for income taxes                         5,057        4,480

Net income                                     $   8,991    $  11,852

Net income per share:

  Basic                                        $     .25    $     .32
  Diluted                                      $     .25    $     .32

Shares used to compute net income per share:

  Basic                                           35,911       36,542
  Diluted                                         36,557       37,207



    The accompanying notes to the interim consolidated condensed financial statements are an integral part of these financial statements.

                      WYMAN-GORDON COMPANY AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS


                                            AUGUST 31,    MAY 31,
                                              1999         1999
                                           (Unaudited)
                                               (000's omitted)

ASSETS

  Cash and cash equivalents                 $  74,855    $  73,867
  Accounts receivable                         156,112      156,042
  Inventories                                  95,118       97,603
  Prepaid expenses                              4,386        6,768
  Deferred income taxes                         6,400        6,400
     Total current assets                     336,871      340,680

  Property, plant and equipment, net          213,629      214,604
  Intangible and other assets                  30,521       26,426
     Total assets                           $ 581,021    $ 581,710

LIABILITIES

  Borrowings due within one year            $     968    $     965
  Accounts payable                             46,904       52,561
  Accrued liabilities and other                51,338       57,127
     Total current liabilities                 99,210      110,653

  Restructuring, integration, disposal
   and environmental                           15,279       15,444
  Long-term debt                              164,315      164,338
  Pension liability                             1,605        1,771
  Deferred income tax and other                13,890       13,857
  Postretirement benefits                      41,352       41,885
     Total liabilities                        335,651      347,948

STOCKHOLDERS' EQUITY

  Preferred stock - none issued                    --           --
  Common stock issued - 37,052,720 shares      37,053       37,053
  Capital in excess of par value               26,467       27,360
  Retained earnings                           194,866      185,875
  Accumulated other comprehensive income        1,264        1,267
  Less treasury stock at cost
     August 31, 1999 - 950,292 shares
     May 31, 1999 - 1,417,737 shares          (14,280)     (17,793)
     Total stockholders' equity               245,370      233,762
     Total liabilities and stockholders'
       equity                               $ 581,021    $ 581,710



     The accompanying notes to the interim consolidated condensed financial statements are an integral part of these financial statements.

                      WYMAN-GORDON COMPANY AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                   (Unaudited)



                                             THREE MONTHS ENDED
                                         AUGUST 31,    AUGUST 31,
                                            1999          1998
                                              (000's omitted)

OPERATING ACTIVITIES:
  Net income                              $  8,991    $ 11,852
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
     Depreciation and amortization           7,353       6,799
     Gain on sale of operating assets           --      (5,000)
  Changes in assets and liabilities:
     Accounts receivable                       (70)       (471)
     Inventories                             2,485     (12,861)
     Prepaid expenses and other assets      (1,892)     (3,561)
     Accrued restructuring, integration
       disposal and environmental           (4,050)         37
     Income and other taxes payable          5,194       3,542
     Accounts payable and accrued
       other liabilities                   (13,254)     10,292
       Net cash provided (used) by
         operating activities                4,757      10,629

INVESTING ACTIVITIES:
  Capital expenditures                      (6,403)    (12,573)
  Proceeds from sale of fixed assets           159       5,283
  Other, net                                  (124)       (215)
       Net cash provided (used) by
         investing activities               (6,368)     (7,505)

FINANCING ACTIVITIES:
  Payment to Cooper Industries, Inc.            --      (2,300)
  Repayments of debt                           (21)         --
  Net proceeds from issuance of
    common stock                             2,620         946
       Net cash provided (used) by
         financing activities                2,599      (1,354)

Increase (decrease) in cash                    988       1,770
Cash, beginning of year                     73,867      64,561
Cash, end of period                       $ 74,855    $ 66,331



    The accompanying notes to the interim consolidated condensed financial statements are an integral part of these financial statements.

                      WYMAN-GORDON COMPANY AND SUBSIDIARIES
          NOTES TO INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                              August 31, 1999
                                (Unaudited)

NOTE A - BASIS OF PRESENTATION

    In the opinion of the Company, the accompanying unaudited consolidated condensed financial statements contain all adjustments necessary to present fairly its financial position at August 31, 1999 and its results of operations and cash flows for the three months ended August 31, 1999 and August 31, 1998. All such adjustments are of a normal recurring nature.

    The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with Article 10 of Securities and Exchange Commission Regulation S-X and, therefore, do not include all information and footnotes necessary for a fair presentation of the financial position, results of operations and cash flows in conformity with generally accepted accounting principles. In conjunction with its May 31, 1999 Annual Report on Form 10-K, the Company filed audited consolidated financial statements which included all information and footnotes necessary for a fair presentation of its financial position at May 31, 1999 and 1998 and its results of operations and cash flows for the years ended May 31, 1999, 1998, and 1997, in conformity with generally accepted accounting principles. Where appropriate, prior period amounts have been reclassified to permit comparison.

NOTE B - RECENTLY ISSUED ACCOUNTING STANDARDS

    In June, 1998, the Financial Accounting Standards Board issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This Statement requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 is not expected to have material impact on the Company's consolidated financial statements. This Statement is effective for fiscal years beginning after June 15, 2000. The Company will adopt this accounting standard as required in fiscal 2002.

                      WYMAN-GORDON COMPANY AND SUBSIDIARIES
          NOTES TO INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                 August 31, 1999
                                   (Unaudited)

NOTE C - INVENTORIES

Inventories consisted of:



                            AUGUST 31, 1999     MAY 31, 1999
                                      (000's omitted)

     Raw material              $ 35,897            $ 36,849
     Work-in-process             62,084              65,654
     Other                        3,970               3,204
                                101,951             105,707
     Less progress payments       6,833               8,104
                               $ 95,118            $ 97,603



    If all inventories valued at LIFO cost had been valued at the lower of first-in, first-out (FIFO) cost or market, which approximates current replacement cost, inventories would have been $16,446,000 higher than reported at August 31, 1999 and May 31, 1999.

    There were no LIFO inventory credits or charges to cost of goods sold in the three months ended August 31, 1999 or August 31, 1998.

NOTE D - NET INCOME PER SHARE

    There were no adjustments required to be made to net income (loss) for purposes of computing basic and diluted net income per share. A reconciliation of the average number of common shares outstanding used in the calculation of basic and diluted net income per share is as follows:


                                      THREE MONTHS ENDED
                                   AUGUST 31,     AUGUST 31,
                                      1999           1998
Shares used to compute
  basic net income per
  share                            35,911,474     36,542,318

Dilutive effect of
  stock options                       645,507        664,735

Shares used to compute
  diluted net income
  per share                        36,556,981     37,207,053


                      WYMAN-GORDON COMPANY AND SUBSIDIARIES
          NOTES TO INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                 August 31, 1999
                                   (Unaudited)

NOTE E - SEGMENT INFORMATION

    The following table summarizes segment information by markets served:


                                          THREE MONTHS ENDED
                                        AUGUST 31,     AUGUST 31,
                                          1999           1998
Net sales
  Aerospace products                    $145,645       $152,951
  Energy products                         25,735         29,574
  Other products                           5,115          7,139
    Consolidated net sales              $176,495       $189,664
EBITDA(1)
  Aerospace products                    $ 23,016       $ 19,200
  Energy products                          2,237          3,066
  Other products                             491          1,261
  Corporate                               (1,944)        (1,867)
    Total EBITDA                          23,800         21,660
  Depreciation and Amortization            7,353          6,799
  Other charges (credit)                  (1,200)        (5,000)
  Interest expense                         3,599          3,529
    Income before income taxes          $ 14,048       $ 16,332


(1) Earnings before interest, taxes, depreciation, amortization, extraordinary items and other charges (credits).

    The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Expenses that are not directly identifiable to a business market are allocated. Common administrative expenses are allocated based on revenue, common period costs are allocated based on value added.

    The Company's management uses Revenues and EBITDA by business market as its primary information for decision-making purposes. The Company's revenues are predominantly generated in the Aerospace market segment. All plants with the exception of the Buffalo, New York facility, which has approximately $23,000,000 of total assets and generates most of its revenues from the Energy market segment, generate the majority of their revenues from the Aerospace market. Certain plants manufacture products for all segments; however, due to the significance of the Aerospace market segment (82% of revenues), assets of the

                      WYMAN-GORDON COMPANY AND SUBSIDIARIES
          NOTES TO INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                 August 31, 1999
                                   (Unaudited)

NOTE E - SEGMENT INFORMATION, Continued

Company are not managed by business markets but are managed on a plant-by-plant basis. Because the Company does not prepare and management does not use asset information by the segments identified, assets by segments are not presented in these financial statements.

NOTE F - COMMITMENTS AND CONTINGENCIES

    At August 31, 1999, certain lawsuits arising in the normal course of business were pending. In the opinion of management, the outcome of these legal matters will not have a material adverse effect on the Company's financial position and results of operations.

    The Company is subject to extensive, stringent and changing federal, state and local environmental laws and regulations, including those regulating the use, handling, storage, discharge and disposal of hazardous substances and the remediation of alleged environmental contamination. Accordingly, the Company is involved from time to time in administrative and judicial inquiries and proceedings regarding environmental matters. Nevertheless, the Company believes that compliance with these laws and regulations will not have a material adverse effect on the Company's operations as a whole.

    The Company had foreign exchange contracts totaling approximately $12,541,000 at August 31, 1999. These contracts hedge certain normal operating purchase and sales transactions. The foreign exchange contracts generally mature within six months and require the Company to exchange U.K. pounds for non-U.K. currencies or non-U.K. currencies for U.K. pounds. Transaction gains and losses included in the Consolidated Condensed Statements of Income for the three months ended August 31, 1999 and August 31, 1998 were not material.

    On September 25, 1997, the Company received a subpoena from the United States Department of Justice informing it that the Department of Defense and other federal agencies had commenced an investigation with respect to the manufacture and sale of investment castings at the Company's Tilton, New Hampshire facility. The Company does not believe that the federal investigation is likely to result in a material adverse impact on the Company's financial condition or results of operations, although no assurance as to the outcome or impact of that investigation can be given.

                      WYMAN-GORDON COMPANY AND SUBSIDIARIES
          NOTES TO INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                 August 31, 1999
                                   (Unaudited)

NOTE G - OTHER CHARGES (CREDITS)

    In the three months ended August 31, 1999, the Company recorded other credits of $1,200,000 for the recovery of costs associated with the Houston industrial accident.

    In the three months ended August 31, 1998, the Company recorded other credits of $5,000,000 resulting from the sale of the operating assets of the Company's Millbury, Massachusetts vacuum remelting facility which produced titanium ingots for further processing into finished forgings to Titanium Metals Corporation "TIMET".

NOTE H - PENDING MERGER

    On May 17, 1999, Precision Castparts, Corp. ("PCC") and the Company announced that PCC has agreed to acquire 100 percent of the Company's common stock in a cash tender offer of $20 per share, valued at approximately $825,000,000, including the assumption of $104,000,000 of net debt. Upon completion of the tender offer and subsequent merger, Wyman-Gordon will become a wholly-owned subsidiary of PCC. The completion of the tender offer is conditioned upon the tender of at least two-thirds of the outstanding shares of Wyman-Gordon and certain other conditions, including compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976. PCC, headquartered in Portland, Oregon, is a worldwide manufacturer of complex metal components and products.

ITEM 2.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

"FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY"

    Certain statements in Management's Discussion and Analysis of Financial Condition and Results of Operations contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995). The words "believe," "expect," "anticipate," "intend," "estimate", "assume" and other similar expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. In addition, information concerning raw material prices and availability, customer orders and pricing, and industry cyclicality and their impact on gross margins and business trends as well as liquidity and sales volume are forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are in some cases beyond the control of the Company and may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

    Certain factors that might cause such differences include, but are not limited to, the following: The Company's ability to successfully negotiate long-term contracts with customers and raw materials suppliers at favorable prices and other terms acceptable to the Company, the Company's ability to obtain required raw materials to supply its customers on a timely basis and the cyclicality of the aerospace industry.

    For further discussion identifying important factors that could cause actual results to differ materially from those anticipated in forward-looking statements, see the Company's SEC filings, in particular see the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1999 Part I, Item 1 "Business - The Company," "Customers," "Marketing and Sales," "Backlog," "Raw Materials," "Energy Usage," "Employees," "Competition," "Environmental Regulations," "Product Liability Exposure" and "Legal Proceedings".

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, Continued

RESULTS OF OPERATIONS

    The principal markets served by the Company are aerospace and energy. Revenue by market for the respective periods was as follows:


                                 THREE MONTHS ENDED
                         AUGUST 31, 1999     AUGUST 31, 1998
                                   (000's omitted)
                                    % OF                % OF
                         AMOUNT     TOTAL    AMOUNT     TOTAL
Aerospace                $145,645    82%     $152,951    81%
Energy                     25,735    15%       29,574    15%
Other                       5,115     3%        7,139     4%
                         $176,495   100%     $189,664   100%



RESULTS OF OPERATIONS THREE MONTHS ENDED AUGUST 31, 1999 ("first quarter of fiscal year 2000") COMPARED TO THREE MONTHS ENDED AUGUST 31, 1998 ("first quarter of fiscal year 1999")

    CONSOLIDATED RESULTS OF OPERATIONS

    Total revenues in the first quarter of fiscal year 2000 decreased by $13.2 million, or 6.9%, to $176.5 million compared to $189.7 million in the first quarter of fiscal year 1999. EBITDA improved to $23.8 million, or 13.5% of revenues compared to $21.7 million, or 11.4% of revenues in the first quarter of fiscal year 1999. The decline in revenues while maintaining EBITDA and gross margins consistent with those of fiscal year 1999 is in line with the Company's previous announcements.

    EBITDA should not be considered a substitute for net income as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. Investors should be aware that EBITDA as reported within may not be comparable to similarly titled measures presented by other companies, and comparisons could be misleading unless all companies and analysts calculate this measure in the same fashion.

    Net income was $9.0 million, or $.25 per share (diluted), for the quarter, compared to $11.9 million, or $.32 per share (diluted) for the first quarter of fiscal year 1999. During the first quarter of fiscal year 2000, the Company recorded other credits of $1.2 million for the recovery of costs associated with the Houston industrial accident. During the first quarter of

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, Continued

RESULTS OF OPERATIONS THREE MONTHS ENDED AUGUST 31, 1999 ("first quarter of fiscal year 2000") COMPARED TO THREE MONTHS ENDED AUGUST 31, 1998 ("first quarter of fiscal year 1999"), Continued

    CONSOLIDATED RESULTS OF OPERATIONS, Continued

fiscal year 1999, the Company recorded a $5.0 million credit associated with the sale of operating assets from its Millbury, Massachusetts facility to TIMET and a $1.4 million tax benefit related to expected realization of certain tax assets. Notwithstanding these items, net income for the first quarter of fiscal year 2000 and the first quarter of fiscal year 1999 would have been $8.2 million, or $.23 per share (diluted) and $7.3 million, or $.20 per share (diluted), respectively.

    Selling, general and administrative expenses decreased 11.2% to $12.0 million during the first quarter of fiscal year 2000 from $13.5 million during the first quarter of fiscal year 1999. Selling, general and administrative expenses as a percentage of revenues improved to 6.8% in first quarter of fiscal year 2000 from 7.1% in the first quarter of fiscal year 1999. Selling, general and administrative expenses benefited from a $2.4 million credit associated with the demutualization of one of the Company's insurance carriers in which the Company holds certain life insurance policies. This benefit was offset by a charge of $1.2 million relating to the maturation of restricted stock and $1.4 million associated with incentive accruals. Excluding these items noted above, selling, general and administrative expenses would have been $11.8 million, or 6.7% of revenues.

    During the first quarter of fiscal year 2000, the Company provided $5.1 million, representing a 36% effective tax rate, for income taxes. The Company recorded a provision for income taxes of $4.5 million in the first quarter of fiscal year 1999. The provision was recorded net of a $1.4 million tax benefit related to reduction in the tax asset reserve for the capital loss related to the Company's investment in an Australian joint venture.

    The Company's backlog decreased to $644.3 million as of the end of the first quarter of fiscal year 2000 from $1,000.9 million as of the end of the first quarter of fiscal year 1999 and $734.8 million at May 31, 1999. This decrease resulted from the following factors:

    1. Reduction in build rates of the Company's engine and airframe customers due to a downturn in the commercial aircraft cycle,

    2.   Inventory reduction programs initiated by certain major customers, and

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, Continued

RESULTS OF OPERATIONS THREE MONTHS ENDED AUGUST 31, 1999 ("first quarter of fiscal year 2000") COMPARED TO THREE MONTHS ENDED AUGUST 31, 1998 ("first quarter of fiscal year 1999"), Continued

    CONSOLIDATED RESULTS OF OPERATIONS, Continued

    3. A decrease in overdue orders to customer delivery dates as a result of increased capacity from recommissioning of major presses coupled with reduced bookings.

    Of the Company's total current backlog, $492.6 million is shippable in the next twelve months. The Company believes that it will be able to fulfill those twelve-month requirements.

    FINANCIAL RESULTS BY SEGMENT

    AEROSPACE MARKET

    The Aerospace Market segment produces components utilizing all of the Company's manufacturing disciplines: forging, investment casting and composites. The parts produced in this segment are used extensively by the major jet engine manufacturers and airframe builders within the commercial and military aircraft industry. A variety of engine parts produced by the Company include fan discs, compressor discs, turbine discs, seals, shafts, hubs, reversers and valves. Aerospace airframe components include landing gear, bulkheads, wing spars, engine mounts, struts, wing and tail flaps and bulkheads. The Company produces these components from titanium, nickel, steel, aluminum and composite materials.

    The Aerospace Market segment reported first quarter fiscal year 2000 revenues of $145.6 million and EBITDA of $23.0 million. Revenues for the first quarter of fiscal year 2000 decreased by 4.8% compared to first quarter of fiscal year 1999 revenues of $153.0 million, however, EBITDA as a percentage of revenues improved to 19.9% in first quarter of fiscal year 2000 from 12.6% in the first quarter of fiscal year 1999. The decrease in aerospace market revenues is a result of the downturn in the commercial aircraft cycle. The significant improvement in EBITDA is a result of continuous cost reduction initiatives and shipment of a more favorable product mix compared to the first quarter of fiscal year 1999. Also, the first quarter of fiscal year 1999 EBITDA was negatively impacted by inefficiencies associated with bringing the 29,000 ton press back on-line in the Company's Houston, TX facility.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, Continued

RESULTS OF OPERATIONS THREE MONTHS ENDED AUGUST 31, 1999 ("first quarter of fiscal year 2000") COMPARED TO THREE MONTHS ENDED AUGUST 31, 1998 ("first quarter of fiscal year 1999"), Continued

    ENERGY MARKET

    The Company is a major supplier of products used in nuclear and fossil-fueled commercial power plants, co-generation projects and retrofit and life extension applications as well as in the oil and gas industry. Products produced within the energy product segment include extruded seamless thick wall pipe, connectors and valves. The Company produces rotating components, such as discs and spacers, and valve components for land-based steam turbine and gas turbine generators.

    Revenues for the Energy Market segment totaled $25.7 million for the first quarter of fiscal year 2000, as compared to $29.6 million in the first quarter of fiscal year 1999, a decrease of $3.8 million, or 13.0%. The segment's EBITDA saw some deterioration, falling to $2.2 million, or 8.7% of revenues for the first quarter of fiscal year 2000 from $3.1 million, or 10.4% of revenues in the first quarter of fiscal year 1999. The Energy Market segment continues to experience the lack of demand for oil exploration worldwide, which has dramatically affected sales of oil and gas products both domestically and internationally.

    OTHER MARKET

    The Company manufactures a variety of products for defense related applications. Some of the products produced within this segment include steel casings for bombs and rockets, components for propulsion systems for nuclear submarines and aircraft carriers as well as pump, valve, structural and non-nuclear propulsion forgings. The Company also manufactures products for commercial applications such as food processing, semiconductor manufacturing, diesel turbochargers and sporting equipment.

    The Other Market segment revenues decreased to $5.1 million in the first quarter of fiscal year 2000 compared to $7.1 million in first quarter of fiscal year 1999, a decrease of $2.0 million, or 28.4%. EBITDA dropped to $0.5 million, or 9.8% of revenues compared to $1.3 million, or 17.7% of revenues. The decrease in revenues and EBITDA was largely due to reduced sales of ordnance products and associated margins.

LIQUIDITY AND CAPITAL RESOURCES

    The $1.0 million increase in the Company's cash to $74.9 million at August 31, 1999 from $73.9 million at May 31, 1999 resulted primarily from cash provided by operating activities of $4.8 million, issuance of common stock of $2.6 million in connection with employee compensation and benefit plans and $0.2 million of proceeds from the sale of fixed assets, offset by capital expenditures of $6.4 million and $0.2 million used for other, net investing and financing activities.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, Continued

LIQUIDITY AND CAPITAL RESOURCES, Continued

    The $7.7 million increase in the Company's working capital to $237.7 million at August 31, 1999 from $230.0 million at May 31, 1999 resulted primarily from (in millions):

Increase in:
  Cash and cash equivalents                  $ 1.0
  Accounts receivable                          0.1
Decrease in:
  Inventories                                 (2.5)
  Prepaid expenses                            (2.4)
  Accounts payable                             5.7
  Accrued liabilities and other                5.8
     Increase in working capital             $ 7.7



    Earnings before interest, taxes, depreciation, amortization and other charges (credits) ("EBITDA") increased $2.1 million to $23.8 million in the first three months of fiscal year 2000 from $21.7 million in the first three months of fiscal year 1999. The increase in EBITDA reflects the favorable impact from cost reduction initiatives and a more favorable mix of products shipped, primarily within the Company's aerospace market product lines.

    EBITDA should not be considered a substitute for net income as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity, which, in each case is determined in accordance with generally accepted accounting principles. Investors should be aware that EBITDA as shown above may not be comparable to similarly titled measures presented by other companies, and comparisons could be misleading unless all companies and analysts calculate this measure in the same fashion.

    As of May 31, 1999, the Company estimated the remaining cash requirements for the 1997 restructuring to be $2.5 million. Of such amount, the Company expects to spend approximately $2.2 million during fiscal year 2000 and $0.3 million thereafter. In the first three months of fiscal year 2000, spending related to the 1997 restructuring amounted to $1.2 million.

    The Company expects to spend $1.3 million in fiscal year 2000 and $14.2 million thereafter on non-capitalizable environmental activities. In the first three months of fiscal year 2000, $0.2 million was expended for non-capitalizable environmental projects.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (Continued)

LIQUIDITY AND CAPITAL RESOURCES, Continued

    The Company from time to time expends cash on capital expenditures for more cost-effective operations, environmental projects and joint development programs with customers. In the first three months of fiscal year 2000, capital expenditures amounted to $6.4 million and are expected to be approximately $25.0 million in fiscal year 2000.

    On December 15, 1997, the Company issued $150.0 million of 8% Senior Notes due 2007 under an indenture between the Company and a bank as trustee. The 8% Senior Notes pay interest semi-annually in arrears on June 15 and December 15 of each year. The 8% Senior Notes are general unsecured obligations of the Company, are non-callable for a five year period, and are senior to any future subordinated indebtedness of the Company.

    The Company's revolving receivables-backed credit facility (the "Receivables Financing Program") provides the Company with an aggregate maximum borrowing capacity of $65.0 million (subject to a borrowing base), with a letter of credit sub-limit of $35.0 million. The term of the Receivables Financing Program is five years with a renewal option. As of August 31, 1999, the total availability under the Receivables Financing Program was $65.0 million, there were no borrowings and letters of credit amounting to $9.8 million were outstanding.

    Wyman-Gordon Limited, the Company's subsidiary located in Livingston, Scotland, entered into a credit agreement ("the U.K. Credit Agreement") with Clydesdale Bank PLC ("Clydesdale") effective May 24, 1999. The maximum borrowing capacity under the U.K. Credit Agreement is 2.0 million pounds sterling (approximately $3.2 million) with a separate letter of credit and guarantee limits of 1.0 million pounds sterling (approximately $1.6 million) each. The term of the U.K. Credit Agreement is one year with a renewal option. There were no borrowings outstanding at August 31, 1999. Wyman-Gordon Limited had outstanding 1.1 million pounds sterling (approximately $1.7 million) of letters of credit or guarantees under the U.K. Credit Agreement.

    The primary sources of liquidity available to the Company to fund operations and other future expenditures include available cash ($74.9 million at August 31, 1999), borrowing availability under the Company's Receivables Financing Program, cash generated by operations and reductions in working capital requirements through planned accounts receivable management. The Company believes that it has adequate resources to provide for its operations and the funding of restructuring, capital and environmental expenditures.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (Continued)


IMPACT OF INFLATION

    The Company's earnings may be affected by changes in price levels and in particular, changes in the price of basic metals. The Company's contracts generally provide for fixed prices for finished products with limited protection against cost increases. The Company would therefore be affected by changes in prices of the raw materials during the term of any such contract. The Company attempts to minimize this risk by entering into fixed price arrangements with raw material suppliers and, where possible, negotiating price escalators into its customer contracts to offset a portion of raw material cost increases.

ACCOUNTING AND TAX MATTERS

    In June, 1998, the Financial Accounting Standards Board issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This Statement requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 is not expected to have material impact on the Company's consolidated financial statements. This Statement is effective for fiscal years beginning after June 15, 2000. The Company will adopt this accounting standard as required in fiscal 2002.

YEAR 2000

    The Year 2000 computer issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the computer programs in the Company's computer systems and plant equipment systems that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (Continued)


YEAR 2000, Continued

    The Company's overall Year 2000 project approach and status is as follows:



                                                   ESTIMATED
                                    STATE OF       TIMETABLE
DESCRIPTION OF APPROACH            COMPLETION    FOR COMPLETION
Computer Systems:
  Assess systems for possible
    Year 2000 impact                  100%        Completed
  Modify or replace non-compliant
    systems                            99%        October 31, 1999
  Test systems with system clocks
    set at current date                99%        October 31, 1999
  Test systems off-line with
    system clocks set at various
    Year 2000 related critical
    dates                              99%        October 31,1999
Plant Equipment:
  Computer-dependent plant
    equipment assessment and
    compliance procedures
    performed                          99%        October 31, 1999



    The Company has completed a comprehensive inventory of substantially all computer systems and programs. All hardware required for stand alone testing of systems has been installed in order to perform off-line testing for Year 2000 program compliance. The Company has identified all software supplied by outside vendors that is not Year 2000 compliant. With respect to all such non-compliant software the Company has acquired the most recent release and has completed testing such versions for Year 2000 compliance. All software developed in-house has been reviewed and necessary modifications have been completed.

    In addition to assessing the Company's Year 2000 readiness, the Company has also undertaken an action plan to assess and monitor the progress of third-party vendors in resolving Year 2000 issues. To date, the Company has generated correspondence to each of its third-party vendors to assure their Year 2000 readiness. At this time, correspondence received and communication with the Company's major suppliers indicates Year 2000 readiness plans are currently being developed and monitored.

    The Company used both internal and external resources to reprogram, or replace, and test software for Year 2000 modifications. The Year 2000 project is 99% complete and the Company anticipates completing the project by October 31, 1999.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (Continued)


YEAR 2000, Continued

Maintenance or modification costs will be expensed as incurred, while the costs of new information technology will be capitalized and amortized in accordance with Company policy. The Company estimates it will cost approximately $1.2 million to make its computer-dependent plant equipment Year 2000 compliant. The total estimated cost of the Year 2000 computer project, including software modifications, consultants, replacement costs for non-compliant systems and internal personnel costs, based on presently available information, is not material to the financial operations of the Company and is estimated at approximately $2.0 million. However, if such modifications and conversions are not made, or are not completed in time, the Year 2000 computer issue could have a material impact on the operations of the Company.

    The Company is currently assessing Year 2000 contingency plans. A contingency planning guideline has been established to address departmental requirements to develop plans for responding to the loss or degradation of system or services due to Year 2000 issues. The contingency planning involves the preparation and implementation of alternate work process (such as manual process and/or the use of an alternate compliant business system at another location) in the event of system failure due to Year 2000 noncompliance.

    The forecast costs and the date on which the Company believes it will complete its Year 2000 computer modifications are based on its best estimates, which, in turn, were based on numerous assumptions of future events, including third-party modification plans, continued availability of resources and other factors. The Company cannot be sure that these estimates will be achieved and actual results could differ materially from those anticipated.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
RISK

    The Company uses derivative financial instruments to limit exposure to changes in foreign currency exchange rates and interest rates.

FOREIGN CURRENCY RISK

    The Company's subsidiary in Livingston, Scotland enters into foreign exchange contracts to manage risk on transactions conducted in foreign currencies. As discussed in the "Commitments and Contingencies" footnote, the Company had several foreign currency hedges in place at August 31, 1999 to reduce such exposure. The potential loss in fair value on such financial instruments from a hypothetical 10 percent adverse change in quoted foreign currency exchange rates would not have been material to the financial position of the Company as of the three months ended August 31, 1999 or August 31, 1998.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS (Continued)

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
RISK, Continued

INTEREST RATE RISK

    There were no borrowings under the Company's WGRC Revolving Credit Facility or the U.K. Credit Agreement during the three months ended August 31, 1999 or August 31, 1998. As such, if market rates would have averaged 10 percent higher than actual levels during these periods, there would have been no impact to interest expense or net income as reported.

PART II.

ITEM 6.  EXHIBITS AND REPORTS FILED ON FORM 8-K

(a) Exhibits

    The following exhibits are being filed as part of this Form 10-Q:


    EXHIBIT NO.            DESCRIPTION
       27         Financial Data Schedule for the Three Months
                  Ended August 31, 1999



(b)  Reports on Form 8-K

     NONE

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  WYMAN-GORDON COMPANY

Date:  10/15/99                   By: /S/ WALLACE F. WHITNEY, JR
                                          Wallace F. Whitney, Jr.
                                          Vice President,
                                          General Counsel and Clerk

Date:  10/15/99                   By: /S/ DAVID J. SULZBACH
                                          David J. Sulzbach
                                          Vice President,
                                          Finance, Corporate Controller
                                          and Principal Accounting Officer

PROXY                                                                    PROXY

                              WYMAN-GORDON COMPANY

                              244 WORCESTER STREET
                                  P.O. BOX 8001
                     NORTH GRAFTON, MASSACHUSETTS 01536-8001

                  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
              WYMAN-GORDON COMPANY FOR THE SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 12, 2000

The undersigned hereby constitutes and appoints Alan J. Glass and Denis Poirier, and each of them, as proxies (the "Proxies") of the undersigned, with full power of substitution in each, and authorizes each of them to represent and to vote all shares of common stock, par value $1.00 per share, of Wyman-Gordon Company (the "Company") held of record by the undersigned at the close of business on Thursday, December 16, 1999, at the Special Meeting of Stockholders (the "Special Meeting") to be held at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, 53 State Street, Boston, Massachusetts, on Wednesday, January 12, 2000 at 10:00 a.m., local time, and at any adjournments or postponements thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL SET FORTH IN PARAGRAPH 1 ON THE REVERSE SIDE HEREOF. THE PROXIES ARE EACH AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF. STOCKHOLDERS WHO PLAN TO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXY BY CASTING THEIR VOTE AT THE SPECIAL MEETING IN PERSON.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Special Meeting of Stockholders and the Proxy Statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given.

              PLEASE VOTE, DATE AND SIGN THIS PROXY ON REVERSE SIDE
                    AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

[X]      PLEASE MARK VOTE
         AS IN THIS EXAMPLE

WYMAN-GORDON COMPANY

RECORD DATE SHARES:


PLEASE BE SURE TO SIGN AND DATE THIS PROXY.

Date:________________________



-----------------------------------------------------------------
                Stockholder sign here


-----------------------------------------------------------------
                Co-owner sign here



                                                                                FOR     AGAINST    ABSTAIN


1.                To approve the Agreement and Plan of Merger,                  / /        / /        / /
                  dated as of May 17, 1999, by and among
                  Precision Castparts Corp., WGC Acquisition Corp., and the
                  Company, providing for the merger of WGC Acquisition Corp. with and into the Company, with the Company being the surviving corporation.

2. To consider and act upon such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.


                          ----------------------------





PLEASE SIGN NAME EXACTLY AS SHOWN ON REVERSE. WHERE THERE IS MORE THAN ONE HOLDER, EACH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN OR TRUSTEE, PLEASE ADD YOUR TITLE AS SUCH. IF EXECUTED BY A CORPORATION OR PARTNERSHIP, THIS PROXY SHOULD BE EXECUTED IN THE FULL CORPORATE OR PARTNERSHIP NAME AND SIGNED BY A DULY AUTHORIZED PERSON, STATING HIS OR HER TITLE OR AUTHORITY.


                 PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR PROXY.

DETACH CARD                                                         DETACH CARD